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Filed Pursuant to Rule 424(b)(3)
Registration No. 333-226531

PennyMac Financial Services, Inc. 3043 Townsgate Road Westlake Village, California 91361

September 18, 2018

PROXY STATEMENT/PROSPECTUS
A REORGANIZATION IS PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear PennyMac Financial Services, Inc. Class A and Class B Common Stockholder:

            You are invited to attend a special meeting of stockholders of PennyMac Financial Services, Inc. ("Existing PennyMac" or the "Company"), to be held at our corporate offices located at 3043 Townsgate Road, Westlake Village, California 91361, on October 24, 2018 at 11:00 a.m. (PDT).

            At the special meeting, Class A and Class B common stockholders will be asked to consider and vote on:

  •
  A proposal, which we refer to as the "Reorganization Proposal," to adopt and approve a Contribution Agreement and Plan of Merger, as amended from time to time (the "Reorganization Agreement"), in order to create a new holding company above Existing PennyMac, which we refer to as the "Reorganization." The new holding company will initially be called New PennyMac Financial Services, Inc. ("New PennyMac").

  •
  A proposal, which we refer to as the "Adjournment Proposal," to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes to approve the Reorganization Proposal.

            Adding a new holding company above Existing PennyMac will allow Existing PennyMac to simplify its overall corporate structure and financial reporting by (i) eliminating Existing PennyMac's so-called "Up-C" structure and causing all equityholders to hold all of their equity interests in our business at the same top-level parent entity, which will be New PennyMac, and (ii) transitioning to a single class of common stock held by all stockholders, as opposed to the two classes, Class A and Class B, of common stock of Existing PennyMac that are authorized, issued and outstanding today. We believe that one of the effects of this Reorganization will be to increase our current market capitalization at our parent-level entity, which could enable certain investors (those with investment position limits tied to percentages of a company's market capitalization) to own larger positions in our stock than before, and could also make shares of common stock of New PennyMac eligible to be included in certain stock market indices for which shares of Class A common stock of Existing PennyMac currently are not eligible. Such eligibility, in turn, could mean an increased demand for shares of common stock of New PennyMac, which could assist in our stated goal of seeking to maximize long-term stockholder value.

            In evaluating the Reorganization Proposal, you should consider the following important aspects of the Reorganization:

  •
  Your existing shares of Class A common stock of Existing PennyMac will be automatically converted in the Reorganization (by way of a statutory merger), on a one-for-one basis, into shares of common stock of New PennyMac, pursuant to a component of the Reorganization that we refer to as the "Merger."

  •
  Your existing shares of Class B common stock of Existing PennyMac will be automatically cancelled in the Merger.

  •
  Holders of Class A Units of Private National Mortgage Acceptance Company, LLC, a Delaware limited liability company ("PNMAC"), other than Existing PennyMac, will voluntarily contribute all of such Class A Units to New PennyMac in exchange for, on a one-for-one basis, the issuance by New PennyMac to such holders of shares of common stock of New PennyMac, pursuant to a component of the Reorganization that we refer to as the "Contribution."

  •
  Because both the Merger and the Contribution result in exchanges on a one-for-one basis for shares of common stock of New PennyMac, a Class A common stockholder's overall proportionate economic ownership of the entire PNMAC business in New PennyMac and a Class A common stockholder's voting control percentage in New PennyMac will be the same as a Class A common stockholder's current overall proportionate economic ownership of the entire PNMAC business and a Class A common stockholder's current voting control percentage in Existing PennyMac.

  •
  The Reorganization should qualify as a "reorganization" within the meaning of Section 368(a) of the Code and/or a transfer described in Section 351(a) of the Code.

  •
  We intend to apply to have the common stock of New PennyMac listed on the New York Stock Exchange under Existing PennyMac's current trading symbol, "PFSI," on or before the effective date of the Merger.

  •
  Your current rights as a Class A common stockholder of Existing PennyMac will be substantially the same as your rights as a common stockholder of New PennyMac. There are differences, however, that you should carefully review under the caption "Comparative Rights of Holders of New PennyMac Common Stock and Existing PennyMac Class A Common Stock" beginning on page 67.

            Our Board has carefully considered and approved the Reorganization Agreement and believes that it is advisable and in the best interests of our Class A and Class B common stockholders, and unanimously recommends that you vote FOR the Reorganization Proposal.

            Approval of the Reorganization Proposal requires the affirmative vote of a majority of the voting power of all the issued and outstanding shares of common stock of Existing PennyMac, with both the Class A common stock and Class B common stock voting together as a single class (a "Majority").

            If a Majority of votes are not cast in favor of the Reorganization Proposal, we would not likely continue to pursue the Reorganization as currently structured and proposed, Existing PennyMac would remain our top-level parent and publicly-listed entity and our so-called "Up-C" structure would remain in place. The closing of the Reorganization is subject to a number of other conditions in addition to the receipt of sufficient stockholder approval, and no assurance can be given that all such conditions will be satisfied, even if sufficient stockholder approval is received. Our Board can terminate the Reorganization Agreement at any time prior to completion of the Reorganization if the Board determines that, for any reason, the completion of the Reorganization would be inadvisable or not in the best interests of Existing PennyMac or its stockholders.

            The total number of shares of New PennyMac common stock to be issued in the Reorganization will not be known until immediately prior to completing the Reorganization, but is expected to be up to approximately 79.1 million shares of New PennyMac common stock based on, among other factors, the shares of Existing PennyMac Class A common stock currently outstanding, the Class A Units of PNMAC (other than Class A Units held by Existing PennyMac) currently outstanding and the shares of Existing PennyMac Class A common stock that may be issuable pursuant to outstanding equity-based incentive awards of Existing PennyMac prior to the completion of the Reorganization. On August 1, 2018, the last trading day before announcement of the Reorganization Proposal, the closing price per share of our Class A common stock was $19.15.

            At the special meeting, in addition to the Reorganization Proposal (Item 1 on the proxy card), you will be asked to vote on a proposal to approve, if necessary or appropriate, the adjournment of the special meeting, including to solicit additional proxies in favor of the Reorganization Proposal (Item 2 on the proxy card).

            Our Board unanimously recommends that you vote FOR the Adjournment Proposal.

            Your vote is important. Whether or not you plan to attend the special meeting, please vote as soon as possible. To ensure that your shares are represented at the meeting, we recommend that you submit a proxy to vote your shares of Class A common stock and Class B common stock through the Internet by following the instructions set forth on your proxy card. You may also vote by telephone or mail by following the instructions set forth on your proxy card. This way, your shares will be voted even if you are unable to attend the special meeting. This will not, of course, limit your right to attend the special meeting or prevent you from voting in person at the meeting if you wish to do so. If you hold your shares of Class A common stock in "street name" through a broker, bank, custodian, fiduciary or other nominee, you should review the separate notice supplied by that firm to determine whether and how you may vote by mail, telephone or through the Internet. To vote these shares, you must use the appropriate voting instruction form or toll-free telephone number or website address specified on that firm's voting instruction form for beneficial owners.

            The accompanying notice of meeting and this proxy statement/prospectus provide specific information about the special meeting and explain the various proposals. Please read these materials carefully. In particular, you should consider the discussion of risk factors beginning on page 18 before voting on the Reorganization Proposal.

            We appreciate your continued confidence in PennyMac and look forward to seeing you at the meeting.

Sincerely,

STANFORD L. KURLAND Executive Chairman	DAVID A. SPECTOR President and Chief Executive Officer

            Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement/prospectus or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

            This proxy statement/prospectus is dated September 18, 2018. This proxy statement/prospectus and the related proxy materials are first being mailed to Existing PennyMac Class A and Class B common stockholders on or about September 18, 2018.

PennyMac Financial Services, Inc. 3043 Townsgate Road Westlake Village, California 91361

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To be held on October 24, 2018

To our Class A and Class B Common Stockholders:

        PennyMac Financial Services, Inc., a Delaware corporation ("Existing PennyMac"), will hold a special meeting of stockholders on October 24, 2018 at 11:00 a.m. (PDT) at our corporate offices located at 3043 Townsgate Road, Westlake Village, California 91361 (the "Special Meeting"). Existing PennyMac Class A and Class B common stockholders will act on the following matters at the Special Meeting or any adjournment or postponement of that meeting:

  1.
  Consider a proposal, which we refer to as the "Reorganization Proposal," to adopt and approve a contribution agreement and plan of merger, as amended from time to time (the "Reorganization Agreement"), that will create a new holding company above Existing PennyMac and simplify its overall corporate structure. The Reorganization Agreement is included in the accompanying proxy statement/prospectus as Annex I.

  2.
  Consider a proposal, which we refer to as the "Adjournment Proposal," to approve, if necessary or appropriate, the adjournment of the Special Meeting, including to solicit additional proxies in favor of the Reorganization Proposal.

        Our Board of Directors has approved the Reorganization Agreement, declared that it is advisable and determined that it is in the best interests of all our stockholders, and unanimously recommends that all stockholders vote FOR the Reorganization Proposal. In addition, our Board of Directors unanimously recommends that all stockholders vote FOR the Adjournment Proposal.

        Only Class A and Class B common stockholders of record at the close of business on September 7, 2018 (the "Record Date") are entitled to vote at the Special Meeting or any adjournment or postponement of that meeting.

        You can vote in one of several ways:

  •
  Visit the website listed on your proxy card to vote VIA THE INTERNET

  •
  Call the telephone number specified on your proxy card to vote BY TELEPHONE

  •
  Sign, date and return your proxy card in the enclosed envelope to vote BY MAIL

  •
  Attend the meeting to vote IN PERSON

By Order of the Board of Directors,

DEREK W. STARK Secretary

Westlake Village, California
September 18, 2018

 ADDITIONAL INFORMATION

        This document, which is sometimes referred to as this proxy statement/prospectus, constitutes a proxy statement of PennyMac Financial Services, Inc. with respect to the solicitation of proxies by PennyMac Financial Services, Inc. for the Special Meeting described within and a prospectus of New PennyMac Financial Services, Inc. for the shares of common stock of New PennyMac Financial Services, Inc. to be issued pursuant to the Reorganization Agreement. As permitted under the rules of the U.S. Securities and Exchange Commission (the "SEC"), this proxy statement/prospectus incorporates important business and financial information about PennyMac Financial Services, Inc. that is contained in documents filed with the SEC that are not included in, or delivered with, this proxy statement/prospectus. You may obtain copies of these documents, without charge, from the website maintained by the SEC at www.sec.gov, as well as other sources. See "Where You Can Find Additional Information" on page 79 of this proxy statement/prospectus. You may also obtain copies of these documents, without charge, from PennyMac Financial Services, Inc. by calling us at (818) 224-7442 or writing us at the following address:

PennyMac Financial Services, Inc.
3043 Townsgate Road
Westlake Village, California 91361
Attention: Investor Relations

        In order to ensure timely delivery of the requested documents, requests should be made no later than October 10, 2018, which is 10 business days before the date of the Special Meeting.

        You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus and the registration statement of which this proxy statement/prospectus is a part to vote on the proposals being presented at the Special Meeting. We have not authorized any person to provide you with any information or represent anything about us or the proposals that is not contained in this proxy statement/prospectus or the registration statement of which this proxy statement/prospectus is a part or incorporated by reference herein. If such other information or representations are provided to you, they should not be relied upon as having been authorized by us.

        This proxy statement/prospectus is dated September 18, 2018. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than this date, and neither the mailing of this proxy statement/prospectus to stockholders nor the issuance of New PennyMac Financial Services, Inc. common stock pursuant to the Reorganization Agreement implies that information is accurate as of any other date.

i

ii

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS AND SPECIAL MEETING

1.
What matters will be voted on at the Special Meeting?

        There are two proposals scheduled to be considered and voted on at the Special Meeting:

  •
  The adoption and approval of a contribution agreement and plan of merger, as amended from time to time, that will create a new holding company above Existing PennyMac and simplify its overall corporate structure (the "Reorganization Proposal"); and

  •
  The approval, if necessary or appropriate, of the adjournment of the Special Meeting, including to solicit additional proxies in favor of the Reorganization Proposal (the "Adjournment Proposal").

2.
What is the Reorganization Proposal?

  We are asking you to approve the creation of a new holding company above Existing PennyMac to help simplify our overall corporate structure and financial reporting by (i) eliminating Existing PennyMac's so-called "Up-C" structure and causing all equityholders to hold all of their equity interests in our business at the same top-level parent entity, which will be New PennyMac, and (ii) transitioning to a single class of common stock held by all stockholders, as opposed to the two classes, Class A and Class B, of common stock of Existing PennyMac that are authorized, issued and outstanding today (the "Reorganization"). We believe that this Reorganization will assist in our stated goal of seeking to maximize long-term stockholder value.

  The Reorganization will be governed by the terms and conditions of a Contribution Agreement and Plan of Merger dated as of August 2, 2018, as amended from time to time (the "Reorganization Agreement"), by and among Existing PennyMac, New PennyMac Financial Services, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Existing PennyMac ("New PennyMac"), New PennyMac Merger Sub, LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of New PennyMac ("Merger Sub"), the contributors identified in the schedules to the Reorganization Agreement (the "Contributors") and Private National Mortgage Acceptance Company, LLC, a Delaware limited liability company, all of the outstanding membership interests of which are currently owned by Existing PennyMac and the Contributors ("PNMAC"). A copy of the Reorganization Agreement is attached as Annex I to this proxy statement/prospectus. You are encouraged to read the Reorganization Agreement carefully.

  The Reorganization has two primary components, which form a single, integrated transaction that we refer to collectively as the "Reorganization," that will be accomplished simultaneously pursuant to the Reorganization Agreement: (1) the Contribution and (2) the Merger, each as defined and described further below.

3.
What is the "Contribution"?

  The Contributors, in the aggregate, hold all of the currently outstanding Class A Units of PNMAC (other than those Class A Units held directly by Existing PennyMac) as well as all of the issued and outstanding shares of Class B common stock, par value $0.0001 per share of Existing PennyMac (the "Class B Common Stock"). Each of the Contributors has agreed, pursuant to the terms of the Reorganization Agreement, to voluntarily contribute all such Class A Units of PNMAC to New PennyMac, in exchange for the issuance by New PennyMac to such Contributors of an aggregate number of shares of common stock, par value $0.0001 per share (the "New Common Stock" or "New PennyMac Common Stock"), of New PennyMac (such shares, the "Contribution Shares") that is equal in number to the number of Class A Units of PNMAC so contributed by the Contributors (the "Contribution"). Other than the receipt of the Contribution Shares, the Contributors will receive no additional consideration or other compensation of any kind in connection with the Contribution. Following the Contribution, New PennyMac expects to be the direct holder of approximately 67.5% of the outstanding Class A Units of PNMAC. Existing PennyMac will remain the owner of the remaining approximately 32.5% of the outstanding Class A Units of PNMAC.

4.
What is the "Merger"?

  Simultaneously with the completion of the Contribution, Merger Sub, which is a wholly-owned subsidiary of New PennyMac, will merge with and into Existing PennyMac pursuant to the terms and conditions of the Reorganization Agreement, with Existing PennyMac surviving the Merger as a wholly-owned subsidiary of New PennyMac (the "Merger"). Pursuant to the Reorganization Agreement, each outstanding share of Class A common stock, par value $0.0001 per share of Existing PennyMac (the "Class A Common Stock"), will be converted into one share of New Common Stock of New PennyMac and each outstanding share of Class B Common Stock will be cancelled for no consideration (the "Merger Consideration"). The Class A Units of PNMAC contributed to New PennyMac in the Contribution, taken together with the Class A Units of PNMAC that will remain owned by Existing PennyMac following the Merger, will constitute one hundred percent (100%) of the issued and outstanding Class A Units of PNMAC, such that following the completion of both the Contribution and the Merger, New PennyMac will hold (directly or indirectly) all of the issued and outstanding Class A Units of PNMAC.

5.
Am I being asked to vote on both the Contribution and the Merger?

  Yes, because they are part of a single, integrated transaction (the Reorganization), that is governed by the Reorganization Agreement. The approval of Class A and Class B common stockholders of Existing PennyMac is required for the Merger under the Delaware General Corporation Law (the "DGCL"). You are being asked to vote on the Reorganization Proposal, which includes adoption and approval of the Reorganization Agreement, and adoption and approval of all of the transactions contemplated therein. Those transactions include, among other things, both the Contribution and the Merger and the issuance of shares of New Common Stock of New PennyMac in connection therewith.

6.
Are the completion of the Contribution and the Merger contingent upon one another?

  Yes. The Contribution and the Merger are part of a single, integrated transaction (the Reorganization), all parts of which will occur simultaneously at closing. The closing of the Reorganization is subject to certain conditions precedent that are described further below. It is not possible for the Contribution to occur without the Merger, and vice versa, because they are part of a single, integrated transaction that must close simultaneously pursuant to the terms of the Reorganization Agreement.

7.
If the Class A and Class B common stockholders do not approve the Reorganization Proposal, what will happen?

  If the holders of a majority of the voting power of the Class A and Class B Common Stock, voting together as a single class, do not vote FOR the Reorganization Proposal, we would not likely continue to pursue the Reorganization as currently structured and proposed, Existing PennyMac would remain our top-level parent and publicly-listed entity, and our so-called "Up-C" structure would remain in place. The closing of the Reorganization is subject to a number of other conditions in addition to the receipt of stockholder approval, and there can be no assurances that all of such conditions will be satisfied, even if the Class A and Class B common stockholders approve the Reorganization Proposal. Our Board can terminate the Reorganization Agreement at any time prior to completion of the Reorganization if it determines that, for any reason, the completion of the Reorganization would be inadvisable or not in the best interests of Existing PennyMac or its stockholders.

8.
If the Class A common stockholders do not approve the Reorganization Proposal but the Class B common stockholders approve the Reorganization, what will happen?

  Even if no affirmative votes of Class A common stockholders are cast in favor of the Reorganization Proposal, the Reorganization Proposal will be approved if a sufficient number of votes of Class B common stockholders are cast in favor of the Reorganization Proposal. As of the Record Date, 25.2 million shares of Class A Common Stock, 45 shares of Class B Common Stock and 77.5 million Class A Units of PNMAC, respectively, are outstanding. Each holder of Class A Units of PNMAC, other than Existing PennyMac, holds one share of our Class B Common Stock. The shares of Class B Common Stock have no economic rights but entitle the holder, without regard to the number of shares of Class B Common Stock held, to a number of votes on matters presented to our stockholders that is equal to the aggregate number of Class A Units of PNMAC held by such holder. As of the Record Date, holders of Class B Common Stock are entitled to 52.3 million votes based on the aggregate number of Class A Units of PNMAC held by them as of such date. Further, as of the Record Date, holders of Class B Common Stock are entitled to 52.6 million votes of the shares of Class A Common Stock and Class B Common Stock, or control 67.9% of the votes of the shares of the Class A Common Stock and Class B Common Stock, voting together as a single class. Based upon the percentage of control of the Class B Common Stock of the vote of the shares of Class A Common Stock and Class B Common Stock, voting together as a single class, if sufficient affirmative votes of Class B common stockholders are cast in favor of the Reorganization Proposal, the Reorganization will be approved even if no affirmative votes of Class A common stockholders are cast in favor of the Reorganization Proposal.

9.
Have the Class B common stockholders already agreed to approve or otherwise consented to the Reorganization?

  No. There is no arrangement or agreement among the holders of Class B Common Stock, on the one hand, and any of Existing PennyMac, New PennyMac, or Merger Sub, on the other hand (nor, to our knowledge, is there any arrangement or agreement among any of the holders of Class B Common Stock themselves) regarding the approval of the Reorganization Proposal or the Adjournment Proposal at the Special Meeting. Each such holder is entitled to vote however they choose with respect to such proposals. Existing PennyMac is holding the Special Meeting specifically for the purpose of seeking approval from the holders of Class A Common Stock and Class B Common Stock of the Reorganization Proposal and the Adjournment Proposal. Existing PennyMac is furnishing this proxy statement to solicit proxies for approval of these proposals. The outcome of the vote on such proposals is uncertain and any (or all) of the holders of Class B Common Stock may choose not to vote in favor of the Reorganization Proposal or the Adjournment Proposal or both. Moreover, no single holder or group of affiliated holders of Class B Common Stock is capable of controlling the outcome of the vote on either the Reorganization Proposal or the Adjournment Proposal acting alone. The holders of Class B Common Stock, each of whom also separately holds Class A Units of PNMAC, have signed the Contribution Agreement as Contributors, wherein they have agreed to contribute their Class A Units of PNMAC to New PennyMac, but only if the conditions precedent to the Reorganization are satisfied, which conditions include, among other things, approval of the Reorganization Proposal, which remains uncertain and remains within the control of the holders of the Class A Common Stock and Class B Common Stock, voting together as a single class, at the Special Meeting.

  If, as of the Record Date, a sufficient number of holders of Class B Common Stock—that is, holders of Class B Common Stock entitled to 38.8 million votes based on 77.5 million votes of the shares of Class A Common Stock and Class B Common Stock voting together as a single class, cast votes in favor of the Reorganization Proposal, then the Reorganizational Proposal will pass.

  If the holders of a majority of the voting power of the Class A and Class B Common Stock, voting together as a single class, do not vote in favor of the Reorganization Proposal, we would not likely continue to pursue the Reorganization as currently structured and proposed, Existing PennyMac would remain our top-level parent and publicly-listed entity, and our so-called "Up-C" structure would remain in place.

10.
What is the effect of the Reorganization?

  As a result of the Reorganization, New PennyMac will replace Existing PennyMac as the publicly held corporation and, through its subsidiaries, will conduct all of the operations currently conducted by Existing PennyMac.

  Pursuant to the Reorganization Agreement, Merger Sub will merge with and into Existing PennyMac, with Existing PennyMac continuing as the surviving corporation. In connection with the Merger, each outstanding share of Class A Common Stock of Existing PennyMac will be automatically converted into one share of New Common Stock of New PennyMac, and each outstanding share of Class B Common Stock of Existing PennyMac will automatically be cancelled for no consideration. Further, in connection with the Reorganization, the Contributors will exchange all of their Class A Units of PNMAC on a one-for-one basis for shares of New Common Stock of New PennyMac. Following the Contribution, New PennyMac expects to become the direct holder of approximately 67.5% of the outstanding Class A Units of PNMAC. Existing PennyMac will remain the owner of the remaining approximately 32.5% of the outstanding Class A Units of PNMAC.

  Following the completion of the Reorganization, (i) Existing PennyMac will be a wholly-owned subsidiary of New PennyMac, (ii) New PennyMac, as the new holding company, will, through its subsidiaries, conduct all of the operations conducted by Existing PennyMac immediately prior to the Reorganization and (iii) your overall proportionate economic ownership of the entire PNMAC business and your voting control percentage in New PennyMac after the Reorganization will be the same as your current overall proportionate economic ownership of the entire PNMAC business and voting control percentage in Existing PennyMac immediately prior to the Reorganization.

  As discussed below under "Description of the Reorganization Proposal—Reasons for the Reorganization Proposal—Our New Proposed Corporate Structure," following completion of the Reorganization, because no Class A Units of PNMAC will be held by any party other than New PennyMac and Existing PennyMac, there will be no future exchanges of Class A Units of PNMAC for shares of Class A Common Stock that generate future tax assets for Existing PennyMac. Existing PennyMac will continue to make payments under the Tax Receivable Agreement (as defined below) with respect to any such exchanges that have already occurred, or that occur prior to the completion of the Reorganization.

11.
Am I being asked to approve any other proposal other than the Reorganization Proposal?

  Yes. You are being asked to approve, if necessary or appropriate, the adjournment of the Special Meeting, including to solicit additional proxies in favor of the Reorganization Proposal (the "Adjournment Proposal").

12.
What is the Board's voting recommendation?

  Our Board of Directors (the "Board") recommends that you vote as follows:

  •
  FOR the Reorganization Proposal; and

  •
  FOR the Adjournment Proposal.

13.
Why are you pursuing Reorganization?

  We are asking you to approve the creation of a new holding company above Existing PennyMac to help simplify our overall corporate structure and financial reporting by (i) eliminating Existing PennyMac's so-called "Up-C" structure and causing all equityholders to hold all of their equity interests in our business at the same top-level parent entity, which will be New PennyMac, and (ii) transitioning to a single class of common stock held by all stockholders, as opposed to the two classes, Class A Common Stock and Class B Common Stock, of Existing PennyMac that are authorized, issued and outstanding today. We believe that one of the effects of this Reorganization will be to increase our current market capitalization at our parent-level entity, which could enable certain investors (those with investment position limits tied to percentages of a company's market capitalization) to own larger positions in our stock than before, and could also make shares of New PennyMac Common Stock eligible to be included in certain stock market indices for which shares of Class A Common Stock of Existing PennyMac currently are not eligible. Such eligibility, in turn, could mean an increased demand for shares of New PennyMac Common Stock, which could assist in our stated goal of seeking to maximize long-term stockholder value. For more information, see "Description of the Reorganization Proposal—Reasons for the Reorganization Proposal" on page 37.

14.
Will the management or the businesses of Existing PennyMac or any of its subsidiaries change as a result of the Reorganization?

  No. Our management and businesses will not change as a result of the Reorganization.

15.
What will be the name of the public company following the Reorganization?

  Effective as of the time of the completion of the Reorganization, Existing PennyMac and New PennyMac will both be renamed. New PennyMac, which will be the public company following the Reorganization, will be renamed "PennyMac Financial Services, Inc." (in order to continue the use of the current public company name for our parent-level public registrant) and Existing PennyMac will be renamed "PNMAC Holdings, Inc." In order to avoid confusion regarding this post-closing name change, we will continue to refer in this proxy statement/prospectus to "New PennyMac" and "New PennyMac Financial Services, Inc." rather than referencing the post-closing name of New PennyMac.

16.
How will being a common stockholder of New PennyMac be different from being a holder of Class A Common Stock of Existing PennyMac?

  Your rights as a common stockholder of New PennyMac will be substantially the same as the rights of holders of Class A Common Stock, including rights as to voting and dividends. There are differences, however. You should carefully review the information set forth under the caption "Comparative Rights of Holders of New PennyMac Common Stock and Existing PennyMac Common Stock." For more information, also see "Risk Factors—Risks Related to the Reorganization" and "Description of New PennyMac Capital Stock." You should review this section carefully as some of these differences may be more or less favorable to holders of Class A Common Stock.

  Prior to, or upon completion of, the Merger, New PennyMac will adopt an Amended and Restated Certificate of Incorporation, the form of which is attached as Annex II ("New PennyMac's Certificate"), and Amended and Restated Bylaws, the form of which is attached as Annex III ("New PennyMac's Bylaws" and together with New PennyMac's Certificate, "New PennyMac's Organizational Documents").

17.
Will the Reorganization have U.S. federal income tax consequences for holders of Class A Common Stock, Class B Common Stock or Class A Units of PNMAC?

  The Reorganization is intended to be a tax-free transaction under U.S. federal income tax laws. As a result, you should not recognize any gain or loss for U.S. federal income tax purposes upon the receipt of New Common Stock in the Reorganization, subject to the discussion below in "The Reorganization Proposal—Certain Material U.S. Federal Income Tax Consequences—U.S. Federal Income Tax Consequences to the Equity Owners of the Reorganization." The discussion of the material U.S. federal income tax consequences contained in this registration statement is intended to provide only a general summary, however, and is not a complete description of all potential U.S. federal income tax consequences of the Reorganization. You are urged to consult your own tax advisors concerning the specific tax consequences of the Reorganization to you, including any state, local or non-U.S. tax consequences. For more information, see "The Reorganization Proposal—Certain Material U.S. Federal Income Tax Consequences."

18.
How will the Reorganization be treated for accounting purposes?

  For accounting purposes, the Reorganization will be treated as a transaction between entities under common control of an acquisition of noncontrolling interest. Accordingly, the consolidated financial position and results of operations of Existing PennyMac will be included in the consolidated financial statements of New PennyMac on the same basis as currently presented except for the acquisition of noncontrolling interest that will be accounted for as a capital transaction with no resulting gain or loss.

19.
If the Class A and Class B common stockholders approve the Reorganization Proposal, when will the Reorganization occur?

  We plan to complete the Reorganization on or about November 1, 2018, provided that our stockholders approve the Reorganization Proposal at the Special Meeting and that all other conditions to the completion of the Reorganization, as set forth in the Reorganization Agreement, have been satisfied or waived on or prior to such date. However, there can be no assurance that the Reorganization will be consummated even if the stockholders approve the Reorganization Proposal. In fact, even if the stockholders approve the Reorganization Proposal, our Board can terminate the Reorganization Agreement at any time prior to the completion of the Reorganization if it determines that, for any reason, the completion of the Reorganization would be inadvisable or not in the best interests of Existing PennyMac or its stockholders.

20.
What will happen to my Existing PennyMac Class A Common Stock as a result of the Reorganization?

  In the Reorganization, your shares of Class A Common Stock of Existing PennyMac will automatically be converted into the same number of shares of New Common Stock of New PennyMac. As a result, you will become a stockholder of New PennyMac and your overall proportionate economic ownership of the entire PNMAC business and your voting control percentage in New PennyMac after the Reorganization will be the same as your current overall proportionate economic ownership of the entire PNMAC business and voting control percentage in Existing PennyMac immediately prior to the Reorganization. We intend to apply for the shares of New Common Stock of New PennyMac to be received in the Merger to be listed on the New York Stock Exchange ("NYSE") under Existing PennyMac's current trading symbol, "PFSI," on or before the effective date of the Merger.

21.
What will happen to my Existing PennyMac Class B Common Stock as a result of the Reorganization?

  In the Reorganization, your shares of Class B Common Stock of Existing PennyMac will automatically be cancelled for no consideration. As a result, holders of Class B Common Stock will receive no continuing equity interest in New PennyMac in exchange for their Class B Common Stock. Holders of Class B Common Stock have waived their appraisal rights in the Reorganization Agreement.

22.
Will the company's CUSIP number change as a result of the Reorganization?

  Yes. Following the Reorganization, New PennyMac's CUSIP number will be 68401L100. After New PennyMac changes its name to PennyMac Financial Services, Inc., the CUSIP number will be 70932M107.

23.
Do I have appraisal rights in connection with the Reorganization?

  If you are a holder of Class A Common Stock, you will not be entitled to appraisal rights under Section 262 of the DGCL because the only consideration you will receive in the Merger is new shares of publicly listed stock—since your shares of Class A Common Stock are being exchanged on a one-for-one basis for shares of New Common Stock of New PennyMac.

  If you are a holder of Class B Common Stock, you would be entitled to appraisal rights and notice of appraisal rights in connection with the Reorganization under Section 262 of the DGCL. However, holders of Class B Common Stock have waived their appraisal rights and the right to receive notice thereof under the Reorganization Agreement.

24.
Who may vote at the Special Meeting?

  Holders of Class A and Class B Common Stock at the close of business on the Record Date are entitled to vote at the Special Meeting. As of the Record Date, there were 25.2 million shares of our common stock outstanding (which includes both shares of Class A Common Stock and Class B Common Stock). Holders of Class A Common Stock and Class B Common Stock will vote together as a single class on the proposals at the Special Meeting, in accordance with our Amended and Restated Certificate of Incorporation. Each holder of Class B Common Stock, without regard to the number of shares of Class B Common Stock held, is entitled to a number of votes on matters presented to our stockholders that is equal to the aggregate number of Class A Units of PNMAC held by such holder. As of the Record Date, holders of Class B Common Stock are entitled to 52.3 million votes based on the aggregate number of Class A Units of PNMAC held by them as of such date. Further, as of the Record Date, holders of Class B Common Stock are entitled to 52.6 million votes of the shares of Class A Common Stock and Class B Common Stock, or control 67.9% of the votes of the shares of the Class A Common Stock and Class B Common Stock, voting together as a single class.

25.
What vote is required for approval of each of the proposals?

  Reorganization Proposal.    The affirmative vote of a majority of the voting power of all the issued and outstanding shares of common stock of Existing PennyMac, which includes both shares of Class A Common Stock and Class B Common Stock voting together as a single class, is required to approve the Reorganization Proposal. As of the Record Date, the total number of votes represented by all of our issued and outstanding shares of Class A Common Stock and Class B Common Stock that are entitled to vote at the Special Meeting was 77.5 million votes.

  Adjournment Proposal.    Provided a quorum is present, the affirmative vote of a majority of the votes cast, which includes both shares of Class A Common Stock and Class B Common Stock, is required to approve the Adjournment Proposal. If no quorum is present, and the chairman of the meeting declines to exercise his or her authority to adjourn the Special Meeting, the affirmative vote of a majority of the voting power of the shares present, which includes both shares of Class A Common Stock and Class B Common Stock, is required to approve the Adjournment Proposal.

26.
What constitutes a quorum?

  As of the Record Date, the total number of votes represented by all of our issued and outstanding shares of common stock that are entitled to vote at the Special Meeting was 77.5 million votes, which is comprised of 25.2 million shares of our Class A Common Stock and 45 shares of our Class B Common Stock which are entitled to 52.3 million votes. A majority of the voting power of the shares issued and outstanding and entitled to vote thereat must be present in person or by proxy to constitute a quorum to transact business at the Special Meeting. If you vote in person, by telephone, over the Internet or by returning a properly executed proxy card, you will be considered a part of that quorum.

  A "broker non-vote" on a particular proposal occurs when the broker or nominee does not have discretionary authority to vote on the proposal and is not instructed by the beneficial owner to vote on the proposal. Abstentions and broker non-votes, if any, will be treated as present for the purpose of determining a quorum. Abstentions and broker non-votes, if any, will have the same effect as a vote "AGAINST" the Reorganization Proposal.

  If a quorum is present, abstentions and broker non-votes, if any, will have no effect on the approval of the Adjournment Proposal. If no quorum is present, abstentions will have the same effect as a vote "AGAINST" the Adjournment Proposal, but broker non-votes, if any, will have no effect on the approval of the Adjournment Proposal.

27.
Will I receive a Notice of Internet Availability of Proxy Materials?

  Under SEC rules, we furnish annual proxy materials to our stockholders on the Internet. However, because these proxy materials are soliciting votes for a business combination under the Reorganization Agreement, we will be mailing printed copies to you. Whether or not you received a Notice of Internet availability of proxy materials by mail for the 2018 Annual Meeting of Stockholders, you will receive a printed copy of the proxy materials for the Special Meeting. Additionally, the printed proxy materials and proxy card will instruct you as to how you may access and review the proxy materials on the Internet and vote your shares online. You may also vote by telephone or mail following the proxy card instructions included in the proxy materials. We expect to commence mailing the proxy materials to our stockholders on or about September 18, 2018.

28.
Who can attend the Special Meeting?

  All of our stockholders as of the Record Date are invited to attend the Special Meeting, although seating is limited. If your shares are held in the name of a broker, bank or other nominee, you will need to bring a proxy or letter from that nominee that confirms you are the beneficial owner of those shares.

29.
What shares are included in the proxy card?

  Your proxy card represents all shares of our Class A Common Stock or Class B Common Stock that are registered in your name. If your shares of Class A Common Stock or Class B Common Stock are held through a broker, bank or other nominee, you will receive either a voting instruction form or a proxy card from the broker, bank or other nominee instructing you on how to vote your shares.

30.
How do I vote if I am a registered holder as of the Record Date or I own shares through a broker, bank or other nominee?

  Registered stockholders of Class A Common Stock and Class B Common Stock as of the Record Date may submit a proxy by mail, telephone or Internet by following the instructions on the proxy card using any of the following methods:

  •
  Online: Go to the website www.proxyvote.com and follow the instructions on the proxy card to view the proxy materials online and vote your shares through the Internet. Internet voting is available 24 hours a day, although your vote by Internet must be received by 11:59 p.m. Eastern Time, October 23, 2018.

  •
  Telephone:

  •
  Please review your proxy card for instructions on how to vote by phone. Telephone voting is available 24 hours a day, although your vote must be received by 11:59 p.m. Eastern Time, October 23, 2018.

  •
  Mail:

  •
  Please review your proxy card for instructions on how to vote by mail.

  If you choose to submit your proxy with voting instructions by telephone or through the Internet, you will be required to provide your assigned control number shown on the proxy card before your proxy and voting instructions will be accepted. Once you have indicated how you want to vote in accordance with those instructions, you will receive confirmation that your proxy has been submitted successfully by telephone or through the Internet.

  If you hold shares of Class A Common Stock in "street name" through a broker, bank, custodian, fiduciary or other nominee, you should review the separate notice supplied by that firm to determine whether and how you may vote by mail, telephone or through the Internet. To vote these shares, you must use the appropriate voting instruction form or toll-free telephone number or website address specified on that firm's voting instruction form for beneficial owners. If you have not received such voting instructions or require further information regarding such voting instructions, you should contact your bank, broker or other nominee. Brokers, banks or other nominees who hold shares of Class A Common Stock for a beneficial owner of those shares typically have the authority to vote in their discretion on "routine" proposals when they have not received instructions from beneficial owners. However, brokers, banks and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters that are "non-routine" without specific instructions from the beneficial owner. All of the proposals at the Special Meeting are non-routine and non-discretionary. Broker non-votes are shares held by a broker, bank or other nominee that are represented at the meeting but with respect to which the broker, bank or other nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal, and the broker, bank or other nominee does not have discretionary voting power on such proposal. If you hold shares of Class A Common Stock in "street name," your broker or other nominee will vote your shares only if you provide instructions on how to vote by filling out and returning the voter instruction form sent to you.

  All shares of Class A Common Stock and Class B Common Stock represented by validly executed proxies will be voted at the Special Meeting, and such shares will be voted in accordance with the instructions provided. If no voting specification is made on your returned proxy card, David A. Spector, our President and Chief Executive Officer, or Derek W. Stark, our Secretary, as

  individuals named on the proxy card, will vote FOR the Reorganization Proposal and FOR the Adjournment Proposal.

31.
How will broker non-votes be treated?

  We will treat broker non-votes as present to determine whether or not there is a quorum at the Special Meeting, but they will not be treated as entitled to vote on the matters, if any, for which the broker indicates it does not have discretionary authority. This means that broker non-votes (i) will have the same effect as a vote AGAINST the Reorganization Proposal and (ii) will have no effect, assuming a quorum is present, on whether the Adjournment Proposal passes.

32.
What happens if I sell my shares of Class A Common Stock after the Record Date but before the Special Meeting or before the Closing?

  The Record Date for the Special Meeting is earlier than the date of the Special Meeting and earlier than the date that the Reorganization is expected to be completed. If you sell or otherwise transfer your shares of Class A Common Stock after the Record Date but before the date of the Special Meeting:

  •
  You will retain your right to vote those shares at the Special Meeting.

  •
  You will not have the right to receive the Merger Consideration in respect of your shares of Class A Common Stock.

33.
Can I change my vote once I vote by mail, by telephone or over the Internet?

  Yes. You have the right to change or revoke your proxy (1) at any time before the Special Meeting by (a) notifying our Secretary in writing, (b) returning a later-dated proxy card or (c) entering a later dated telephone or Internet vote; or (2) by voting in person at the Special Meeting.

34.
Who will count the vote?

  Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes for shares held in "street name" and the votes of stockholders of record. Representatives of our Company will serve as the Inspector of Elections and determine the final results.

35.
Is my vote confidential?

  Yes. Your vote is confidential.

36.
What percentage of the outstanding shares do directors and executive officers hold?

  On September 7, 2018, the Record Date for the Special Meeting, directors, executive officers and their affiliates beneficially owned shares representing approximately 64.0% of the voting power of all the issued and outstanding shares of common stock, which includes our Class A Common Stock and Class B Common Stock voting together as a single class.

  Certain of our directors, executive officers and their affiliates may have different interests in the Reorganization than our stockholders generally. For more information, see "Description of the Reorganization Proposal—Interests of Certain Directors and Executive Officers in the Reorganization."

37.
Where can I find the voting results of the meeting?

  We intend to announce preliminary voting results at the Special Meeting. We will report the final results on a Current Report on Form 8-K filed with the SEC no later than November 6, 2018. You can obtain a copy of the Form 8-K by visiting our website at ir.pennymacfinancial.com, by calling the SEC at 1-800-SEC-0330 for the information on the public reference room or through the SEC's website at www.sec.gov.

  If you have any questions about voting your shares or attending the Special Meeting, please call our Secretary at (818) 224-7442.

38.
Who do I contact if I have questions about the Reorganization Proposal?

        You may contact us at:

    PennyMac Financial Services, Inc.
    3043 Townsgate Road
    Westlake Village, California 91361
    Attn: Christopher Oltmann, Investor Relations
    Tel: (818) 224-7028

QUESTIONS AND ANSWERS ABOUT THE DISTRIBUTION

1.
What is the "Distribution"?

  On August 2, 2018, the Board declared a special, one-time cash dividend of $0.40 per share of Class A Common Stock of Existing PennyMac (the "Distribution") to holders of record of Class A Common Stock as of August 13, 2018. The Distribution was distributed on or about August 30, 2018. Holders of Class A Units of PNMAC to be contributed in the Contribution and holders of Class B Common Stock of Existing PennyMac to be cancelled in the Merger were not entitled to receive the Distribution in respect thereof.

  The Distribution generally represented (i) historical tax distributions from PNMAC to Existing PennyMac that were in excess of the actual tax liability of Existing PennyMac and (ii) certain tax refunds receivable by Existing PennyMac, in each case, as reported on the June 30, 2018 balance sheet of Existing PennyMac.

2.
Am I being asked to vote on the Distribution?

  No. The Distribution does not require stockholder approval. The Board declared the Distribution on August 2, 2018 to holders of record of Class A Common Stock as of August 13, 2018. The Distribution occurred—prior to the date of the Special Meeting—on or about August 30, 2018.

3.
Was the Distribution contingent upon the Contribution and the Merger?

  No. The Distribution occurred on or about August 30, 2018. Accordingly, the Distribution was paid prior to the record date for the Special Meeting and prior to the convening of the Special Meeting. As such, the Distribution was not contingent in any way upon the Contribution and Merger.

4.
Are holders of outstanding equity incentive awards entitled to receive the Distribution?

  No. Holders of outstanding equity incentive awards (whether vested or unvested) were not entitled to receive the Distribution and no adjustment was made to any such awards in connection with the Distribution.

5.
When was the Distribution paid?

  The Distribution was paid on or about August 30, 2018.

 SUMMARY OF THE REORGANIZATION PROPOSAL

        This section highlights key aspects of the Reorganization Proposal, including the Reorganization Agreement, that are described in greater detail elsewhere in the proxy statement/prospectus. It does not contain all of the information that may be important to you. To better understand the Reorganization Proposal, and for a more complete description of the legal terms of the Reorganization Agreement, you should read this entire proxy statement/prospectus carefully, including the Annexes and the additional documents incorporated by reference. You can find information with respect to these additional documents in "Where You Can Find Additional Information."

 Overview

        We are asking you to approve the creation of a new holding company above Existing PennyMac to help simplify its overall corporate structure and financial reporting by (i) eliminating Existing PennyMac's so-called "Up-C" structure and causing all equityholders to hold all of their equity interests in our business at the same top-level parent entity, which will be New PennyMac and (ii) transitioning to a single class of common stock held by all stockholders, as opposed to the two classes, Class A Common Stock and Class B Common Stock, of Existing PennyMac that are authorized, issued and outstanding today. We believe that one of the effects of this Reorganization will be to increase our current market capitalization at our parent-level entity, which could enable certain investors (those with investment position limits tied to percentages of a company's market capitalization) to own larger positions in our stock than before, and could also make shares of New PennyMac Common Stock eligible to be included in certain stock market indices for which shares of Class A Common Stock of Existing PennyMac currently are not eligible. Such eligibility, in turn, could mean an increased demand for shares of New PennyMac Common Stock, which could assist in our stated goal of seeking to maximize long-term stockholder value.

        The Reorganization Proposal is for stockholders to adopt and approve the Reorganization Agreement, and thereby adopt and approve the Reorganization. A copy of the Reorganization Agreement is attached as Annex I to this proxy statement/prospectus. You are encouraged to read the Reorganization Agreement carefully.

The Principal Parties

PennyMac Financial Services, Inc.
3043 Townsgate Road
Westlake Village, California 91361
(818) 224-7442

        PennyMac Financial Services, Inc. ("Existing PennyMac") is headquartered in Westlake Village, California, and is our current top-level parent entity. Existing PennyMac was incorporated in Delaware in December 2012 in connection with our initial public offering. Existing PennyMac operates and controls all of the business and affairs, and consolidates the financial results, of PNMAC, which is described further below. Following the Reorganization, Existing PennyMac will become a wholly-owned subsidiary of New PennyMac, shares of Class A Common Stock will be automatically converted, on a one-for-one basis, into shares of New Common Stock of New PennyMac and shares of Class B Common Stock will be automatically cancelled for no consideration.

New PennyMac Financial Services, Inc.
3043 Townsgate Road
Westlake Village, California 91361
(818) 224-7442

        New PennyMac, a Delaware corporation, is a newly formed, direct, wholly-owned subsidiary of Existing PennyMac. Existing PennyMac formed New PennyMac for the purpose of participating in the transactions contemplated by the Reorganization Agreement. Prior to the Reorganization, New PennyMac will have no assets or operations other than those incident to its formation. If we complete the Reorganization, New PennyMac will replace Existing PennyMac as the publicly held corporation and, through its subsidiaries, will conduct all of the operations currently conducted by Existing PennyMac.

New PennyMac Merger Sub, LLC
3043 Townsgate Road
Westlake Village, California 91361
(818) 224-7442

        Merger Sub, a Delaware limited liability company, is a newly formed, direct, wholly-owned subsidiary of New PennyMac. New PennyMac caused Merger Sub to be formed for the purpose of participating in the transactions contemplated by the Reorganization Agreement. Prior to the Reorganization, Merger Sub will have no assets or operations other than those incident to its formation.

Private National Mortgage Acceptance Company, LLC
3043 Townsgate Road
Westlake Village, California 91361
(818) 224-7442

        PNMAC, a Delaware limited liability company, was founded in 2008 by members of our executive leadership team and two strategic partners, BlackRock Mortgage Ventures, LLC ("BlackRock") and HC Partners, LLC, formerly known as Highfields Capital Investments, LLC, together with its affiliates ("Highfields"). PNMAC is a specialty financial services firm with a comprehensive mortgage platform and integrated business primarily focused on the production and servicing of U.S. residential mortgage loans (activities which we refer to as mortgage banking) and the management of investments related to the U.S. mortgage market. We believe that our operating capabilities, specialized expertise, access to long-term investment capital and our management's experience across all aspects of the mortgage business will allow us to profitably grow these activities and capitalize on other related opportunities as they arise in the future.

The Contributors

        The Contributors are comprised of 45 separate entities and individuals, calculated as of the Record Date, and represent all of the holders of Class A Units of PNMAC other than Existing PennyMac. The Contributors include, among others:

  •
  BlackRock;

  •
  Highfields;

  •
  Stanford L. Kurland, our Executive Chairman and a member of our Board of Directors;

  •
  David A. Spector, our President and Chief Executive Officer and a member of our Board of Directors;

  •
  Anne D. McCallion, our Senior Managing Director and Chief Enterprise Operations Officer and a member of our Board of Directors;

  •
  Andrew S. Chang, our Senior Managing Director and Chief Financial Officer;

  •
  Vandad Fartaj, our Senior Managing Director and Chief Capital Markets Officer;

  •
  Doug Jones, our Senior Managing Director and Chief Mortgage Banking Officer;

  •
  David M. Walker, our Senior Managing Director and Chief Risk Officer;

  •
  Matthew Botein, a member of our Board of Directors and a former managing director at BlackRock Inc., a global investment management firm that is affiliated with BlackRock, and who is currently a managing partner of Gallatin Point Capital;

  •
  Joseph Mazzella, a member of our Board of Directors and a former managing director and general counsel at Highfields Capital Management LP, an investment management firm affiliated with Highfields;

  •
  Farhad Nanji, a member of our Board of Directors and a former managing director at Highfields Capital Management LP, an investment management firm affiliated with Highfields, and who is currently a co-founder of MFN Partners Management L.P.; and

  •
  Mark Wiedman, a member of our Board of Directors and global head of the iShares business of BlackRock Inc., a global investment management firm that is affiliated with BlackRock.

Reasons for the Reorganization

        We are asking you to approve the creation of a new holding company above Existing PennyMac to help simplify its overall corporate structure and financial reporting by (i) eliminating Existing PennyMac's so-called "Up-C" structure and causing all equityholders to hold all of their equity interests in our business at the same top-level parent entity, which will be New PennyMac, and (ii) transitioning to a single class of common stock held by all stockholders, as opposed to the two classes, Class A Common Stock and Class B Common Stock, of Existing PennyMac that are authorized, issued and outstanding today. We believe that one of the effects of this Reorganization will be to increase our current market capitalization at our parent-level entity, which will assist in our stated goal of seeking to maximize long-term stockholder value. At this time, there is no trading market for our Class B Common Stock and Class A Units of PNMAC. After completion of the Reorganization, our Class B Common Stock will be cancelled and our Class A Units of PNMAC will be exchanged on a one-for-one basis for shares of New Common Stock of New PennyMac. We believe this exchange of Class A Units for New Common Stock will increase our market capitalization at our parent-level entity by approximately 200%. The increase in our market capitalization at our parent-level entity could enable certain investors (those with investment position limits tied to percentages of a company's market capitalization) to own larger positions in our stock than before, and could also make shares of New Common Stock eligible to be included in certain stock market indices for which shares of Class A Common Stock currently are not eligible. Such eligibility, in turn, could mean an increased demand for shares of New Common Stock. These potential benefits may not be obtained if market conditions or other circumstances prevent us from taking advantage of the new attributes that we expect the Reorganization will afford us.

Required Vote

        Approval of the Reorganization Proposal requires the affirmative vote of a majority of the voting power of all the issued and outstanding shares of common stock of Existing PennyMac, which includes both shares of Class A Common Stock and Class B Common Stock voting together as a single class.

Reorganization Procedure

        Existing PennyMac currently owns all of the issued and outstanding common stock of New PennyMac and New PennyMac currently owns all of the issued and outstanding membership interests of Merger Sub. Pursuant to the Reorganization Agreement, the Contributors will voluntarily contribute all of their Class A Units of PNMAC in exchange for the issuance by New PennyMac to such

Contributors of an aggregate number of shares of New Common Stock equal in number to the Class A Units of PNMAC so contributed. Further, pursuant to the Reorganization Agreement, Highfields, BlackRock, each of the Company's directors and each of the Company's "officers" as defined for purposes of Section 16 under the Exchange Act agreed to certain transfer restrictions (such persons, the "Restricted Transferors"). Prior to August 14, 2018 (which was the date following the record date for the Distribution), these transfer restrictions prohibited exchanges of Class A Units of PNMAC or shares of Class B Common Stock for shares of Class A Common Stock of Existing PennyMac or the disposition of any Class A Units of PNMAC or shares of Class B Common Stock. Notwithstanding this general prohibition, the transfer restrictions allowed exchanges, and any related sales of shares of Class A Common Stock of Existing PennyMac, pursuant to 10b5-1 trading plans that were established prior to the date of the Reorganization Agreement. Also, Contributors waived their right to receive the Distribution with respect to any shares of Class A Common Stock of Existing PennyMac that were issued to them in exchange for Class A Units of PNMAC after the date of the Reorganization Agreement.

        Following the approval of the Reorganization Agreement by Existing PennyMac stockholders of Class A Common Stock and Class B Common Stock, voting together as a single class, and the satisfaction or waiver of the other conditions to the Reorganization specified in the Reorganization Agreement (which are described below), and simultaneous with the Contribution described above, Merger Sub will merge with and into Existing PennyMac, with Existing PennyMac continuing as the surviving corporation, and the separate corporate existence of Merger Sub will cease. As a result of the Reorganization:

  •
  Each Class A Unit of PNMAC contributed by the Contributors will be exchanged for one share of New Common Stock of New PennyMac and current holders of Class A Units of PNMAC will become stockholders of New PennyMac;

  •
  Each outstanding share of Class A Common Stock of Existing PennyMac will automatically be converted into one share of New Common Stock of New PennyMac and current stockholders of Class A Common Stock of Existing PennyMac will become stockholders of New PennyMac;

  •
  Each outstanding share of Class B Common Stock of Existing PennyMac will automatically be cancelled for no consideration;

  •
  Existing PennyMac will become a wholly-owned subsidiary of New PennyMac; and

  •
  New PennyMac, as the new holding company, will, through its subsidiaries, conduct all of the operations currently conducted by Existing PennyMac.

Treatment of Common Stock in the Reorganization

        Each outstanding share of Class A Common Stock will automatically be converted into one share of New Common Stock of New PennyMac. Each outstanding share of Class B Common Stock will automatically be cancelled for no consideration. Your overall proportionate economic ownership of the entire PNMAC business and your voting control percentage in New PennyMac after the Reorganization will be the same as your current overall proportionate economic ownership of the entire PNMAC business and voting control percentage in Existing PennyMac immediately prior to the Reorganization.

Treatment of Existing PennyMac Equity Incentive Plans and Outstanding Awards in connection with the Reorganization

        At the time of the Reorganization, New PennyMac will assume each Existing PennyMac equity incentive plan (collectively, the "Existing PennyMac Plans"), including all performance share awards, restricted share awards, restricted stock units and other incentive awards covering shares of Existing PennyMac Class A Common Stock, whether vested or not vested, that are then outstanding under each

Existing PennyMac Plan. The same number of shares reserved under each Existing PennyMac Plan will be reserved by New PennyMac, and the terms and conditions that are in effect immediately prior to the Reorganization under each outstanding incentive award assumed by New PennyMac will continue in full force and effect after the Reorganization, except that the shares of Class A Common Stock reserved under the plans and issuable under each such award will be replaced by shares of New Common Stock of New PennyMac. Incentive awards granted outside of the U.S. will generally be treated as described above, except to the extent required by local law.

        No adjustment was made to any outstanding equity incentive awards (whether vested or unvested) in connection with the payment of the Distribution.

Conditions to Completion of the Reorganization

        We will complete the Reorganization only if each of the following conditions is satisfied or waived:

  •
  The absence of any stop order suspending the effectiveness of the registration statement, of which this proxy statement/prospectus forms a part, relating to the New Common Stock of New PennyMac to be issued in the Reorganization;

  •
  The approval of the Reorganization Proposal by the affirmative vote of at least a majority of the voting power of all issued and outstanding shares of common stock of Existing PennyMac, with Class A Common Stock and Class B Common Stock voting together as a single class;

  •
  The receipt of approval for listing on the NYSE of shares of New Common Stock of New PennyMac to be issued in the Reorganization;

  •
  The absence of any order or proceeding that would prohibit or make illegal completion of the Reorganization;

  •
  The receipt by Existing PennyMac of a legal opinion of Goodwin Procter LLP to the effect that for U.S. federal income tax purposes, the Reorganization should qualify as a "reorganization" within the meaning of Section 368(a) of the Code and/or a transfer described in Section 351(a) of the Code; and

  •
  The receipt of all material approvals, licenses and certifications from, and notifications and filings to, governmental entities and non-governmental third parties required to be made or obtained in connection with the Reorganization.

Termination of the Reorganization Agreement

        The Reorganization Agreement may be terminated at any time prior to the completion of the Reorganization (even after approval by our stockholders) by (i) action of the Board if it determines that, for any reason, the completion of the transactions provided for therein would be inadvisable or not in the best interests of our Company or our stockholders or (ii) written notice between Existing PennyMac, New PennyMac, Merger Sub and PNMAC on the one hand and certain Contributors holding a majority of the Class A Units then outstanding (including BlackRock and Highfields) on the other hand—if the Reorganization has not occurred nine months after the date of the Reorganization Agreement.

Certain Material U.S. Federal Income Tax Consequences

        The Reorganization is conditioned on, among other things, Existing PennyMac's receipt of a written opinion from Goodwin Procter LLP, tax counsel to Existing PennyMac, to the effect that for U.S. federal income tax purposes the Reorganization should qualify as a "reorganization" within the meaning of Section 368(a) of the Code and/or a transfer described in Section 351(a) of the Code. As a result, you should not recognize any gain or loss for U.S. federal income tax purposes upon the receipt of New Common Stock of New PennyMac in exchange for your shares of Class A Common Stock, Class B Common Stock and/or, as applicable, Class A Units of PNMAC, subject to the discussion below in "Description of the Reorganization Proposal—Certain Material U.S. Federal Income Tax Consequences—U.S. Federal Income Tax Consequences to the Equity Owners of the Reorganization."

        The discussion of the material U.S. federal income tax consequences contained in this registration statement is intended to provide only a general summary and is not a complete description of all potential U.S. federal income tax consequences of the Reorganization. The discussion does not address tax consequences that may vary with, or are dependent on, individual circumstances. In addition, the discussion does not address the effects of any non-U.S., state or local tax laws. For more information, see "The Reorganization Proposal—Certain Material U.S. Federal Income Tax Consequences."

Security Ownership of Directors and Executive Officers

        On September 7, 2018, the record date for the Special Meeting, directors, executive officers and their affiliates beneficially owned shares representing approximately 64.0% of the voting power of all the issued and outstanding shares of common stock of Existing PennyMac, which includes the Class A Common Stock and Class B Common Stock voting together as a single class. The affirmative vote of a majority of the voting power of all the issued and outstanding shares of common stock of Existing PennyMac is required to approve the Reorganization Proposal.

Regulatory Requirements in Connection with the Reorganization

        The Reorganization is conditioned on, among other things, (i) the SEC declaring effective the registration statement, of which this proxy statement/prospectus forms a part and (ii) the receipt of approval for listing on the NYSE of shares of New Common Stock of New PennyMac to be issued in the Reorganization. No other material federal or state regulatory requirements must be complied with or material approvals obtained in connection with the Reorganization.

Markets and Market Prices

        New Common Stock of New PennyMac is not currently traded on any stock exchange. We intend to apply to have the shares of New Common Stock of New PennyMac to be received in the Merger to be listed on the NYSE under Existing PennyMac's current trading symbol, "PFSI," on or before the effective date of the Merger. On August 1, 2018, the last trading day before the announcement of the Reorganization Proposal, the closing price per share of Class A Common Stock of Existing PennyMac was $19.15.

Board of Directors and Executive Officers of New PennyMac Following the Reorganization

        We expect that the directors and executive officers of New PennyMac following the Reorganization will be the same as those of Existing PennyMac immediately prior to the Reorganization.

RISK FACTORS

        In addition to the other information contained or incorporated by reference in this proxy statement/prospectus, you should carefully consider the risks described below in determining whether or not to vote for approval of the Reorganization Proposal. You should carefully consider the additional risks described in our annual, quarterly and current reports, including those identified in our Annual Report on Form 10-K for the year ended December 31, 2017 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2018. For more information, see "Where You Can Find Additional Information." You should refer to the explanation of the qualifications and limitations on these forward-looking statements in "Special Note Regarding Forward-Looking Statements."

Risks Related to the Reorganization

If the Reorganization Proposal does not receive sufficient stockholder approval, our Board may choose to defer or abandon the Reorganization.

        The affirmative vote of a majority of the voting power of all the issued and outstanding shares of common stock of Existing PennyMac, which includes both shares of Class A Common Stock and Class B Common Stock voting together as a single class, is required to approve the Reorganization Proposal. As of the Record Date, holders of Class B Common Stock are entitled to 52.3 million votes based on the aggregate number of Class A Units of PNMAC held by them as of such date. Further, as of the Record Date, holders of Class B Common Stock are entitled to 52.6 million votes of the shares of Class A Common Stock and Class B Common Stock, or control 67.9% of the votes of the shares of the Class A Common Stock and Class B Common Stock, voting together as a single class.

        There is no arrangement or agreement among any stockholder, including among the holders of our Class B Common Stock, on the one hand, and any of Existing PennyMac, New PennyMac, or Merger Sub, on the other hand (nor, to our knowledge, is there any arrangement or agreement among any of the holders of Class B Common Stock themselves) regarding the approval of the Reorganization Proposal. Each such holder is entitled to vote however they choose with respect to such proposals. Existing PennyMac is holding the Special Meeting specifically for the purpose of seeking approval from the holders of Class A Common Stock and Class B Common Stock of the Reorganization Proposal and the Adjournment Proposal. Existing PennyMac is furnishing this proxy statement to solicit proxies for approval of these proposals. The outcome of the vote on such proposals is uncertain and any (or all) of the holders of Class B Common Stock may choose not to vote in favor of the Reorganization Proposal or the Adjournment Proposal or both. Moreover, no single holder or group of affiliated holders of Class B Common Stock is capable of controlling the outcome of the vote on either the Reorganization Proposal or the Adjournment Proposal acting alone. The holders of Class B Common Stock, each of whom also separately holds Class A Units of PNMAC, have signed the Contribution Agreement as Contributors, wherein they have agreed to contribute their Class A Units of PNMAC to New PennyMac, but only if the conditions precedent to the Reorganization are satisfied, which conditions include, among other things, approval of the Reorganization Proposal, which remains uncertain and remains within the control of the holders of the Class A Common Stock and Class B Common Stock, voting together as a single class, at the Special Meeting.

        If the holders of a majority of the voting power of the Class A and Class B Common Stock, voting together as a single class, do not vote in favor of the Reorganization Proposal, we would not likely continue to pursue the Reorganization as currently structured and proposed, Existing PennyMac would remain our top-level parent and publicly-listed entity, and our so-called "Up-C" structure would remain in place.

Even if approved by our stockholders, our Board may choose to defer or abandon the Reorganization.

        Completion of the Reorganization may be deferred or abandoned, at any time prior to consummation, by action of our Board, whether before or after the Special Meeting. Assuming that the Reorganization Proposal is approved at the Special Meeting, we currently expect the Reorganization to take place before the end of calendar 2018. However, even if holders of Class A Common Stock and Class B Common Stock approve the Reorganization Proposal, the Board may elect to defer completion of the Reorganization or may terminate the Reorganization Agreement and abandon the Reorganization should it determine, for any reason, that the Reorganization would not be in the best interests of us or our stockholders. In the event of such termination and abandonment, the Reorganization Agreement will become void and none of Existing PennyMac, New PennyMac, Merger Sub, PNMAC or the Contributors will have any liability with respect to such termination and abandonment.

We may not obtain the expected benefits of the Reorganization.

        We believe that the Reorganization will provide us with benefits in the future. These benefits include the simplification of our overall corporate structure by transitioning our capital structure into a single-class of outstanding stock as well as an approximate 200% increase in our market capitalization at our parent-level entity. Prior to the Reorganization, our current market capitalization does not take into account the Class A Units of PNMAC that are outstanding because our current market capitalization is based on the product of the current market price of the Class A Common Stock and only the number of outstanding shares of Class A Common Stock. However, after the completion of the Reorganization, we expect the market capitalization of New PennyMac will take into account shares of New Common Stock issued in exchange for both Class A Common Stock of Existing PennyMac and the Class A Units of PNMAC outstanding prior to the Merger, which should increase our total market capitalization.

        As of the Record Date, we have 25.2 million shares of Class A Common Stock outstanding and 77.5 million Class A Units of PNMAC outstanding (including Class A Units held by holders of Class B Common Stock and Existing PennyMac). Approximately 52.3 million Class A Units of PNMAC held by Class B common stockholders will be exchanged on a one-for-one basis for shares of New Common Stock of New PennyMac. After completion of the Reorganization, we expect to have outstanding up to approximately 79.1 million shares of New Common Stock. The increase in our shares outstanding after the Reorganization should increase our market capitalization at our parent-level entity which, in turn, could enable certain investors (those with investment position limits tied to percentages of a company's market capitalization) to own larger positions in our stock than before, and could also make shares of New Common Stock eligible to be included in certain stock market indices for which shares of Class A Common Stock currently are not eligible (because the market capitalization at our parent-level entity currently does not include the shares of Class A Common Stock of Existing PennyMac that are issuable upon exchange of Class A Units of PNMAC). Further, such eligibility could mean an increased demand for shares of New Common Stock. These expected benefits may not be obtained if market conditions or other circumstances prevent us from taking advantage of the new attributes that we expect the Reorganization will afford us. As a result, we may incur the costs of the Reorganization without realizing the possible benefits.

As a stockholder of New PennyMac, your rights after the Reorganization in some instances will be different from, and may be more or less favorable than, your current rights as a stockholder of Existing PennyMac.

        Immediately prior to, or upon completion of, the Merger, New PennyMac will adopt New PennyMac's Organizational Documents which are attached as Annexes II and III. Upon the completion of the Reorganization, your rights as a stockholder of New PennyMac will be governed by New PennyMac's Organizational Documents, as described in "Description of New PennyMac Capital Stock." New PennyMac's Organizational Documents are substantially similar to Existing PennyMac's Amended and Restated Certificate of Incorporation and Second Amended and Restated Bylaws. There are differences, however, that you should carefully review under the caption "Comparative Rights of Holders of New PennyMac Common Stock and Existing PennyMac Common Stock" beginning on page 67. Some of these differences may be more or less favorable to holders of Class A Common Stock.

Even if no shares of Class A Common Stock are voted in favor of the Reorganization Proposal, if sufficient number of votes of Class B Common Stock are voted in favor of the Reorganization Proposal, the Reorganization will be approved.

        Even if no affirmative votes of Class A common stockholders are cast in favor of the Reorganization Proposal, the Reorganization Proposal will be approved if a sufficient number of votes of Class B common stockholders are cast in favor of the Reorganization Proposal. As of the Record Date, 25.2 million shares of Class A Common Stock, 45 shares of Class B Common Stock and 77.5 million Class A Units of PNMAC are outstanding. Each holder of Class A Units of PNMAC, other than Existing PennyMac, holds one share of our Class B Common Stock. The shares of Class B Common Stock have no economic rights but entitle the holder, without regard to the number of shares of Class B Common Stock held, to a number of votes on matters presented to our stockholders that is equal to the aggregate number of Class A Units of PNMAC held by such holder. As of the Record Date, holders of Class B Common Stock are entitled to 52.3 million votes based on the aggregate number of Class A Units of PNMAC held by them as of such date. Further, as of the Record Date, holders of Class B Common Stock are entitled to 52.6 million votes of the shares of Class A Common Stock and Class B Common Stock, or control 67.9% of the 77.5 million votes of the shares of the Class A Common Stock and Class B Common Stock, voting together as a single class. Based upon the percentage of control of the Class B Common Stock of the vote of the shares of Class A Common Stock and Class B Common Stock, voting together as a single class, if sufficient affirmative votes of Class B common stockholders are cast in favor of the Reorganization Proposal, the Reorganization will be approved even if no affirmative votes of Class A common stockholders are cast in favor of the Reorganization Proposal.

Members of the management and board of directors of Existing PennyMac and certain affiliates have interests in the Reorganization that are different from, or in addition to, those of holders of shares of Class A Common Stock and Class B Common Stock.

        In considering whether to approve the Reorganization, Class A common stockholders and Class B common stockholders should recognize that members of management and board of directors of Existing PennyMac may have interests in the Reorganization that differ from, or are in addition to, their interests as Class A common stockholders and Class B common stockholders. For a description of these interests, see "Description of the Reorganization Proposal—Interests of Certain Directors and Executive Officers in the Reorganization."

If the Reorganization does not qualify as a "reorganization" under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and/or a transfer described in Section 351(a) of the Code, holders of Existing PennyMac Class A Common Stock and/or PNMAC Class A Units may be required to pay substantial U.S. federal income taxes.

        The Reorganization is conditioned on, among other things, Existing PennyMac's receipt of an opinion from its tax counsel, Goodwin Procter LLP, to the effect that, for U.S. federal income tax purposes, the Reorganization should qualify as a "reorganization" within the meaning of Section 368(a) of the Code and/or a transfer described in Section 351(a) of the Code. The opinion will be based on certain assumptions, representations as to factual matters, and covenants from Existing PennyMac, New PennyMac and Merger Sub. The opinion cannot be relied upon if any of the assumptions, representations or covenants is incorrect, incomplete or inaccurate or is violated in any material respect. In addition, the opinion is based on current law and cannot be relied upon if current law changes with retroactive effect. The opinion of counsel is not binding upon the Internal Revenue Service (the "IRS") or courts, and there is no assurance that the IRS or a court will not take a contrary position. Existing PennyMac does not intend to request a ruling from the IRS regarding any aspects of the U.S. federal income tax consequences of the Reorganization. If the IRS or a court determines that the Reorganization should not be treated as described in the opinion, a holder of Existing PennyMac Class A Common Stock or PNMAC Class A Units and Class B Common Stock that is a U.S. person (as defined in the section entitled "Description of the Reorganization Proposal—Certain Material U.S. Federal Income Tax Consequences" beginning on page 51) would generally recognize gain or loss for U.S. federal income tax purposes upon the exchange of Existing PennyMac Class A Common Stock, Class B Common Stock, and/or PNMAC Class A Units for New Common Stock of New PennyMac in the Reorganization. For more information on the material U.S. federal income tax consequences of the Reorganization, see the section entitled "Description of the Reorganization Proposal—Certain Material U.S. Federal Income Tax Consequences" beginning on page 51.

We may not pay dividends on our common stock in the foreseeable future.

        Other than the Distribution, Existing PennyMac does not have a history of paying dividends. We do not expect New PennyMac to pay dividends in the future. The declaration, amount and payment of any dividends on shares of New Common Stock of New PennyMac will be at the sole discretion of its board of directors. New PennyMac's board may take into account general and economic conditions, the financial condition and operating results of New PennyMac, the available cash and current and anticipated cash needs of New PennyMac, capital requirements, contractual, legal, tax and regulatory restrictions, the implications of the payment of dividends to stockholders of New PennyMac and such other factors as deemed relevant in evaluating future dividends. New PennyMac may also enter into credit agreements or other borrowing arrangements in the future that restrict or limit its ability to pay cash dividends. Accordingly, New PennyMac may not pay any dividends on shares of New Common Stock in the foreseeable future.

The market price of shares of New Common Stock of New PennyMac may be negatively affected by sales of substantial amounts of shares of New Common Stock by its affiliates.

        After the completion of the Reorganization, we expect there will be up to approximately 79.1 million shares of New Common Stock outstanding, of which approximately 33.9 million shares (or 42.8%) will be held by "affiliates" (as that term is defined in Rule 144 under the Securities Act). All of these shares will be freely transferable, except for any shares held by affiliates of New PennyMac. However, we expect affiliates of New PennyMac will be able to resell, transfer or otherwise dispose of shares of New Common Stock held by them pursuant to a resale registration statement. Because affiliates of New PennyMac are not subject to any contractual transfer restrictions after the completion of the Reorganization, the market price of shares of New Common Stock may decline significantly when these affiliates resell or otherwise dispose of any or all of their shares of New Common Stock. A decline in the price of shares of New Common Stock may hinder New PennyMac's ability to raise capital through the issuance of additional shares of New Common Stock or other securities.

Certain affiliates of Existing PennyMac, including BlackRock and Highfields, will continue to significantly influence the outcome of the votes of shares of New PennyMac and their interests may differ from those of New PennyMac's unaffiliated stockholders.

        BlackRock and Highfields are each currently party to stockholder agreements with Existing PennyMac that provide them with certain rights. In connection with the Reorganization, New PennyMac will enter into nearly identical amended and restated stockholder agreements with BlackRock and Highfields. Pursuant to these stockholder agreements, each of BlackRock and Highfields will have the right to nominate two individuals for election to New PennyMac's board of directors as long as each of BlackRock and Highfields, together with its affiliates, holds at least 15% of the voting power of New Common Stock of New PennyMac, and the right to nominate one individual for election to New PennyMac's board of directors as long as each of BlackRock and Highfields, together with its affiliates, holds at least 10% of the voting power of New Common Stock of New PennyMac. New PennyMac, in turn, will be obligated to use its best efforts to ensure that these nominees are elected. In addition, these agreements will provide that each of BlackRock and Highfields, as long as each of them is entitled to nominate at least one individual for election to the Board of Directors of New PennyMac and at least one designee thereof is then serving on the board of directors of New PennyMac, is entitled to have one designee serve as a member on each committee and subcommittee of the board of directors of New PennyMac. As long as those nominees meet the independence standards applicable to those committees, New PennyMac's board will appoint them as members of such committee or committees upon request. These agreements also will provide that neither New PennyMac's Certificate nor New PennyMac's Bylaws, as in effect from time to time, may be amended in any manner that is adverse to BlackRock, Highfields or their respective affiliates without the consent of BlackRock or Highfields, as applicable, as long as each, together with their affiliates, holds at least 5% of the voting power of New PennyMac's outstanding shares of capital stock.

New PennyMac's Certificate contains provisions renouncing its interest and expectancy in certain corporate opportunities identified by or presented to BlackRock and Highfields. Further, anti-takeover provisions in our governing documents and Delaware law might discourage or delay acquisition attempts for us that you might consider favorable.

        BlackRock, Highfields and their respective affiliates are in the business of providing capital to growing companies, and may acquire interests in businesses that directly or indirectly compete with certain portions of New PennyMac's business. As is the case under the current certificate of incorporation of Existing PennyMac, New PennyMac's Certificate in the form that will be in effect upon the completion of the Reorganization will similarly provide that neither BlackRock nor Highfields nor their respective affiliates has any duty (fiduciary or otherwise) to refrain from engaging, directly or indirectly, in a corporate opportunity in the same or similar lines of business in which New PennyMac or its subsidiaries engage. Please refer to "Description of New PennyMac Capital Stock—Corporate Opportunity" for more information regarding corporate opportunities with BlackRock or Highfields.

        Further, New PennyMac's Certificate and Bylaws, each in the form that will be in effect upon the completion of the Reorganization, contain nearly identical provisions to those contained in the current certificate of incorporation of Existing PennyMac, and certain of those provisions may make the acquisition of New PennyMac more difficult without the approval of its board of directors. Please refer to "Description of New PennyMac Capital Stock—Anti-Takeover Effects of Provisions of Delaware Law and New PennyMac's Organizational Documents" for more information regarding these provisions.

Risks Related to the Distribution

Current tax law is complex with respect to the proper treatment for U.S. federal income tax purposes of the Distribution, and our tax counsel is not rendering an opinion regarding such treatment.

        The proper U.S. federal income tax treatment of the Distribution is not entirely clear under current law, and our tax counsel is not rendering an opinion regarding such treatment. The Company intends that the Distribution be treated as a distribution under Section 301 of the Code. Although the Distribution was not contingent on the Reorganization and has already occurred regardless of whether or not the Reorganization is completed, it is possible that the IRS could treat the Distribution as part of the Merger Consideration paid to Existing PennyMac stockholders who receive the Distribution. Under this characterization, a stockholder receiving such a Distribution could be treated as recognizing gain in the Reorganization, equal to the lesser of: (i) the sum of the amount of cash received in such Distribution; and (ii) the amount, if any, by which the sum of the cash and the fair market value of the New Common Stock of New PennyMac received by the Existing PennyMac stockholder in the Reorganization exceeds such stockholder's tax basis in the Existing PennyMac Class A Common Stock surrendered in exchange therefor. Holders of Existing PennyMac Class A Common Stock who received the Distribution should consult with their tax advisor regarding the treatment of the Distribution.

 SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Certain statements in this proxy statement/prospectus, and in the documents incorporated by reference in this proxy statement/prospectus, contain "forward-looking" statements, as defined in Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which represent our management's beliefs and assumptions concerning future events. We have identified some of these forward-looking statements with words such as "anticipates," "believes," "expects," "estimates," "is likely," "predicts," "projects," "forecasts," "objectives," "may," "will," "should," "plans" and "intends" and the negative of these words or other comparable terminology. In addition, we may from time to time make forward-looking statements in our annual report, quarterly reports and other filings with the SEC, news releases and other written and oral communications.

        These forward-looking statements are based on our expectations and assumptions, as of the date such statements are made, regarding our future operating performance and financial condition, including the expected timetable for completing the Reorganization, the future financial and operating performance of our Company, as well as the economy and other future events or circumstances.

        Factors that could cause actual results to differ materially from those stated, projected or implied by any forward-looking statements include, but are not limited to: (i) the possibility that the proposed Reorganization will not be consummated within the anticipated time period or at all, including as the result of regulatory, market or other factors or the failure to obtain stockholder approval of the Reorganization Proposal; (ii) the potential for disruption to our business in connection with the proposed Reorganization; (iii) the potential that we do not realize all of the expected benefits of the Reorganization; and (iv) the risks and uncertainties affecting us that are described in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q (including Item 1A. Risk Factors) filed with the SEC, which are available on our website at ir.pennymacfinancial.com or on the SEC's website at www.sec.gov.

        We believe our expectations and assumptions are reasonable, but there can be no assurance that the expectations reflected herein will be achieved. Unless legally required, we undertake no obligation to update any forward-looking statements made in this proxy statement/prospectus whether as a result of new information, future events or otherwise.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION FOR EXISTING PENNYMAC

        The following table sets forth selected historical consolidated financial data for Existing PennyMac as of and for the years ended December 31, 2017, 2016, 2015, 2014 and 2013 and as of and for the six months ended June 30, 2018 and 2017. The following selected historical financial information of Existing PennyMac is being provided to assist you in your analysis of the financial aspects of the Reorganization. Existing PennyMac derived the selected historical financial information as of and for the years ended December 31, 2017, 2016, 2015, 2014, and 2013 from its audited consolidated financial statements and the selected historical financial information as of and for the six months ended June 30, 2018 and 2017 from its unaudited condensed consolidated financial statements. No historical financial statements of New PennyMac are being provided because before the Reorganization, New PennyMac will have no assets, liabilities or operations other than those incidental to its formation.

        The information set forth below is only a summary that you should read together with the audited consolidated financial statements of Existing PennyMac and the accompanying notes thereto, as well as the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in Existing PennyMac's Annual Report on Form 10-K for the year ended December 31, 2017 and Existing PennyMac's Quarterly Report on Form 10-Q for the period ended June 30, 2018 that were previously filed with the SEC and are incorporated by reference into this proxy statement/prospectus. The selected historical financial information may not be indicative of the future performance of Existing PennyMac or New PennyMac. For more information, see "Where You Can Find Additional Information" beginning on page 79 of this proxy statement/prospectus.

        During the quarter ended March 31, 2018, Existing PennyMac adopted the Financial Accounting Standards Board's Accounting Standards Update 2016-18, Statement of Cash Flows (Topic 230)—Restricted Cash ("ASU 2016-18"). ASU 2016-18 requires that a statement of cash flows explain the change during the reporting period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the consolidated statement of cash flows.

        Beginning in the quarterly reporting period ended March 31, 2018, Existing PennyMac retrospectively changed the presentation of its consolidated statements of cash flows to conform to the requirements of ASU 2016-18. For the purpose of reporting statement of cash flows, Existing PennyMac has identified tenant security deposits relating to rental properties owned by PennyMac Mortgage Investment Trust and managed by Existing PennyMac as restricted cash. Such deposits are included in Other assets on Existing PennyMac's consolidated balance sheets.

        Due to the minor effect of the adoption of ASU 2016-18 on Existing PennyMac's consolidated financial statements, such consolidated financial statements have not been revised. Following is a summary of the effect of Existing PennyMac's adoption of ASU 2016-08 on Existing PennyMac's consolidated statements of cash flows for each of the three years ended December 31, 2017:

Year ended December 31,	As adjusted	Adjustment	As previously reported
	(in thousands)
Cash flow from operating activities
2017	$(883,412)	$173	$(883,585)
2016	$(938,324)	$198	$(938,532)
2015	$53,221	$77	$53,144
Cash and restricted cash at year end
2017	$38,173	$448	$37,725
2016	$99,642	$275	$99,367
2015	$105,549	$77	$105,472

	Year ended December 31,
	2017	2016	2015	2014	2013
	(in thousands, except per share data)
Condensed Consolidated Statements of Income:
Revenues
Net gains on mortgage loans held for sale	$391,804	$531,780	$320,715	$167,024	$138,013
Loan origination fees	119,202	125,534	91,520	41,576	23,575
Fulfillment fees from PennyMac Mortgage Investment Trust	80,359	86,465	58,607	48,719	79,712
Net mortgage loan servicing fees	306,059	185,466	229,543	216,919	90,010
Management fees and Carried Interest	22,545	23,726	30,865	48,664	53,749
Net interest expense	(1,341)	(25,079)	(19,382)	(9,486)	(1,041)
Other	36,835	3,995	1,242	4,861	2,541

Total net revenue	955,463	931,887	713,110	518,277	386,559

Expenses
Compensation	358,721	342,153	274,262	190,707	148,576
Servicing	117,696	85,857	68,085	48,430	7,028
Other	143,137	120,794	91,570	56,107	48,829

Total expenses	619,554	548,804	433,917	295,244	204,433

Income before provision for income taxes	335,909	383,083	279,193	223,033	182,126
Provision for income taxes	24,387	46,103	31,635	26,722	9,961

Net income	311,522	336,980	247,558	196,311	172,165
Less: Net income attributable to noncontrolling interest	210,765	270,901	200,330	159,469	157,765

Net income attributable to PennyMac Financial Services, Inc. common stockholders	$100,757	$66,079	$47,228	$36,842	$14,400

Earnings per share:
Basic	$4.34	$2.98	$2.17	$1.73	$0.83
Diluted	$4.03	$2.94	$2.17	$1.73	$0.82
Condensed Consolidated Balance Sheets at Year End:
Assets
Mortgage loans held for sale at fair value	$3,099,103	$2,172,815	$1,101,204	$1,147,884	$531,004
Mortgage servicing rights	2,119,588	1,627,672	1,411,935	730,828	483,664
Carried Interest due from Investment Funds	8,552	70,906	69,926	67,298	61,142
Servicing advances	318,066	348,306	299,354	228,630	154,328
Other	1,822,784	914,203	622,875	332,046	354,337

Total assets	$7,368,093	$5,133,902	$3,505,294	$2,506,686	$1,584,475

Liabilities and stockholders' equity
Assets sold under agreements to repurchase	$2,381,538	$1,735,114	$1,166,731	$822,252	$471,592
Mortgage loan participation and sale agreements	527,395	671,426	234,872	143,568	—
Notes payable	891,505	150,942	61,136	146,855	52,154
Excess servicing spread financing at fair value payable to PennyMac Mortgage Investment Trust	236,534	288,669	412,425	191,166	138,723
Other	1,611,447	888,395	567,780	395,579	292,802

Total liabilities	5,648,419	3,734,546	2,442,944	1,699,420	955,271
Stockholders' equity	1,719,674	1,399,356	1,062,350	807,266	629,204

Total liabilities and stockholders' equity	$7,368,093	$5,133,902	$3,505,294	$2,506,686	$1,584,475

Year end per share:
Book value	$19.95	$15.49	$12.32	$9.92	$8.04
Share price	$22.35	$16.65	$15.36	$17.30	$17.55

	Six months ended June 30,
	2018	2017
	(in thousands, except per share data)
Revenues
Net gains on mortgage loans held for sale	$132,360	$185,047
Mortgage loan origination fees	48,991	55,767
Fulfillment fees from PennyMac Mortgage Investment Trust	26,503	37,677
Net mortgage loan servicing fees	230,478	121,076
Management fees, net	11,439	11,381
Carried Interest from Investment Funds	(348)	113
Net interest income (expense)	28,358	(7,519)
Other	4,718	2,652

Total net revenue	482,499	406,194

Expenses
Compensation	200,553	168,207
Servicing	54,789	51,545
Technology	29,774	22,937
Occupancy and equipment	12,884	11,007
Other	36,805	32,506

Total expenses	334,805	286,202

Income before provision for income taxes	147,694	119,992
Provision for income taxes	12,363	14,860

Net income	135,331	105,132
Less: Net income attributable to noncontrolling interest	100,875	83,774

Net income attributable to PennyMac Financial Services, Inc. common stockholders	$34,456	$21,358

Earnings per share:
Basic	$1.41	$0.93
Diluted	$1.38	$0.91
Weighted average shares outstanding
Basic	24,399	23,006
Diluted	78,947	77,641

	June 30, 2018	December 31, 2017
	(in thousands)
Condensed Consolidated Balance Sheets:
Assets
Mortgage loans held for sale at fair value	$2,527,231	$3,099,103
Mortgage servicing rights	2,486,157	2,119,588
Carried Interest due from Investment Funds	370	8,552
Servicing advances	258,900	318,066
Other	1,569,048	1,822,784

Total assets	$6,841,706	$7,368,093

Liabilities and stockholders' equity
Assets sold under agreements to repurchase	1,825,813	2,381,538
Mortgage loan participation and sale agreements	528,368	527,395
Notes payable	1,140,546	891,505
Excess servicing spread financing at fair value payable to PennyMac Mortgage Investment Trust	229,470	236,534
Other	1,255,565	1,611,447

Total liabilities	4,979,762	5,648,419
Stockholders' equity	1,861,944	1,719,674

Total liabilities and stockholders' equity	$6,841,706	$7,368,093

 SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION FOR NEW PENNYMAC

        We have not provided historical financial statements of New PennyMac because, prior to the Reorganization, it will have no assets, liabilities or operations other than those incident to its formation. For selected historical consolidated financial data of Existing PennyMac, see "Selected Historical Consolidated Financial Information for Existing PennyMac" beginning on page 24.

 UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

FOR NEW PENNYMAC

        The following unaudited pro forma condensed consolidated financial information consists of unaudited pro forma condensed consolidated statements of operations information for the six months ended June 30, 2018 and for the year ended December 31, 2017, and unaudited pro forma condensed consolidated balance sheet information as of June 30, 2018. After completion of the Reorganization, New PennyMac will consolidate the financial statements of Existing PennyMac, which will become its wholly-owned subsidiary after the Reorganization. The unaudited pro forma condensed consolidated financial information presented below has been derived by application of pro forma adjustments to Existing PennyMac's historical financial statements.

        The following unaudited pro forma condensed consolidated financial information is based upon the historical financial statements of Existing PennyMac and its consolidated subsidiaries, adjusted to reflect the Reorganization and the Distribution. The following unaudited pro forma condensed consolidated financial information of New PennyMac should be read in conjunction with the related notes and with the historical consolidated financial statements of Existing PennyMac and the related notes, which are incorporated by reference into this proxy statement/prospectus.

        The unaudited pro forma condensed consolidated statements of operations give effect to the Reorganization as if it had occurred on January 1, 2017, while the unaudited pro forma condensed consolidated balance sheet gives effect to the Reorganization and Distribution as if they had occurred on June 30, 2018. The pro forma adjustments, described in the related notes, are based on the best available information and certain assumptions that Existing PennyMac's management believe are reasonable. Excluded from the pro forma statement of operations are amounts that are non-recurring in nature or amounts that are not material, including, but not limited to, legal fees related to the Reorganization.

        The unaudited pro forma condensed consolidated financial information is provided for illustrative purposes only and is not necessarily indicative of the operating results that would have occurred had the Reorganization been completed on January 1, 2017 for the unaudited pro forma condensed consolidated statements of operations, and had the Reorganization and Distribution been completed on June 30, 2018 for the unaudited pro forma condensed consolidated balance sheet information. Readers should not rely on the unaudited pro forma condensed consolidated financial information as being indicative of the historical operating results that New PennyMac would have achieved or any future operating results or financial position that it will experience after the Reorganization is completed. There is no assurance that the Reorganization will occur even if the Reorganization Proposal is approved by Existing PennyMac stockholders. The pro forma adjustments made in connection with the Reorganization are calculated assuming the Reorganization Proposal is approved by Existing PennyMac stockholders.

        The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates and assumptions are preliminary and have been made solely for purposes of developing this unaudited pro forma condensed consolidated financial information. Actual results will differ, perhaps materially, from these estimates and assumptions.

        New PennyMac's unaudited pro forma condensed consolidated financial information has been prepared to reflect adjustments to Existing PennyMac's historical financial information that are (1) directly attributable to the Reorganization and the Distribution; (2) factually supportable; and (3) with respect to the unaudited pro forma condensed consolidated statements of operations, expected to have a continuing impact on New PennyMac's results.

PennyMac Financial Services, Inc.
Pro Forma Condensed Consolidated Balance Sheet
June 30, 2018

	Historical	Pro forma adjustments	Pro forma	Notes
	(in thousands except book value per share)
ASSETS
Cash	$189,663	$(10,100)	$179,563	(1)
Mortgage loans held for sale at fair value	2,527,231	—	2,527,231
Mortgage servicing rights	2,486,157	—	2,486,157
Investments in and advances to affiliates	160,049	—	160,049
Mortgage loans eligible for repurchase	879,621	—	879,621
Other	598,985	—	598,985

Total assets	$6,841,706	$(10,100)	$6,831,606

LIABILITIES
Assets sold under agreements to repurchase	$1,825,813	$—	$1,825,813
Mortgage loan participation and sales agreement	528,368	—	528,368
Note payable	1,140,546	—	1,140,546
Payable to exchanged Private National Mortgage Acceptance Company, LLC unitholders under the Tax Receivable Agreement	46,903	—	46,903
Payable to affiliates	329,183		329,183
Income taxes payable	67,357	305,324	372,681	(2)
Liability for loans eligible for repurchase	879,621	—	879,621
Other	161,971	—	161,971

Total liabilities	4,979,762	305,324	5,285,086

STOCKHOLDERS' EQUITY
Class A common stock	3	5	8
Class B common stock	—	—	—
Additional paid-in capital	229,941	1,026,720	1,256,661	(3)
Retained earnings	299,951	(10,100)	289,851	(1)

Total stockholders' equity attributable to PennyMac
Financial Services, Inc. common stockholders	529,895	1,016,625	1,546,520
Noncontrolling interest in Private National Mortgage Acceptance Company, LLC	1,332,049	(1,332,049)	—

Total stockholders' equity	1,861,944	(315,424)	1,546,520

Total liabilities and stockholders' equity	$6,841,706	$(10,100)	$6,831,606

Shares outstanding	25,009	52,398	77,407
Book value per share	$21.19		$19.98	(4)

PennyMac Financial Services, Inc.
Pro Forma Condensed Consolidated Statement of Income
Six months ended June 30, 2018

	Historical	Pro forma adjustments	Pro forma	Notes
	(In thousands except earnings per share)
Revenue
Net gains on mortgage loans held for sale at fair value:
From non-affiliates	$105,047	$—	$105,047
From PennyMac Mortgage Investment Trust	27,313	—	27,313

	132,360	—	132,360

Mortgage loan origination fees:
From non-affiliates	46,241	—	46,241
From PennyMac Mortgage Investment Trust	2,750	—	2,750

	48,991	—	48,991

Fulfillment fees from PennyMac Mortgage Investment Trust	26,503	—	26,503
Net mortgage loan servicing fees:
Mortgage loan servicing fees
From non-affiliates	274,354	—	274,354
From PennyMac Mortgage Investment Trust	20,450	—	20,450
From Investment Funds	3	—	3
Ancillary and other fees	27,808	—	27,808

	322,615	—	322,615
Amortization, impairment and change in estimated fair value of mortgage servicing rights:
Related to servicing for non-affiliates	(84,220)	—	(84,220)
Change in fair value of excess servicing spread payable to PennyMac Mortgage Investment Trust	(7,917)	—	(7,917)

	(92,137)	—	(92,137)

Net servicing fees	230,478	—	230,478

Management fees:
From PennyMac Mortgage Investment Trust	11,424	—	11,424
From Investment Funds	15	—	15

	11,439	—	11,439

Carried Interest	(348)	—	(348)
Net interest expense:
Interest income:
From non-affiliates	93,845	—	93,845
From PennyMac Mortgage Investment Trust	3,874	—	3,874

Interest income	97,719	—	97,719

Interest expense:
To non-affiliates	61,517	—	61,517
To PennyMac Mortgage Investment Trust	7,844	—	7,844

	69,361	—	69,361

Net interest expense	28,358	—	28,358
Change in fair value of investments in and dividends received from PennyMac Mortgage Investment Trust	290	—	290
Other	4,428	—	4,428

Total net revenue	482,499	—	482,499

Expenses
Compensation	200,553	—	200,553
Servicing	54,789	—	54,789
Technology	29,774	—	29,774
Occupancy and equipment	12,884	—	12,884
Other	36,805	—	36,805

Total expenses	334,805	—	334,805

Income before provision for income taxes	147,694	—	147,694
Provision for income taxes	12,363	26,656	39,019	(5)

Net income	135,331	(26,656)	108,675
Less: Net income attributable to noncontrolling interest	100,875	(100,875)	—	(5)

Net income attributable to PennyMac Financial Services, Inc. common stockholders	$34,456	$74,219	$108,675

Earnings per share
Basic	$1.41		$1.41
Diluted	$1.38		$1.38
Weighted-average common shares outstanding
Basic	24,399	52,583	76,982
Diluted	78,947		78,947

 PennyMac Financial Services, Inc.
Pro Forma Condensed Consolidated Statement of Income
Year ended December 31, 2017

	Historical	Pro forma adjustments	Pro forma	Notes
	(in thousands except earnings per share)
Revenue
Net gains on mortgage loans held for sale at fair value:
From non-affiliates	$369,815	$—	$369,815
From PennyMac Mortgage Investment Trust	21,989	—	21,989

	391,804	—	391,804

Mortgage loan origination fees:
From non-affiliates	112,124	—	112,124
From PennyMac Mortgage Investment Trust	7,078	—	7,078

	119,202	—	119,202

Fulfillment fees from PennyMac Mortgage Investment Trust	80,359	—	80,359
Net mortgage loan servicing fees:
Mortgage loan servicing fees
From non-affiliates	475,848	—	475,848
From PennyMac Mortgage Investment Trust	43,064	—	43,064
From Investment Funds	1,461	—	1,461
Ancillary and other fees	58,924	—	58,924

	579,297	—	579,297
Amortization, impairment and change in estimated fair value of mortgage servicing rights:
Related to servicing for non-affiliates	(292,588)	—	(292,588)
Change in fair value of excess servicing spread payable to PennyMac Mortgage Investment Trust	19,350	—	19,350

	(273,238)	—	(273,238)

Net servicing fees	306,059	—	306,059

Management fees:
From PennyMac Mortgage Investment Trust	22,584	—	22,584
From Investment Funds	1,001	—	1,001

	23,585	—	23,585

Carried Interest	(1,040)	—	(1,040)
Net interest expense:
Interest income:
From non-affiliates	135,141	—	135,141
From PennyMac Mortgage Investment Trust	8,038	—	8,038

Interest income	143,179	—	143,179

Interest expense:
To non-affiliates	127,569	—	127,569
To PennyMac Mortgage Investment Trust	16,951	—	16,951

	144,520	—	144,520

Net interest expense	(1,341)	—	(1,341)
Change in fair value of investments in and dividends received from PennyMac Mortgage Investment Trust	118	—	118
Revaluation of payable to exchanged Private National Mortgage Acceptance Company, LLC unitholders under the Tax Receivable Agreement	32,940	—	32,940
Other	3,777	—	3,777

Total net revenue	955,463	—	955,463

Expenses
Compensation	358,721	—	358,721
Servicing	117,696	—	117,696
Technology	52,013	—	52,013
Occupancy and equipment	22,615	—	22,615
Other	68,509	—	68,509

Total expenses	619,554	—	619,554

Income before provision for income taxes	335,909	—	335,909
Provision for (benefit from) income taxes	24,387	(39,942)	(15,555)	(5)

Net income	311,522	39,942	351,464
Less: Net income attributable to noncontrolling interest	210,765	(210,765)	—	(5)

Net income attributable to PennyMac Financial Services, Inc.common stockholders	$100,757	$250,707	$351,464

Earnings per share
Basic	$4.34		$4.59	(6)
Diluted	$4.03		$4.49
Weighted-average common shares outstanding
Basic	23,199	53,299	76,498
Diluted	24,999	53,299	78,298

        The unaudited pro forma consolidated financial statements as of and for the periods ended June 30, 2018 and for the year ended December 31, 2017 include the following:

Notes

(1)
Represents the Distribution.

(2)
Represents adjustments to income taxes payable resulting from the Reorganization.

(3)
Represents reclassification of non-controlling interest to additional paid-in capital reduced by income taxes payable relating to such non-controlling interest as a result of the Contribution as summarized below:

June 30, 2018
(in thousands)
Reclassification of non-controlling interest, net of par value attributable to common shares issued	$1,332,044
Increase to income taxes payable attributable to the Contribution net of deferred tax benefit relating to units previously converted	(305,324)

$1,026,720

(4)
Book value per share is calculated by dividing Total stockholders' equity attributable to PennyMac Financial Services, Inc. common stockholders by Shares outstanding as of the applicable date.

(5)
Represents assumption of income attributable to non-controlling interest.

(6)
The pro forma income statement for the year ended December 31, 2017 reflects basic earnings per share ("EPS") of $4.59 per share compared to the historical basic EPS of $4.34 per share. The difference arises from repricing of tax-related balance sheet items of Existing PennyMac's top-level parent company as a result of the reduction in the federal income tax rate under the Tax Cuts and Jobs Act of 2017. Specifically the difference relates to (1) repricing the liability under the Tax Receivable Agreement, and (2) repricing the net deferred tax liability (the "net DTL").

The repricing of the Tax Receivable Agreement liability resulted in income to Existing PennyMac's top-level parent company which is attributable to its operations as opposed to those of PNMAC. As a result, the benefit of this repricing is not attributable to the PNMAC Class A Units that will be exchanged if the Reorganization is completed.

The deferred tax asset ("DTA") resulting from prior exchanges of PNMAC Class A Units is an asset of Existing PennyMac's top-level company. This DTA offsets the gross DTL arising at PNMAC. The Reorganization, if completed, will result in an increase in the gross DTL attributable to the PNMAC Class A Units to be exchanged but will not affect the offsetting DTA. As a result, the net DTL at December 31, 2017 as shown in the pro forma income statement, and the benefit reflected from repricing that net DTL, is proportionally greater than the historical net DTL at December 31, 2017 and the corresponding benefit from repricing the historical net DTL.

  These differences are summarized below:

	Year ended December 31, 2017
	Difference from expected effect on net income	Effect on basic earnings per share
	(in thousands)
Revaluation of Payable to exchanged Private National Mortgage Acceptance Company, LLC unitholders under the Tax Receivable Agreement	$(75,676)	$(0.99)
Repricing of net deferred tax liability	94,097	1.23

	$18,421	$0.24

DESCRIPTION OF THE REORGANIZATION PROPOSAL

        This section of the proxy statement/prospectus describes the Reorganization Proposal. Although we believe that the description in this section covers the material terms of the Reorganization Proposal, this summary may not contain all of the information that is important to you. The summary of the material provisions of the Reorganization Agreement provided below is qualified in its entirety by reference to the full text of the Reorganization Agreement, which we have attached as Annex I to this proxy statement/prospectus and which we incorporate by reference into this proxy statement/prospectus. You should carefully read the entire proxy statement/prospectus and the Reorganization Agreement for a more complete understanding of the Reorganization Proposal. Your approval of the Reorganization Proposal will constitute your approval of the Reorganization Agreement and the Reorganization.

Overview

        We are asking you to approve the creation of a new holding company above Existing PennyMac to help simplify its overall corporate structure and financial reporting by (i) eliminating Existing PennyMac's so-called "Up-C" structure and causing all equityholders to hold all of their equity interests in our business at the same top-level parent entity, which will be New PennyMac, and (ii) transitioning to a single class of common stock held by all stockholders, as opposed to the two classes, Class A and Class B, of common stock of Existing PennyMac that are authorized, issued and outstanding today. We believe that one of the effects of this Reorganization will be to increase our current market capitalization at our parent-level entity, which could enable certain investors (those with investment position limits tied to percentages of a company's market capitalization) to own larger positions in our stock than before, and could also make shares of New PennyMac Common Stock eligible to be included in certain stock market indices for which shares of Class A Common Stock of Existing PennyMac currently are not eligible. Such eligibility, in turn, could mean an increased demand for shares of New PennyMac Common Stock, which could assist in our stated goal of seeking to maximize long-term stockholder value.

        The proposal is for holders of Class A Common Stock and Class B Common Stock to approve the Reorganization Agreement by and among (i) Existing PennyMac, (ii) New PennyMac, (iii) Merger Sub, (iv) PNMAC and (v) the Contributors. New PennyMac and Merger Sub are newly formed entities organized by Existing PennyMac for the purpose of participating in the Reorganization.

        As a result of the Reorganization, New PennyMac will replace Existing PennyMac as the publicly held corporation and, through its subsidiaries, will conduct all of the operations currently conducted by Existing PennyMac. Pursuant to the Reorganization Agreement, the Contributors will voluntarily contribute all of their Class A Units of PNMAC in exchange for the issuance by New PennyMac to such Contributors of an aggregate number of shares of New Common Stock equal in number to the Class A Units of PNMAC so contributed. Also, pursuant to the Reorganization Agreement, and simultaneously with the Contribution described above, Merger Sub will merge with and into Existing PennyMac, with Existing PennyMac continuing as the surviving corporation, and each outstanding share of Class A Common Stock will be automatically converted into one share of New Common Stock of New PennyMac and each outstanding share of Class B Common Stock will automatically be cancelled for no consideration.

        Following the completion of the Reorganization, Existing PennyMac will be a wholly-owned subsidiary of New PennyMac, and the Class A Units of PNMAC contributed to New PennyMac in the Contribution, taken together with the Class A Units of PNMAC that will remain owned by Existing PennyMac following the Merger, will constitute one hundred percent (100%) of the issued and outstanding Class A Units of PNMAC, such that following the completion of both the Contribution and the Merger, New PennyMac will hold (directly or indirectly) all of the issued and outstanding Class A Units of PNMAC. Your overall proportionate economic ownership of the entire PNMAC business and your voting control percentage in New PennyMac after the Reorganization will be the same as your current overall proportionate economic ownership of the entire PNMAC business and voting control percentage in Existing PennyMac immediately prior to the Reorganization.

The Principal Parties

PennyMac Financial Services, Inc.
3043 Townsgate Road
Westlake Village, California 91361
(818) 224-7442

        PennyMac Financial Services, Inc. ("Existing PennyMac") is headquartered in Westlake Village, California, and is our current top-level parent entity. Existing PennyMac was incorporated in Delaware in December 2012 in connection with our initial public offering. PennyMac Financial Services, Inc. operates and controls all of the business and affairs, and consolidates the financial results, of PNMAC, which is described further below. Following the Reorganization, Existing PennyMac will become a wholly-owned subsidiary of New PennyMac, shares of Class A Common Stock will be automatically converted, on a one-for-one basis, into shares of New Common Stock of New PennyMac and shares of Class B Common Stock will be automatically cancelled for no consideration.

New PennyMac Financial Services, Inc.
3043 Townsgate Road
Westlake Village, California 91361
(818) 224-7442

        New PennyMac, a Delaware corporation, is a newly formed, direct, wholly-owned subsidiary of Existing PennyMac. Existing PennyMac formed New PennyMac for the purpose of participating in the transactions contemplated by the Reorganization Agreement. Prior to the Reorganization, New PennyMac will have no assets or operations other than those incident to its formation. If we complete the Reorganization, New PennyMac will replace Existing PennyMac as the publicly held corporation and, through its subsidiaries, will conduct all of the operations currently conducted by Existing PennyMac.

New PennyMac Merger Sub, LLC
3043 Townsgate Road
Westlake Village, California 91361
(818) 224-7442

        Merger Sub, a Delaware limited liability company, is a newly formed, direct, wholly-owned subsidiary of New PennyMac. Existing PennyMac caused Merger Sub to be formed for the purpose of participating in the transactions contemplated by the Reorganization Agreement. Prior to the Reorganization, Merger Sub will have no assets or operations other than those incident to its formation.

Private National Mortgage Acceptance Company, LLC
3043 Townsgate Road
Westlake Village, California 91361
(818) 224-7442

        PNMAC, a Delaware limited liability company, was founded in 2008 by members of our executive leadership team and two strategic partners, BlackRock and Highfields. PNMAC is a specialty financial services firm with a comprehensive mortgage platform and integrated business primarily focused on the production and servicing of U.S. residential mortgage loans (activities which we refer to as mortgage banking) and the management of investments related to the U.S. mortgage market. We believe that our operating capabilities, specialized expertise, access to long-term investment capital and our management's experience across all aspects of the mortgage business will allow us to profitably grow these activities and capitalize on other related opportunities as they arise in the future.

The Contributors

        The Contributors are comprised of 45 separate entities and individuals, calculated as of the Record Date, and represent all of the holders of Class A Units of PNMAC other than existing PennyMac. The Contributors include, among others:

  •
  BlackRock;

  •
  Highfields;

  •
  Stanford L. Kurland, our Executive Chairman and a member of our Board of Directors;

  •
  David A. Spector, our President and Chief Executive Officer and a member of our Board of Directors;

  •
  Anne D. McCallion, our Senior Managing Director and Chief Enterprise Operations Officer and a member of our Board of Directors;

  •
  Andrew S. Chang, our Senior Managing Director and Chief Financial Officer;

  •
  Vandad Fartaj, our Senior Managing Director and Chief Capital Markets Officer;

  •
  Doug Jones, our Senior Managing Director and Chief Mortgage Banking Officer;

  •
  David M. Walker, our Senior Managing Director and Chief Risk Officer;

  •
  Matthew Botein, a member of our Board of Directors and a former managing director at BlackRock Inc., a global investment management firm that is affiliated with BlackRock, and who is currently a managing partner of Gallatin Point Capital;

  •
  Joseph Mazzella, a member of our Board of Directors and a former managing director and general counsel at Highfields Capital Management LP, an investment management firm affiliated with Highfields;

  •
  Farhad Nanji, a member of our Board of Directors and a former managing director at Highfields Capital Management LP, an investment management firm affiliated with Highfields, and who is currently a co-founder of MFN Partners Management L.P.; and

  •
  Mark Wiedman, a member of our Board of Directors and global head of the iShares business of BlackRock Inc., a global investment management firm that is affiliated with BlackRock.

Reasons for the Reorganization Proposal

        The following summary describes (i) the history and background of our existing corporate structure and (ii) the reasons for the Reorganization Proposal.

  History and Background of Existing Corporate Structure

        Existing PennyMac is currently structured in what is known as an "Up-C" structure, which was implemented in May 2013 in connection with Existing PennyMac's initial public offering of shares of its Class A Common Stock. Prior to the initial public offering, PNMAC was the top parent-level entity of our corporate structure, and the owners of PNMAC at that time (the "Existing Owners") held various classes of membership units and other equity interests in PNMAC, representing all of the issued and outstanding equity interests in PNMAC at that time. In connection with the initial public offering, a series of transactions occurred as follows:

  •
  Immediately prior to the initial public offering, the limited liability company agreement of PNMAC was amended and restated to, among other things, modify its capital structure by (a) authorizing a single class of limited liability company units of PNMAC as Class A Units and (b) converting all existing classes of limited liability company units held by the Existing Owners into Class A Units of PNMAC;

  •
  Existing PennyMac sold 12,777,777 shares of its Class A Common Stock to the public in the initial public offering;

  •
  Existing PennyMac used the net proceeds from the sale of shares of Class A Common Stock in the initial public offering to purchase 12,777,777 Class A Units of PNMAC;

  •
  Existing PennyMac became the sole managing member of PNMAC, controlling 100% of the voting power in PNMAC, and thereafter consolidating the financial position and results of PNMAC with its own;

  •
  The Existing Owners retained their pre-offering Class A Units in PNMAC, which, after the offering, represented solely economic rights in PNMAC, and no voting rights in PNMAC (subject to limited exceptions);

  •
  The Existing Owners were each issued one share of Class B Common Stock of Existing PennyMac, which represented solely voting rights in Existing PennyMac, and no economic rights, with the number of votes per share of Class B Common Stock equal to the number of Class A Units in PNMAC held by the holder of such share of Class B Common Stock of Existing PennyMac;

  •
  The Existing Owners, Existing PennyMac and PNMAC entered into an Exchange Agreement dated May 8, 2013 (the "Exchange Agreement"), whereby the Existing Owners could exchange from time to time their Class A Units of PNMAC for shares of Class A Common Stock of Existing PennyMac, on a one-for-one basis (subject to conversion rate adjustments for stock splits, stock dividends, reclassifications and certain other transactions), and which exchanges would thereafter correspondingly reduce the voting power of any shares of Class B Common Stock of Existing PennyMac held by such exchanging holder. Since entering into the Exchange Agreement, 10,827,919.49 Class A Units of PNMAC have been exchanged for shares of Class A Common Stock of Existing PennyMac; and

  •
  The Existing Owners, Existing PennyMac and PNMAC entered into a Tax Receivable Agreement dated May 8, 2013 (the "Tax Receivable Agreement"), whereby Existing PennyMac agreed to pay from time to time to the Existing Owners 85% of the amount of the net tax benefits, if any, that Existing PennyMac is deemed to realize under certain circumstances as a result of (i) increases in tax basis resulting from exchanges of Class A Units of PNMAC for shares of Class A Common Stock of Existing PennyMac and (ii) certain other tax benefits related to Existing PennyMac's entering into the Tax Receivable Agreement.

        A visual representation of our corporate structure immediately following the initial public offering of Existing PennyMac in May 2013 is as follows:

  Historical Reasons for the Existing Corporate Structure

        The existing corporate structure was put in place at the time of the initial public offering of Existing PennyMac for a number of reasons, including among others, the following:

  •
  Need for Parent C-corporation for Initial Public Offering.  As noted above, prior to the initial public offering of Existing PennyMac, the top level parent entity of our structure was PNMAC, which is a limited liability company. Subject to certain limited exceptions for "publicly-traded partnerships," entities classified as partnerships for U.S. federal tax purposes are effectively unable to sell equity interests in initial public offerings for tax and other reasons. Most initial public offerings in the United States are, therefore, conducted by traditional C-corporations. And so, in connection with the initial public offering, the Board decided that the public company registrant and issuer in the initial public offering should be a C-corporation and, as a result, Existing PennyMac was created and the reorganization described above was consummated.

  •
  Provide for Continued "Pass-Through" Tax Status for Existing Owners.  Although the Board believed it to be necessary that the public company registrant and issuer in the initial public offering be a C-corporation, a direct conversion of the limited liability company entity into a C-corporation immediately prior to the initial public offering would have had a number of implications and effects, including among others, the loss of certain favorable "pass-through" income tax treatment for our Existing Owners. The Board believed that the Existing Owners generally find it advantageous to hold their equity interests in an entity that is not taxable as a corporation for U.S. federal income tax purposes, such as PNMAC. Our current Existing Owners that continue to hold Class A Units of PNMAC generally incur direct U.S. federal, state and local income taxes on their proportionate share of any taxable income of PNMAC. Existing PennyMac, as a holder of Class A Units of PNMAC, also generally incurs direct U.S. federal, state and local income taxes on its proportionate share of any taxable income of PNMAC, and such taxes are owed at the corporate level. Holders of Class A Common Stock of Existing PennyMac do not directly incur such tax liabilities. However, in the event that Existing PennyMac desires to dividend or otherwise distribute any such income to the holders of Class A Common Stock of Existing PennyMac, such dividend or distribution could be subject to an additional layer of taxation on the dividend or distribution itself—in what is sometimes called "double taxation."

  •
  Deferral of Certain Tax Liabilities for Existing Owners.  An exchange by an Existing Owner of Class A Units of PNMAC for Class A Common Stock of Existing PennyMac is typically a taxable event to the exchanging Existing Owner. Since the Existing Owners are not obligated to exchange any of their Class A Units of PNMAC on any particular timetable, the Existing Owners can control if and when such exchanges occur and in what amounts, and thereby control the timing of such tax liability. This gives the Existing Owners increased flexibility.

  •
  Tax Receivable Agreement Economics.  A taxable exchange by an Existing Owner of Class A Units of PNMAC for Class A Common Stock of Existing PennyMac also typically results in an increase (or "step-up") in the tax basis of the assets of PNMAC for Existing PennyMac at the time of the exchange pursuant to Section 743(b) of the Code, which "step-up" in tax basis for Existing PennyMac can be utilized by Existing PennyMac to potentially reduce the amount of tax that Existing PennyMac would otherwise be required to pay in the future. These "step-ups" in tax basis for Existing PennyMac resulting from taxable exchanges may also decrease gains (or increase losses) on future dispositions of certain capital assets to the extent the tax basis is allocated to those capital assets. Because the "step-ups" in tax basis from such exchanges would not have otherwise been available to Existing PennyMac absent the historical structuring of the initial investments by the Existing Owners in PNMAC directly, Existing PennyMac agreed in the Tax Receivable Agreement to pay to the Existing Owners 85% of the amount of net tax benefits deemed to be realized by Existing PennyMac. Existing PennyMac also benefits by retaining the remaining 15% of the amount of the net tax benefits deemed to be realized through lower taxes.

  Our New Proposed Corporate Structure

        As a result of the Reorganization, the following changes to our corporate structure will occur:

  •
  One Class of Common Stock Held by All Stockholders.  New PennyMac, which will be our new publicly-traded registrant, will have only one class of common stock, New Common Stock, that is authorized for issuance and that is outstanding, and all of the stockholders of New PennyMac will now hold shares of the same class of the same security as all other stockholders. The class of New Common Stock will carry full economic and voting rights, as does the current Class A Common Stock of Existing PennyMac, and we intend to apply to have the New Common Stock approved for listing on the New York Stock Exchange in connection with the Reorganization.

    The Class B Common Stock of Existing PennyMac will be eliminated and not replicated at New PennyMac. All of our stockholders will hold their equity interests directly in New PennyMac.

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  No Future Exchanges.  Following the completion of the Reorganization, all of the Class A Units of PNMAC will be owned, directly or indirectly, by New PennyMac, and no Class A Units will be owned by the Existing Owners. As such, there will be no future exchanges of Class A Units of PNMAC by Existing Owners for shares of Class A Common Stock of New PennyMac and the Exchange Agreement will be terminated. This means that no future tax benefits will be created by way of such future exchanges, since such exchanges will no longer occur. These future tax benefits were to be shared under the Tax Receivable Agreement with 85% of the value of such tax benefits being distributed to exchanging Existing Owners and 15% of the value of such tax benefits being retained by Existing PennyMac, and thus accruing to the benefit of all of the holders of Class A Common Stock of Existing PennyMac, by way of reduced corporate taxes. Accordingly, both the Existing Owners and the holders of Class A Common Stock of Existing PennyMac will be losing this potential for future value, although the Company believes that such future value was likely to be very limited due to the Company's taxable income outlook, as discussed further below.

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  Tax Receivable Agreement Payments Will Be Made Only to Holders Who Already Exchanged Class A Units Prior to the Reorganization.  Following the Reorganization, New PennyMac, as the top-level parent entity and corporate taxpayer, will only make payments under the Tax Receivable Agreement to those Existing Owners who have already effected exchanges of Class A Units of PNMAC for Class A Common Stock of Existing PennyMac prior to the completion of the Reorganization. Existing Owners that have not already effected such exchanges prior to the completion of the Reorganization, or Existing Owners that have only effected such exchanges with respect to some of their Class A Units, will not be entitled to any future payments under the Tax Receivable Agreement in respect of any Class A Units not exchanged prior to the Reorganization.

        A visual representation of our new proposed corporate structure immediately following the Reorganization is as follows:

All Stockholders
(Existing Owners and Public Stockholders)
• Will own 100% of Common Stock of New PennyMac
• Both voting and economic rights
New PennyMac Financial Services, Inc.
a Delaware corporation
"New PennyMac"
100%
• Will own approximately 67.5% of Class A Units
• Will be Managing Member
PennyMac Financial Services, Inc.
a Delaware corporation
"Existing PennyMac"
• Will own approximately 32.5% of Class A Units
Private National Mortgage Acceptance Company, LLC
a Delaware limited liability company
"PNMAC"
Operating Entities

  Reasons for the New Proposed Corporate Structure

        Although the existing corporate structure has provided the benefits described above, the Board has subsequently determined that the new proposed corporate structure is advisable for the following reasons:

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  Recent Tax Reform.  On December 22, 2017, President Trump signed into law The Tax Cuts and Jobs Act of 2017 (the "Act"). Among other things, the Act reduced the maximum corporate tax rate from 35% to 21% for corporations such as Existing PennyMac. This reduced rate structure has the effect of lowering Existing PennyMac's potential tax liability in 2018 and future periods, and also therefore potentially reducing the ability of Existing PennyMac to realize any of the net tax benefits attributable to any step-up in tax basis resulting from exchanges of Class A Units in PNMAC for Class A Common Stock of Existing PennyMac.

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  Our Operations Result in Net Tax Benefits Not Likely to Be Realized for Some Time.  In addition to the lower corporate tax rates resulting from the Act, our business operations have evolved in recent periods to result in less taxable income to Existing PennyMac than we may have initially expected. In particular, our loan production volume has grown significantly since our initial public offering in 2013 (i.e., we produced loans with approximately $17 billion in unpaid principal balance for our own account in the year ended December 31, 2013, compared to production of approximately $46 billion in unpaid principal balance for our own account in the year ended December 31, 2017). Income that is associated with mortgage servicing rights that are created upon the securitization of such loans can be deferred under current U.S. tax law, and therefore, this typically results in current period tax losses for our production business and for Existing PennyMac overall. Given our current and expected future loan production levels, we do not expect to utilize tax benefits for some time.

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  Increased Market Capitalization.  After the completion of the Reorganization, the market capitalization of New PennyMac will include not only shares of Class A Common Stock outstanding to prior to the Merger that were converted into shares of New Common Stock on a one-for-one basis but also Class A Units of PNMAC outstanding prior to the Merger that were exchanged on a one-for-one basis for shares of New Common Stock. As of the Record Date, 25.2 million shares of the Class A Common Stock and 52.3 million Class A Units of PNMAC were held by holders of Class B Common Stock (not including Class A Units held by Existing PennyMac). We believe that after the completion of the Reorganization, there will be an approximate 200% increase in our market capitalization at our parent-level entity as compared to our market capitalization prior to the Reorganization mainly due to the inclusion of the New Common Stock from the exchange of Class A Units. The increase in our market capitalization at our parent-level entity could enable certain investors (those with investment position limits tied to percentages of a company's market capitalization) to own larger positions in our stock than before, and could also make shares of New Common Stock eligible to be included in certain stock market indices for which shares of Class A Common Stock currently are not eligible. Such eligibility, in turn, could mean an increased demand for shares of New Common Stock.

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  Reduction in Overall Complexity and Simplified Financial Reporting.  Our existing corporate structure is complex and we have found that it is not easily understood by potential investors, research analysts, lenders, employees, business partners, government agencies and regulators, and various other constituencies with whom we interact on a regular basis. Such individuals may decline to invest, work for, or do business with us if they find our existing corporate structure too difficult to understand, or if they perceive that our existing corporate structure is somehow not as advantageous to them as other more typical structures that are substantially more simple and routine. We believe that the Reorganization substantially simplifies our overall corporate structure by transitioning our capital structure into a single-class of outstanding stock. Moreover, we believe that the Reorganization will also help simplify our financial statements and overall financial reporting, in that it will eliminate the need to continue to allocate income and equity between holders of Class A Common Stock of Existing PennyMac and holders of Class A Units of PNMAC. We believe that this simplification will help investors and research analysts more easily understand our financial statements and certain of our financial metrics, such as our earnings and our book value per share calculations. We believe that this simplification will also cause our financial statements to be more readily comparable to other traditionally-structured publicly-traded companies.

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  Reduction in Certain Administrative Costs of Maintaining Structure.  In our existing corporate structure, when an Existing Owner elects to exchange his or her Class A Units of PNMAC for shares of Class A Common Stock of Existing PennyMac (which an Existing Owner may do from time to time, as often as they wish, and whenever they so elect) a number of internal administrative processes must occur in order to process the exchange, including interacting with Existing PennyMac's transfer agent and issuing shares of Class A Common Stock to the exchanging Existing Owner. In addition, our internal finance, accounting and tax personnel must also calculate and reflect the impact of such exchange on our consolidated financial statements and measure the amount of any "step-up" in tax basis generated by such exchange. These processes and procedures may, among other things: (i) take time from our employees' other day-to-day responsibilities in connection with operating our business, (ii) lead to increased costs and expenses to the extent outside parties are required to be involved, (iii) potentially complicate the preparation of our consolidated financial statements and (iv) potentially complicate the review and audit of our consolidated financial statements by our outside auditors.

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  Potential Tax Benefits to Holders of Class A Units of PNMAC.  Pursuant to the Reorganization, the Contributors should not recognize any gain or loss when they contribute all of their Class A Units of PNMAC to New PennyMac in exchange for, on a one-for-one basis, New Common Stock of New PennyMac. The aggregate tax basis of the New Common Stock received in such exchange should be the same as the Contributor's tax basis in the Class A Units of PNMAC surrendered in exchange therefor. Further, any gain on future sales of New Common Stock received by Contributors would be eligible for long-term capital gains treatment if the holding period in such New Common Stock is more than one year. In contrast, it is generally a taxable event for Contributors if they currently exchange their Class A Units for shares of Class A Common Stock under the Exchange Agreement. Further, such exchanges under the Exchange Agreement are generally taxable as ordinary income.

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  Potential for Greater Liquidity in our New Common Stock Over Time.  Because holders of Class A Units of PNMAC may be able to benefit, in some circumstances, from long-term capital gains tax treatment rather than ordinary income tax treatment on future sales of New Common Stock following the Reorganization, we believe that this could make it more likely that such holders are willing to sell their shares of New Common Stock into the public trading market, which could result in greater liquidity and increased daily trading volume in the New Common Stock in the future. This potential increase in liquidity could then help promote less overall volatility in our stock price and potentially create a more efficient trading market in the New Common Stock, which benefits (if realized) would accrue to all holders of the New Common Stock.

Required Vote

        Approval of the Reorganization Proposal requires the affirmative vote of a majority of the voting power of all the issued and outstanding shares of common stock of Existing PennyMac, which includes both shares of Class A Common Stock and Class B Common Stock voting together as a single class. Abstentions and broker non-votes, if any, will have the same effect as votes "AGAINST" the Reorganization Proposal.

        If the holders of a majority of the voting power of the Class A and Class B Common Stock, voting together as a single class, do not vote in favor of the Reorganization Proposal, we would not likely continue to pursue the Reorganization as currently structured and proposed, Existing PennyMac would remain our top-level parent and publicly-listed entity and our so-called "Up-C" structure would remain in place. The closing of the Reorganization is subject to a number of other conditions in addition to the receipt of stockholder approval, and there can be no assurances that all of such conditions will be satisfied, even if the Class A and Class B common stockholders approve the Reorganization Proposal. Our Board can terminate the Reorganization Agreement at any time prior to the completion of the Reorganization if it determines that, for any reason, the completion of the Reorganization would be inadvisable or not in the best interests of Existing PennyMac or its stockholders.

        However, the approval of the Reorganization Proposal or termination of the Reorganization Agreement will not affect the payment of the Distribution which already occured on August 30, 2018 to holders of record of Class A Common Stock as of August 13, 2018. The Distribution was separate from, and independent of, the Reorganization Proposal and Reorganization Agreement.

Background of the Reorganization

        Our Board and senior management regularly review and discuss Existing PennyMac's performance, business strategy and competitive position in our industry. In addition, our Board and senior management regularly review and evaluate various strategic alternatives, including acquisitions, dispositions and other strategic transactions, as part of ongoing efforts to strengthen our overall business and enhance stockholder value. As part of these ongoing efforts, and in particular after passage of the Act, our senior management in early 2018 began exploring alternatives to our existing corporate structure.

        On February 27, 2018, at a regularly scheduled meeting of the Board, Stanford L. Kurland, our Executive Chairman, introduced the idea of simplifying our overall corporate structure with a view to making our structure easier to understand for investors and, as a result, increasing long-term stockholder value. The Board discussed the current structure of Existing PennyMac and requested that management present potential ways to reorganize the Company and authorized management to discuss potential reorganization options with the holders of our Class B Common Stock.

        On April 30, 2018, management held a conference call with Highfields and BlackRock, our two largest stockholders, to discuss simplifying our corporate structure, increasing our market capitalization and the potential advantages and disadvantages of a corporate reorganization.

        On May 18, 2018, management held a conference call with BlackRock and its tax counsel regarding certain potential tax advantages and disadvantages to restructuring Existing PennyMac.

        On May 30, 2018, at a regularly scheduled meeting of the Board, management made a presentation to the Board regarding a proposed restructuring of the Company through a holding company reorganization. The reorganization would involve Existing PennyMac merging with an indirect wholly-owned subsidiary and, as part of the merger, Existing PennyMac Class A common stockholders would receive New PennyMac common stock and Existing PennyMac Class B common stock would be cancelled to eliminate the Company's current two-class structure. After the reorganization, New PennyMac would therefore have only one class of common stock held by all investors. At the Board meeting, management also again described certain of the potential advantages of the transaction, which primarily consisted of simplifying the Company's overall corporate and capital structure in light of the lower corporate tax rate for corporations, increasing the Company's total market capitalization and reducing the administrative burdens of maintaining the Company's current capital structure, as well as the potential disadvantages of the transaction, which primarily consisted of the time and expense associated with effectuating the reorganization.

        On May 31, 2018, at a regularly scheduled meeting, the Board again discussed the potential advantages and disadvantages of restructuring Existing PennyMac, and formed a special committee of the Board and appointed James K. Hunt (Chair), Patrick Kinsella, Theodore W. Tozer and Emily Youssouf, as members (the "Special Committee"), all of whom are independent members of the Board. The Board charged the Special Committee with considering, reviewing, evaluating and negotiating the terms and conditions of any such proposed reorganization and ultimately making a recommendation with respect to such reorganization to the Board as to whether the proposed reorganization should be pursued and whether it was in the best interests of the holders of the Company's Class A Common Stock not affiliated with the Company or the holders of the Company's Class B Common Stock. In the process of so forming and charging the Special Committee, the Board resolved that it would not approve any potential reorganization without a prior favorable recommendation from the Special Committee. The Board also resolved that the Special Committee would have full power and authority to select and retain, at the expense of the Company, such experts, consultants or advisors as the Special Committee deemed appropriate in order to assist it in discharging its responsibilities.

        On June 2, 2018, the Special Committee held a conference call with management and Existing PennyMac's outside counsel, Goodwin Procter LLP ("Goodwin") to discuss preliminary matters, including the process the Special Committee should follow and the role it should play in connection with the potential reorganization transaction.

        On June 4, 2018, the Special Committee held a meeting to discuss the reorganization, its advantages and disadvantages and other issues, and drafted a list of questions and requests for information from management. The Special Committee's questions primarily concerned the areas of (i) the mechanics of the Exchange Agreement and the Tax Receivable Agreement and the tax and accounting considerations associated with the reorganization, (ii) the effects of the reorganization on outstanding credit facilities and other material agreements of Existing PennyMac, (iii) regulatory matters, (iv) corporate governance matters and (v) other alternative transaction structures. The Special Committee's requests for information primarily concerned the areas of pro forma historical financial statements giving effect to the proposed reorganization, as well as certain prospective financial information.

        On June 11, 2018, management presented the Special Committee with written responses to its list of questions.

        On June 12, 2018, the Special Committee held a conference call with management and Goodwin to discuss the written responses to its list of questions. The primary area of discussion concerned the difference in book value per share that would occur after completing the reorganization and the underlying reasons for the difference. Management explained that the difference would result from certain assets that were currently reflected on the balance sheet of Existing PennyMac (at the parent entity level), which after the reorganization and calculated on a per share basis, would now be shared across a much larger number of outstanding shares of capital stock following the reorganization. The assets at the parent entity level included, among others, a net benefit under the Company's existing Tax Receivable Agreement, certain other tax assets, certain deferred tax liabilities, certain tax refunds receivable for prior year overpayments, and cash and cash equivalents that had resulted from historical tax distributions from PNMAC to the Company that were in excess of the actual tax liability of the Company ("Excess Cash"). Management further explained that certain of those assets were determined to have limited economic value as they were not likely to be realized for an extended period.

        On June 15, 2018, the Special Committee met to review and evaluate the reorganization transaction. The discussion at this meeting centered around whether a special dividend to the Class A common stockholders of Existing PennyMac would help address the difference in book value per share that would result from the reorganization. The Special Committee believed the special dividend generally should address the difference in book value per share attributable to the parent entity level (i) Excess Cash and (ii) the tax refund receivable, the value of which is expected to be realized in the near term, in each case, as reported on the Company's balance sheet as of June 30, 2018. The Special Committee also drafted a list of questions for Goodwin which primarily concerned the mechanics of a stockholder vote on the reorganization. Further, the Special Committee held a conference call with BlackRock regarding forecasts and estimates that were provided to the Special Committee by management and sought BlackRock's views on the benefits of the reorganization transaction versus the benefits under the Tax Receivable Agreement. The forecasts and estimates prepared by management primarily showed that the Company would not generate taxable income in the near-term and minimal taxable income in the long-term. As a result, the forecasts and estimates helped advise the Special Committee that the net present value of potential benefits to holders of Class A Common Stock resulting from future exchanges of Class A Units of PNMAC would likely be nominal.

        On June 20, 2018, the Special Committee met with management, including representatives of the Company's accounting and tax department, and Goodwin to discuss the responses to its questions, certain financial information and presentation in SEC filings as part of the reorganization and certain tax issues, including the tax-free structure of the transaction and the key terms and mechanics that were likely to result in such tax treatment.

        On June 26, 2018, Mr. Hunt requested management provide more information concerning the special dividend and its relation to the difference in book value per share.

        On June 29, 2018, the Special Committee met with management and Goodwin and discussed the mechanics of a proposed contribution agreement and plan of merger and a registration statement on Form S-4, as well as the possibility of an increase in the conversion ratio for Class A common stockholders in any proposed merger as an alternative to a special dividend. The Special Committee requested a side-by-side analysis and comparison of a special dividend versus an increase in conversion ratio for Class A common stockholders, in each case to address the cash and tax refunds receivable on Existing PennyMac's balance sheet and partially resulting in the difference in book value per share.

        On July 13, 2018, the Special Committee met with management and Goodwin and reviewed a side-by-side analysis and comparison of a special dividend versus an increase in conversion ratio for Class A common stockholders that had been prepared by management. The Special Committee discussed differences in the two approaches with respect to, among other things, (i) the tax treatment of both approaches from the standpoint of a recipient Class A common stockholder, (ii) the impact of both approaches on outstanding equity incentive awards, (iii) financial statement impacts of both approaches, and (iv) the impact of both approaches on the availability of appraisal rights for holders of Class A common stock in connection with the reorganization. After discussion both with management and Goodwin present, and also in executive session, the Committee determined to recommend that the Company proceed with a special cash dividend rather than an increase in the conversion ratio for Class A common stockholders. The Special Committee also made requests of management and Goodwin to see final drafts of the relevant definitive transaction documents with respect to the reorganization so that the Special Committee could review and make a formal recommendation to the Board.

        On July 24, 2018, the Special Committee acted by unanimous written consent to recommend that the Board (i) authorize and approve the merger and other transactions contemplated by the proposed contribution agreement and plan of merger, (ii) authorize, adopt, approve and declare advisable the proposed contribution agreement and plan of merger, and (iii) recommend that stockholders of the Company approve and adopt the proposed contribution agreement and plan of merger and the transactions contemplated thereby, as well as approving for purposes of Section 203 of the DGCL the entry of the holders of Class A Units of PNMAC into the contribution agreement and plan of merger.

        On July 24, 2018, the Board held a meeting to receive the recommendation of the Special Committee with respect to the proposed reorganization transaction, and, if favorable, to discuss and consider the proposed reorganization transaction itself. After receipt of the Special Committee's recommendation and after further discussion, the Board determined to (i) authorize and approve the merger and other transactions contemplated by the proposed contribution agreement and plan of merger, (ii) authorize, adopt, approve and declare advisable the proposed contribution agreement and plan of merger, and (iii) recommend that stockholders of the Company approve and adopt the proposed contribution agreement and plan of merger and the transactions contemplated thereby, as well as approving for purposes of Section 203 of the DGCL the entry of the holders of Class A Units of PNMAC into the contribution agreement and plan of merger. The Board also directed the officers of the Company to attempt to cause each of the proposed Contributors to execute and become party to the proposed contribution agreement and plan of merger.

        On August 2, 2018, the Board, including each member of the Special Committee, received a revised proposed contribution agreement and plan of merger that reflected changes requested by certain Contributors, and the Board unanimously re-authorized, adopted and approved the revised proposed Contribution agreement and plan of merger.

        On August 2, 2018, the Board declared the Distribution, a special, one-time cash dividend of $0.40 per share of Class A Common Stock to holders of record of Class A Common Stock as of August 13, 2018, and that was distributed on or about August 30, 2018.

        Later on August 2, 2018, the parties entered into the Reorganization Agreement and publicly announced the proposed reorganization.

Recommendation of the Special Committee

        After careful consideration, the Special Committee concluded that the Reorganization is advisable and in the best interests of Existing PennyMac and its stockholders (including specifically the holders of the Company's Class A Common Stock not affiliated with the Company or the holders of the Company's Class B Common Stock), approved the transactions contemplated by the proposed contribution agreement and plan of merger, and recommended that the Reorganization Proposal be submitted for stockholder approval.

Recommendation of the Board

        After careful consideration, the Board concluded that the Reorganization is advisable and in the best interests of Existing PennyMac and its stockholders, approved the Reorganization Agreement, and directed that the Reorganization Proposal be submitted for stockholder approval. The Board recommends that stockholders vote FOR the approval of the Reorganization Proposal.

Reorganization Procedure

        Existing PennyMac currently owns all of the issued and outstanding common stock of New PennyMac and New PennyMac currently owns all of the issued and outstanding membership interests of Merger Sub. Pursuant to the Reorganization Agreement, the Contributors will voluntarily contribute all of their Class A Units of PNMAC in exchange for the issuance by New PennyMac to such Contributors of an aggregate number of shares of New Common Stock equal in number to the Class A Units of PNMAC so contributed. Further, pursuant to the Reorganization Agreement, the Restricted Transferors agreed to certain transfer restrictions. Prior to August 14, 2018 (which was the date following the record date for the Distribution), these transfer restrictions prohibited exchanges of Class A Units of PNMAC or shares of Class B Common Stock for shares of Class A Common Stock of Existing PennyMac or the disposition of any Class A Units of PNMAC or shares of Class B Common Stock. However, the transfer restrictions allowed exchanges, and any related sales of shares of Class A Common Stock, pursuant to 10b5-1 trading plans that were established prior to the Reorganization Agreement. Also, all Contributors waived their right to receive the Distribution with respect to shares of Class A Common Stock that were issued to them in exchange for Class A Units of PNMAC after the date of the Reorganization Agreement.

        Following the approval of the Reorganization Agreement by Existing PennyMac stockholders of Class A Common Stock and Class B Common Stock, voting together as a single class, and the satisfaction or waiver of the other conditions to the Reorganization specified in the Reorganization Agreement (which are described below), and simultaneous with the Contribution described herein, Merger Sub will merge with and into Existing PennyMac, with Existing PennyMac continuing as the surviving corporation, and the separate corporate existence of Merger Sub will cease. As a result of the Reorganization:

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  Each Class A Unit of PNMAC contributed by the Contributors will be exchanged for one share of New Common Stock of New PennyMac and current holders of Class A Units of PNMAC will become stockholders of New PennyMac;

  •
  Each outstanding share of Class A Common Stock of Existing PennyMac will automatically be converted into one share of New Common Stock of New PennyMac and current stockholders of Class A Common Stock of Existing PennyMac will become stockholders of New PennyMac;

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  Each outstanding share of Class B Common Stock of Existing PennyMac will automatically be cancelled for no consideration;

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  Existing PennyMac will become a wholly-owned subsidiary of New PennyMac; and

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  New PennyMac, as the new holding company, will, through its subsidiaries, conduct all of the operations currently conducted by Existing PennyMac.

Treatment of Common Stock in the Reorganization

        Each outstanding share of Class A Common Stock will automatically be converted into one share of New Common Stock of New PennyMac. Each outstanding share of Class B Common Stock will automatically be cancelled for no consideration. Your overall proportionate economic ownership of the entire PNMAC business and your voting control percentage in New PennyMac after the Reorganization will be the same as your current overall proportionate economic ownership of the entire PNMAC business and voting control percentage in Existing PennyMac immediately prior to the Reorganization.

        The total number of shares of New Common Stock of New PennyMac to be issued in the Reorganization will not be known until immediately prior to completing the Reorganization, but is expected to be approximately up to 79.1 million shares of New Common Stock of New PennyMac based on, among other factors, the shares of Existing PennyMac Class A Common Stock currently outstanding and the Class A Units of PNMAC that will be exchanged in the Reorganization and the shares of Existing PennyMac Class A Common Stock that may be issuable pursuant to outstanding equity-based incentive awards of Existing PennyMac prior to the completion of the Reorganization.

Treatment of Existing PennyMac Equity Incentive Plans and Outstanding Awards in connection with the Reorganization

        At the time of the Reorganization, New PennyMac will assume each Existing PennyMac Plan, including all performance share awards, restricted share awards, restricted stock units and other incentive awards covering shares of Existing PennyMac Class A Common Stock, whether vested or not vested, that are then outstanding under each Existing PennyMac Plan. The same number of shares reserved under each Existing PennyMac Plan will be reserved by New PennyMac, and the terms and conditions that are in effect immediately prior to the Reorganization under each outstanding incentive award assumed by New PennyMac will continue in full force and effect after the Reorganization, except that the shares of Class A Common Stock reserved under the plans and issuable under each such award will be replaced by shares of New Common Stock of New PennyMac. Incentive awards granted outside of the U.S. will generally be treated as described above, except to the extent required by local law.

        No adjustment was made to any outstanding equity incentive awards (whether vested or unvested) in connection with the payment of the Distribution.

Issuances of New PennyMac Common Stock Under the Existing PennyMac Plans

        The approval of the Reorganization Proposal will also constitute approval of the assumption by New PennyMac of each of the Existing PennyMac Plans (including the existing share reserves under such plans), and approval that all the outstanding awards under such plans and all future issuances of shares of New Common Stock of New PennyMac will be made in lieu of shares of Existing PennyMac Class A Common Stock under each of the Existing PennyMac Plans, as each will be amended in connection with the Reorganization without further stockholder action.

Corporate Name Following the Reorganization

        Effective as of the time of the completion of the Reorganization, Existing PennyMac and New PennyMac will both be renamed. New PennyMac, which will be the public company following the Reorganization, will be renamed "PennyMac Financial Services, Inc." (in order to continue the use of the current public company name for our parent-level public registrant) and Existing PennyMac will be renamed "PNMAC Holdings, Inc." In order to avoid confusion regarding this post-closing name change, we will continue to refer in this proxy statement/prospectus to "New PennyMac" and "New PennyMac Financial Services, Inc." rather than referencing the post-closing name of New PennyMac.

Conditions to Completion of the Reorganization

        We will complete the Reorganization only if each of the following conditions is satisfied or waived:

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  The representations and warranties of the parties in the Reorganization Agreement shall be true and correct in all material respects on and as of the effective time;

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  The registration statement, of which this proxy statement/prospectus forms a part, relating to the shares of New Common Stock of New PennyMac to be issued in the Reorganization, shall have been declared effective by the SEC;

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  The absence of any stop order suspending the effectiveness of the registration statement, of which this proxy statement/prospectus forms a part, relating to the New Common Stock of New PennyMac to be issued in the Reorganization;

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  The approval of the Reorganization Proposal by the affirmative vote of at least a majority of the voting power of all issued and outstanding shares of common stock of Existing PennyMac, with Class A Common Stock and Class B Common Stock voting together as a single class;

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  The receipt of approval for listing on the NYSE of shares of New Common Stock of New PennyMac to be issued in the Reorganization;

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  The absence of any order or proceeding that would prohibit or make illegal completion of the Reorganization;

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  The receipt by Existing PennyMac of a legal opinion of Goodwin Procter LLP to the effect that for U.S. federal income tax purposes, the Reorganization should qualify as a "reorganization" within the meaning of Section 368(a) of the Code and/or a transfer described in Section 351(a) of the Code;

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  The receipt of all material approvals, licenses and certifications from, and notifications and filings to, governmental entities and non-governmental third parties required to be made or obtained in connection with the Reorganization; and

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  New PennyMac will have used its reasonable best efforts to provide that the resale of the shares of New Common Stock, which are held by certain holders who may be deemed "affiliates" of New PennyMac, will be registered with the SEC at or as soon as practicable following the effective time of the Merger.

Effectiveness of the Reorganization

        The Reorganization will become effective on the date we file the certificate of merger with the Secretary of State of the State of Delaware or a later date that we specify therein.

Termination of Reorganization Agreement

        The Reorganization Agreement may be terminated at any time prior to the completion of the Reorganization (even after approval by our stockholders) by (i) action of the Board if it determines that, for any reason, the completion of the transactions provided for therein would be inadvisable or not in the best interests of our Company or our stockholders or (ii) written notice between Existing PennyMac, New PennyMac, Merger Sub and PNMAC on the one hand and certain Contributors holding a majority of the Class A Units then outstanding (including BlackRock and Highfields) on the other hand—if the Reorganization has not occurred nine months after the date of the Reorganization Agreement.

Amendment of Reorganization Agreement

        The Reorganization Agreement may, to the extent permitted by the DGCL, be supplemented, amended or modified at any time prior to the completion of the Reorganization (even after approval by our stockholders), by the mutual consent of Existing PennyMac, New PennyMac, Merger Sub, PNMAC and Contributors holding at least a majority of the PNMAC Class A Units then outstanding provided that (i) any amendment that would alter the rights or obligations of BlackRock or Highfields materially and adversely will require their consent and (ii) any amendment that would alter the rights or obligations of any Contributor in a manner that is materially and adversely different than the treatment of other Contributors will require the consent of the party so affected.

Certain Material U.S. Federal Income Tax Consequences

        The following is a discussion of certain material U.S. federal income tax consequences of the Reorganization to U.S. persons who hold (1) Existing PennyMac Class A Common Stock; or (2) Existing PennyMac Class B Common Stock and PNMAC Class A Units (all of such holders, the "Equity Owners"). For purposes of this discussion, we use the term "U.S. person" to mean a beneficial owner that is:

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  An individual who is a citizen or resident of the United States;

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  a corporation or other entity taxable as a corporation for U.S. federal income tax purposes created in or organized under the laws of the United States, any state thereof or the District of Columbia;

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  an estate the income of which is subject to U.S. federal income tax without regard to its source; or

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  a trust that (1) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

        Holders who are not U.S. persons may have different tax consequences than those described below and are urged to consult their own tax advisors regarding the tax treatment to them under U.S. and non-U.S. laws. This discussion applies only to Equity Owners who hold Existing PennyMac Class A Common Stock, Existing PennyMac Class B Common Stock, and/or PNMAC Class A Units as a capital asset within the meaning of Section 1221 of the Code (generally, for investment purposes). The discussion assumes that the Reorganization will be completed in accordance with the Reorganization Agreement and as further described in this proxy statement/prospectus. This discussion is not a complete description of all of the consequences of the Reorganization to a particular holder and may not address U.S. federal income tax consequences applicable to Equity Owners subject to special treatment under U.S. federal income tax law, including, without limitation:

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  financial institutions or insurance companies;

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  mutual funds, regulated investment companies, or real estate investment trusts;

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  tax-exempt organizations;

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  pass-through entities or investors in such entities;

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  dealers or brokers in securities or foreign currencies;

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  Equity Owners who hold individual retirement or other tax-deferred accounts;

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  traders in securities who elect to apply a mark-to-market method of accounting;

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  Equity Owners who actually or constructively own 5 percent or more of the outstanding shares of Existing PennyMac common stock;

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  Equity Owners who hold Existing PennyMac Class A Common Stock, Existing PennyMac Class B Common Stock, or PNMAC Class A Units as part of a hedge, appreciated financial position, straddle, constructive sale or conversion transaction or other integrated or risk reduction transaction; or

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  Equity Owners who acquired their Existing PennyMac Class A Common Stock, Existing PennyMac Class B Common Stock, or PNMAC Class A Units pursuant to the exercise of employee stock options or otherwise as compensation.

        In addition, tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, and under state, local and non-U.S. laws, and the alternative minimum tax or under federal laws other than federal income tax laws, are not addressed in this proxy statement/prospectus.

        If a partnership, or other entity or arrangement treated as a partnership for U.S. federal income tax purposes is an Equity Owner, the tax treatment of a partner in the partnership will depend upon the status of that partner and the activities of the partnership. A partner in a partnership that is an Equity Owner is strongly urged to consult with its own tax advisor regarding the tax consequences of the Reorganization.

        This discussion is based, and the tax opinion referred to in the following paragraphs will be based, upon the provisions of the Code, applicable Treasury regulations, published positions of the Internal Revenue Service, which we refer to as the IRS, judicial decisions and other applicable authorities, as in effect on the date of the registration statement on Form S-4 of which this proxy statement/prospectus is a part or the date of the tax opinion, as the case may be. There can be no assurance that future legislative, administrative or judicial changes or interpretations, which could apply retroactively, will not affect the accuracy of this discussion or the statements or conclusions set forth in the tax opinion referred to in the following paragraphs. No rulings have been or will be sought from the IRS concerning the tax consequences of the Reorganization, and the tax opinion of counsel to be received in connection with the Reorganization will not be binding on the IRS or any court. There can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the Reorganization described in this discussion or the tax opinion of counsel, or that any such contrary position would not be sustained.

        Tax matters are complicated, and the tax consequences of the Reorganization to Equity Owners will depend on each holder's particular tax situation.

Equity Owners are strongly urged to consult with their own tax advisors regarding the tax consequences of the Reorganization, including the effects of U.S. federal, state and local, non-U.S. and other tax laws.

U.S. Federal Income Tax Consequences to the Equity Owners of the Reorganization

        The Reorganization is conditioned on, among other things, Existing PennyMac's receipt of a written opinion from Goodwin Procter LLP, tax counsel to Existing PennyMac, to the effect that for U.S. federal income tax purposes, the Reorganization should qualify as a "reorganization" within the meaning of Section 368(a) of the Code and/or a transfer described in Section 351(a) of the Code.

        Existing PennyMac does not intend to waive this opinion condition to completion of the Reorganization. If Existing PennyMac waives this opinion condition after the registration statement on Form S-4 of which this proxy statement/prospectus forms a part is declared effective by the SEC, and if the U.S. federal income tax consequences of the Reorganization have materially changed, Existing PennyMac will recirculate this proxy statement/prospectus and resolicit the votes of Existing PennyMac stockholders.

        Subject to qualifications and limitations set forth herein, Goodwin Procter LLP, counsel to Existing PennyMac, is of the opinion that for U.S. federal income tax purposes the Reorganization should qualify as a "reorganization" within the meaning of Section 368(a) of the Code and/or a transfer described in Section 351(a) of the Code. Accordingly, for U.S. federal income tax purposes:

  •
  Equity Owners should not recognize any gain or loss in the Reorganization, subject to the discussion below.

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  The aggregate tax basis of the New PennyMac Common Stock received in the Reorganization by an Equity Owner in respect of its Existing PennyMac Class A Common Stock should be the same as such Equity Owner's aggregate tax basis in the Existing PennyMac Class A Common Stock surrendered in exchange therefor. The aggregate tax basis of the New PennyMac Common Stock received in the Reorganization by an Equity Owner in respect of its PNMAC Class A Units should be the same as such Equity Owner's aggregate tax basis in the PNMAC Class A Units surrendered in exchange therefor. The holding period of each share of New PennyMac Common Stock received in the Reorganization by an Existing PennyMac stockholder should include the holding period of the Existing PennyMac Class A Common Stock that such stockholder surrendered in exchange therefor. The holding period of each share of New PennyMac Common Stock received in the Reorganization by a holder of PNMAC Class A Units should include the holding period of the PNMAC Class A Units surrendered in exchange therefor, except to the extent attributable to the holder's indirect share of "hot assets" of PNMAC (including "unrealized receivables" or inventory). Holders of PNMAC Class A Units should be aware that the IRS generally takes the position that New PennyMac Class A Common Stock attributable to the holder's indirect share of such "hot assets" would begin on the day following the Reorganization, and that a material portion of PNMAC's assets may consist of such hot assets.

        The proper U.S. federal income tax treatment of the Distribution is not entirely clear under current law, and counsel is not rendering an opinion regarding such treatment. The Company intends that the Distribution be treated as a distribution under Section 301 of the Code. Although the Distribution was not contingent on the Reorganization and occurred regardless of whether or not the Reorganization is completed, it is possible that the IRS could treat this Distribution as part of the Merger Consideration to the Existing PennyMac holders of Class A Common Stock who receive the Distribution. Under this alternative characterization, an Existing PennyMac holder of Class A Common Stock who received such a Distribution could be treated as recognizing gain in the merger, equal to the lesser of: (i) the sum of the amount of cash received in such Distribution; and (ii) the amount, if any, by which the sum of the cash and the fair market value of the New PennyMac Common Stock received by the Existing PennyMac stockholder in the Reorganization exceeds such stockholder's tax basis in the Existing PennyMac Class A Common Stock surrendered in exchange therefor. Existing PennyMac holders of Class A Common Stock who received the Distribution should consult with their tax advisor regarding the tax treatment of the Distribution.

        The opinion of counsel does not address any state, local or non-U.S. tax consequences of the Reorganization. It is based on certain assumptions and representations made by certain holders of PNMAC Class A Units, Existing PennyMac, New PennyMac, Merger Sub and PNMAC, as well as certain covenants by those parties. The opinion cannot be relied upon if any of the assumptions, representations or covenants is incorrect, incomplete or inaccurate or is violated in any material respect. In addition, the opinion is based on current law and cannot be relied upon if current law changes with retroactive effect. The opinion of counsel is not binding upon the IRS or courts, and there is no assurance that the IRS or a court will not take a contrary position. Existing PennyMac does not intend to request a ruling from the IRS regarding any aspects of the U.S. federal income tax consequences of the Reorganization.

U.S. Federal Income Tax Consequences of Holding New PennyMac Common Stock Generally

        If distributions are made to a U.S. holder with respect to the New PennyMac Common Stock, such distributions will generally be treated as dividends to the extent of New PennyMac's current or accumulated earnings and profits as determined under the Code. Any portion of a distribution that exceeds such earnings and profits will first be applied to reduce a U.S. holder's tax basis in the New PennyMac Common Stock on a share-by-share basis, and the excess will be treated as gain from the disposition of the New PennyMac Common Stock.

        Upon any sale, exchange, redemption (under certain circumstances) or other disposition of the New PennyMac Common Stock, a U.S. holder will recognize capital gain or loss equal to the difference between the amount realized by the U.S. holder and the U.S. holder's adjusted tax basis in the New PennyMac Common Stock. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder's holding period for the New PennyMac Common Stock is longer than one year. A U.S. holder should consult its own tax advisors with respect to applicable tax rates and netting rules for capital gains and losses. Certain limitations exist on the deduction of capital losses by both corporate and non-corporate taxpayers.

Backup Withholding for U.S. Holders of New PennyMac Common Stock

        Holders of New PennyMac Common Stock may be subject to backup withholding at the applicable rate (currently 24%) if they fail to provide a valid taxpayer identification number and comply with certain certification procedures or otherwise establish an exemption. Backup withholding is not an additional tax. Rather, any amounts withheld may be credited against such holder's U.S. federal income tax liability, and if backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

The discussion of the U.S. federal income tax consequences set forth above is not intended to be a complete analysis or description of all potential U.S. federal income tax consequences of the Reorganization. The discussion set forth above does not address tax consequences that may vary with, or are dependent on, individual circumstances. In addition, the discussion set forth above does not address any non-income tax or any non-U.S., state or local tax consequences of the Reorganization and does not address the tax consequences of any transaction other than the Reorganization.

Anticipated Accounting Treatment

        For accounting purposes, the Reorganization will be treated as a transaction between entities under common control of an acquisition of noncontrolling interest. Accordingly, the consolidated financial position and results of operations of Existing PennyMac will be included in the consolidated financial statements of New PennyMac on the same basis as currently presented except for the acquisition of noncontrolling interest that will be accounted for as a capital transaction with no resulting gain or loss.

Authorized Capital Stock

        Existing PennyMac's certificate of incorporation currently authorizes the issuance of 200,001,000 shares of common stock, par value $0.0001 per share and 10,000,000 shares of preferred stock, par value $0.0001 per share. New PennyMac's Certificate, which will govern the rights of stockholders of New PennyMac after the Reorganization, authorizes the issuance of 200,000,000 shares of common stock, par value $0.0001 per share and 10,000,000 shares of preferred stock, par value $0.0001 per share. Upon completion of the Reorganization, the number of shares of New Common Stock of New PennyMac that will be outstanding will be equal to the sum of: (i) the number of shares of Class A Common Stock of Existing PennyMac outstanding immediately prior to the Reorganization and (ii) the number of Class A Units of PNMAC (other than those Class A Units held by Existing PennyMac) outstanding immediately prior to the Reorganization. There will be no shares of New PennyMac preferred stock outstanding.

Security Ownership of Directors and Executive Officers

        On September 7, 2018, the Record Date for the Special Meeting, directors, executive officers and their affiliates beneficially owned shares representing approximately 64.0% of the voting power of all of the issued and outstanding shares of common stock of Existing PennyMac, which includes the Class A Common Stock and Class B Common Stock voting together as a single class. The affirmative vote of a majority of the voting power of all of the issued and outstanding shares of Class A Common Stock and Class B Common Stock, voting together as a single-class, of Existing PennyMac is required to approve the Reorganization Proposal.

Regulatory Requirements in Connection With the Reorganization

        The Reorganization is conditioned on, among other things, (i) the SEC declaring effective the registration statement of which this proxy statement/prospectus forms a part and (ii) receipt of approval for listing on the NYSE of shares of New Common Stock of New PennyMac to be issued in the Reorganization. No other material federal or state regulatory requirements must be complied with or material approvals obtained in connection with the Reorganization.

Markets and Market Prices

        New Common Stock of New PennyMac is not currently traded on any stock exchange. The completion of the Reorganization is conditioned on the approval for listing of the shares of New Common Stock of New PennyMac issuable in the Reorganization (and any other shares to be reserved for issuance in connection with the Reorganization) on the NYSE. We intend to apply to have the shares of New Common Stock of New PennyMac to be received in the Merger to be listed on the NYSE under Existing PennyMac's current trading symbol, "PFSI," on or before the effective date of the Merger. On August 1, 2018, the last trading day before the announcement of the Reorganization Proposal, the closing price per share of Class A Common Stock of Existing PennyMac was $19.15.

De-listing of Existing PennyMac Common Stock

        Following the Reorganization, Existing PennyMac's Class A Common Stock will no longer be listed on the NYSE and will no longer be registered under the Exchange Act.

Board of Directors and Executive Officers of New PennyMac Following the Reorganization

        We expect that the directors and executive officers of New PennyMac following the Reorganization will be the same as those of Existing PennyMac immediately prior to the Reorganization.

Interests of Certain Directors and Executive Officers in the Reorganization

        The Contributors are comprised of 45 separate entities and individuals, calculated as of the Record Date, and represent all of the holders of Class A Units of PNMAC other than existing PennyMac. The Contributors include, among others, entities affiliated with BlackRock and Highfields (our two largest stockholders as of the Record Date), as well as:

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  Stanford L. Kurland, our Executive Chairman and a member of our Board of Directors;

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  David A. Spector, our President and Chief Executive Officer and a member of our Board of Directors;

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  Anne D. McCallion, our Senior Managing Director and Chief Enterprise Operations Officer and a member of our Board of Directors;

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  Andrew S. Chang, our Senior Managing Director and Chief Financial Officer;

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  Vandad Fartaj, our Senior Managing Director and Chief Capital Markets Officer;

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  Doug Jones, our Senior Managing Director and Chief Mortgage Banking Officer;

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  David M. Walker, our Senior Managing Director and Chief Risk Officer;

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  Matthew Botein, a member of our Board of Directors and a former managing director at BlackRock Inc., a global investment management firm that is affiliated with BlackRock, and who is currently a managing partner of Gallatin Point Capital;

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  Joseph Mazzella, a member of our Board of Directors and a former managing director and general counsel at Highfields;

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  Farhad Nanji, a member of our Board of Directors and a former managing director at Highfields Capital Management LP, an investment management firm affiliated with Highfields, and who is currently a co-founder of MFN Partners Management L.P.; and

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  Mark Wiedman, a member of our Board of Directors and global head of the iShares business of BlackRock Inc., a global investment management firm that is affiliated with BlackRock.

        Each of the Contributors has agreed in the Reorganization Agreement to voluntarily contribute all of their Class A Units of PNMAC, in exchange for the issuance by New PennyMac to such Contributors of an aggregate number of shares of New Common Stock equal to the Class A Units of PNMAC so contributed. Other than the receipt of the Contribution Shares, the Contributors will receive no additional consideration or other compensation of any kind in connection with the Contribution, and each of the Contributors waived its right to receive any portion of the Distribution.

        Each of the Contributors is also currently a party to (i) the Tax Receivable Agreement, (ii) the Exchange Agreement, which will be terminated in connection with the Reorganization and (iii) the Registration Rights Agreement, which will be amended and restated in connection with the Reorganization. For more information, please see "Certain Transactions with Related Parties."

        In addition, in connection with the Reorganization, Existing PennyMac will assign to New PennyMac, and New PennyMac will assume from Existing PennyMac and agree to perform all of Existing PennyMac's obligations under, all existing indemnification agreements with each of the members of the Board of Directors and certain officers of Existing PennyMac, and all existing employment agreements and offer letters with each of the officers of Existing PennyMac. The terms of the indemnification agreements, employment agreements and offer letters will not be amended or modified in any way in connection with the Reorganization, other than as may be necessary to reflect the assignment of the rights and obligations thereunder from Existing PennyMac to New PennyMac.

        BlackRock and Highfields are each also party to certain stockholder agreements with Existing PennyMac, and such stockholder agreements will be amended and restated in order to provide, among other things, for the assumption of Existing PennyMac's obligations thereunder by New PennyMac, as well as the elimination of certain provisions relating to Existing PennyMac's "Up-C" structure. Mr. Weidman is, and Mr. Botein formerly was, affiliated with BlackRock; and Mr. Mazzella and Mr. Nanji were formerly affiliated with Highfields. For more information, please see "Certain Transactions with Related Parties."

        No named executive officer of Existing PennyMac is entitled to any payments or benefits in connection with the Reorganization, including, without limitation, any payments or benefits that otherwise would be reportable pursuant to Item 402(t) of Regulation S-K. Accordingly, because there are no amounts that would be subject to approval pursuant to such a resolution, we have not included a non-binding, advisory resolution commonly known as a "say on golden parachute" resolution in this proxy statement/prospectus.

DESCRIPTION OF THE ADJOURNMENT PROPOSAL

General

        If there are not sufficient votes at the time of the Special Meeting to approve the Reorganization Proposal, the Board may propose to adjourn the Special Meeting to a later date or dates in order to permit the solicitation of additional proxies. Under the provisions of Existing PennyMac's bylaws, no notice of adjournment need be given to you if the date, time and place of the adjourned meeting are announced, unless the adjournment is for more than 30 days or, after the adjournment, a new record date is fixed for the adjourned meeting.

        In order to permit proxies that have been received by Existing PennyMac at the time of the Special Meeting to be voted for an adjournment, if necessary or appropriate, Existing PennyMac has submitted the Adjournment Proposal to you as a separate matter for your consideration.

        In the Adjournment Proposal, Existing PennyMac is asking you to authorize the holder of any proxy solicited by the Board to vote in favor of adjourning the Special Meeting and any later adjournments. If Existing PennyMac's stockholders approve the Adjournment Proposal, Existing PennyMac could adjourn the Special Meeting, and any adjourned session of the Special Meeting, to use the additional time to solicit additional proxies in favor of the Reorganization Proposal, including the solicitation of proxies from stockholders that have previously voted against the Reorganization Proposal. As a result, even if proxies representing a sufficient number of votes against the Reorganization Proposal have been received, Existing PennyMac could adjourn the Special Meeting without a vote on the Reorganization Proposal and seek to convince the holders of those shares of common stock to change their votes to votes in favor of the Reorganization Proposal.

        The Board believes that if the number of shares of Class A Common Stock and shares of Class B Common Stock present or represented at the Special Meeting and voting in favor of the Reorganization Proposal is insufficient to approve the Reorganization Proposal, it is in the best interests of the stockholders to enable the Board, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes to approve the Reorganization Proposal.

Required Vote

        If a quorum is present, the affirmative vote of a majority of the votes cast is required to approve the Adjournment Proposal. Abstentions and broker non-votes, if any, will be treated as present for the purpose of determining a quorum. If a quorum is present, abstentions and broker non-votes will have no effect on the approval of the Adjournment Proposal. If no quorum is present, the affirmative vote of a majority of the voting power of the shares present is required to approve the Adjournment Proposal. If no quorum is present, abstentions will have the same effect as votes "AGAINST," but broker non-votes, if any, will have no effect on, the approval of the Adjournment Proposal. Under Existing PennyMac's bylaws, the chairman of the Special Meeting also has the authority to adjourn the Special Meeting (whether or not a quorum is present).

The Board of Directors recommends that stockholders vote FOR the approval of the Adjournment Proposal.

 DESCRIPTION OF NEW PENNYMAC CAPITAL STOCK

        New PennyMac is incorporated in the State of Delaware. The rights of stockholders of New PennyMac will generally be governed by Delaware law and New PennyMac's Certificate and New PennyMac's Bylaws, which will be adopted by New PennyMac immediately prior to, or upon completion of the Merger, in substantially the forms attached as Annex II and Annex III, respectively, to this proxy statement/prospectus. As described under the caption "Comparative Rights of Holders of New PennyMac Common Stock and Existing PennyMac Common Stock" beginning on page 67, the rights of stockholders of New PennyMac under New PennyMac's Organizational Documents are substantially similar to the rights of Existing PennyMac Class A common stockholders under Existing PennyMac's Organizational Documents. There are differences, however, that are listed under the caption "Comparative Rights of Holders of New PennyMac Common Stock and Existing PennyMac Common Stock" beginning on page 67, and you should carefully review that summary in deciding how to vote on the Reorganization Proposal.

        The following description of the capital stock of New PennyMac is a summary and is qualified in its entirety by reference to New PennyMac's Organizational documents, including New PennyMac's Certificate, the form of which is attached as Annex II to this proxy statement/prospectus and New PennyMac's Bylaws, the form of which is attached as Annex III to this proxy statement/prospectus.

General

        New PennyMac's authorized capital stock consists of 200,000,000 shares of New Common Stock, and 10,000,000 shares of preferred stock, par value $0.0001 per share. Unless New PennyMac's board of directors determines otherwise, New PennyMac will issue all shares of its capital stock in uncertificated form.

  Common Stock

        Holders of shares of New Common Stock of New PennyMac are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders.

        Holders of shares of New Common Stock of New PennyMac are entitled to receive dividends when and if declared by New PennyMac's board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

        Upon any dissolution or liquidation or the sale of all or substantially all of the assets of New PennyMac, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of New Common Stock will be entitled to receive pro rata the remaining assets available for distribution.

        Holders of shares of New Common Stock of New PennyMac do not have preemptive, subscription, redemption or conversion rights.

  Preferred Stock

        New PennyMac's Certificate authorizes the board of directors to establish one or more series of preferred stock (including convertible preferred stock). Unless required by law or by any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by the stockholders of New PennyMac. The board of directors of New PennyMac is able to determine, with respect to any series of preferred stock, the terms and rights of that series, including:

  •
  the designation of the series;

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  the number of shares of the series, which the board may, except where otherwise provided in the preferred stock designation, increase or decrease, but not below the number of shares then outstanding;

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  the voting rights, if any, of the holders of the series;

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  whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

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  the dates at which dividends, if any, will be payable;

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  the rights of priority and amounts payable, if any, on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of New PennyMac;

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  the redemption rights and price or prices, if any, for shares of the series;

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  the terms of any purchase, retirement or sinking fund, if any, provided for shares of the series;

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  the terms, if any, upon which the shares of the series will be convertible into or exchangeable for shares of any other class, classes or series, or other securities, whether or not issued by New PennyMac or any other entity;

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  restrictions, if any, upon issuance of indebtedness of New PennyMac so long as any shares of the series are outstanding; and

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  restrictions, if any, on the issuance of shares of the same series or of any other class or series.

        New PennyMac could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders of New PennyMac may believe to be in their best interests or in which the stockholders of New PennyMac might receive a premium for their shares of common stock over the market price of the shares of common stock.

  Authorized but Unissued Capital Stock

        The DGCL does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which would apply so long as the New Common Stock of New PennyMac remains listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

        One of the effects of the existence of unissued and unreserved New Common Stock or preferred stock may be to enable the board of directors of New PennyMac to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of New PennyMac by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of management and possibly deprive the stockholders of New PennyMac of opportunities to sell their shares of New Common Stock at prices higher than prevailing market prices.

  Anti-Takeover Effects of Provisions of Delaware Law and New PennyMac's Organizational Documents

  Undesignated Preferred Stock

        Immediately prior to, or upon completion of the Merger, New PennyMac's Certificate, attached as Annex II, will become effective and will allow the board of directors of New PennyMac to issue preferred stock with super voting, special approval, dividend or other rights or preferences on a discriminatory basis that could impede the success of any attempt to acquire New PennyMac or otherwise effect a change in control of New PennyMac. These and other provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our company.

  Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

        New PennyMac's Certificate will provide that, subject to the rights of the holders of any series of preferred stock, special meetings of the stockholders may be called only by or at the direction of the board of directors, two or more of our directors, the chairman of the board, the chief executive officer or one or more holders of at least a minimum percentage of the voting power of the outstanding shares of New PennyMac's capital stock. This minimum will initially be 25% and will automatically increase to 51% on the first date on which the holders of outstanding shares of New Common Stock (other than any holder that was, or whose affiliate was, a member of PNMAC immediately prior to the initial public offering of Existing PennyMac) hold more than 51% of the voting power of all outstanding shares of the capital stock of New PennyMac. New PennyMac's Bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of New PennyMac.

        New PennyMac's Bylaws will establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made pursuant to stockholder agreements with BlackRock and Highfields or by or at the direction of the board of directors or a committee of the board of directors. In order for any matter to be "properly brought" before a meeting, a stockholder will have to comply with advance notice requirements and provide New PennyMac with certain information. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer's own slate of directors or otherwise attempting to obtain control of New PennyMac.

  Filling of Vacancies and Newly Created Directorships; Conduct of Stockholder Meetings

        Additionally, vacancies and newly created directorships may be filled only by a vote of a majority of the directors then in office, even though such directors may constitute less than a quorum of the board required for such action, and not by the stockholders of New PennyMac. New PennyMac's Bylaws will allow the presiding officer at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer's own slate of directors or otherwise attempting to obtain control of New PennyMac.

  No Cumulative Voting

        The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless New PennyMac's Certificate provides otherwise. New PennyMac's Certificate does not expressly provide for cumulative voting.

  Amendments to Certificate of Incorporation and Bylaws

        The DGCL provides that, unless a corporation's certificate of incorporation provides for a greater vote, the affirmative vote of holders of a majority in voting power of the outstanding shares of stock entitled to vote thereon is required to approve amendments to the certificate of incorporation. In addition to the stockholder approval required by the DGCL, the separate stockholder agreements with BlackRock and Highfields provide that New PennyMac's Certificate may not be amended in any manner that is adverse to BlackRock or Highfields without the consent of BlackRock or Highfields, as applicable, as long as such stockholder, together with its affiliates, holds more than 5% of the voting power of all of the outstanding shares of capital stock of New PennyMac.

        New PennyMac's Certificate authorizes the board of directors to amend or repeal New PennyMac's Bylaws, provided that, pursuant to the separate stockholder agreements with BlackRock and Highfields if that action by the board of directors amends the bylaws in a manner adverse to BlackRock or Highfields when that entity, together with its affiliates, holds at least 5% of the voting power of the outstanding shares of capital stock of New PennyMac, such action must be approved by that entity.

  Stockholder Action by Written Consent

        Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of capital stock entitled to vote thereon were present and voted, unless the company's certificate of incorporation provides otherwise. New PennyMac's Certificate prohibits the taking of any action of our stockholders by written consent without a meeting unless that action is taken with regard to a matter that has been approved by the board of directors or requires the approval only of certain series of New PennyMac preferred stock pursuant to the terms thereof.

  Delaware Anti-Takeover Statute

        New PennyMac has not opted out of, and therefore is subject to, Section 203 of the DGCL. Section 203 provides that, subject to certain exceptions specified in the law, a publicly-held Delaware corporation shall not engage in certain "business combinations" with any "interested stockholder" for a three-year period after the date of the transaction in which the person became an interested stockholder. These provisions generally prohibit or delay the accomplishment of, among other things, mergers, assets or stock sales or other takeover or change-in-control attempts that are not approved by a company's board of directors.

        In general, Section 203 prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

  •
  prior to the time the person became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

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  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  •
  at, or subsequent to, the time that the person became an interested stockholder, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not owned by the interested stockholder.

        Generally, a business combination includes, among other things, a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, if such person is an affiliate or associate of the corporation, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation's outstanding voting stock. We expect that Section 203 will have an anti-takeover effect with respect to transactions the board of directors does not approve in advance. In such event, we would also anticipate that Section 203 could discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

        Under certain circumstances, Section 203 makes it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three-year period. The provisions of Section 203 may encourage companies interested in acquiring New PennyMac to negotiate in advance with the board of directors because the stockholder approval requirement would be avoided if the board of directors approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions also may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Corporate Opportunity

        New PennyMac's Certificate will provide that neither BlackRock nor Highfields or their respective affiliates has any duty (fiduciary or otherwise) to refrain from engaging, directly or indirectly, in a corporate opportunity in the same or similar lines of business in which New PennyMac or its subsidiaries engage. In addition, in the event that either of BlackRock or Highfields, or their respective affiliates, acquires knowledge of a potential transaction or other matter which may be a corporate opportunity for themselves and for New PennyMac or its subsidiaries, then (i) neither NewPennyMac or its subsidiaries or stockholders will have any expectancy in such opportunity and (ii) none of BlackRock, Highfields or any of their affiliates will have any duty to communicate or offer such corporate opportunity to New PennyMac or its subsidiaries or stockholders and may pursue or acquire such corporate opportunity for itself or direct such corporate opportunity to another person or entity, unless such corporate opportunity is expressly offered to such affiliate in his or her capacity as a director or officer of New PennyMac.

Registration Rights

        As part of the Reorganization, that certain Registration Rights Agreement, dated as of May 8, 2013, by and among Existing PennyMac, the Contributors and certain other former members of PNMAC who have previously exchanged Class A Units of PNMAC prior to the Reorganization (the "Registration Rights Agreement") will be amended and restated, in order to, among other things, provide for the assumption of Existing PennyMac's obligations thereunder by New PennyMac.

        Pursuant to the Registration Rights Agreement (as it will be amended and restated in connection with the Reorganization), BlackRock, Highfields and certain of their permitted transferees have the right, under certain circumstances and subject to certain restrictions, to require us to register for resale the shares of New Common Stock of New PennyMac held by them.

        In October 2013, Existing PennyMac filed a registration statement to register for resale the shares of Class A Common Stock of Existing PennyMac to be delivered in exchange for Class A Units of PNMAC on behalf of BlackRock, Highfields and other selling stockholders. The registration statement was declared effective on October 28, 2013. We believe that New PennyMac should be deemed a "successor issuer" of Existing PennyMac in accordance with Rule 414 under the Securities Act and that accordingly, all securities registered under this previous registration statement of Existing PennyMac will be available for sale in the open market following the Reorganization unless restrictions apply.

        Demand Registration Rights.    BlackRock and Highfields and certain permitted transferees each have the right to demand that we register their New Common Stock of New PennyMac for resale, subject to the conditions set forth in the Registration Rights Agreement, no more than three times in any twelve month period. BlackRock and Highfields and certain permitted transferees have the right under the Registration Rights Agreement to require that we register their New Common Stock for resale. Such registration demand must reasonably be expected to result in aggregate gross cash proceeds to such demanding stockholder in excess of $25 million. Each of BlackRock and Highfields and certain permitted transferees will have the right to participate in any such demand registrations. New PennyMac will not be obligated to effect a demand registration within 120 days of the effective date of a registration statement filed by it. New PennyMac may postpone the filing of a registration statement for up to 60 days once in any 12-month period if the board of directors of New PennyMac determines in good faith that the filing would reasonably be expected to materially adversely affect any material financing or acquisition of New PennyMac or require premature disclosure of information that would reasonably be expected to be materially adverse to New PennyMac. The underwriters of any underwritten offering have the right to limit the number of shares of New Common Stock to be included in a registration statement filed in response to the exercise of these demand registration rights. New PennyMac must pay all expenses, except for underwriters' discounts and commissions, incurred in connection with these demand registration rights.

        Piggyback Registration Rights.    BlackRock, Highfields, certain of their permitted transferees and the minority stockholders which are parties to the Registration Rights Agreement will each have the right to "piggyback" on any registration statements that New PennyMac files on an unlimited basis, subject to the conditions set forth in the Registration Rights Agreement. If New PennyMac registers any securities for public sale, stockholders with piggyback registration rights under the registration rights agreement have the right to include their shares in the registration for resale by them, subject to specified limitations and exceptions.

        S-3 Registration Rights.    If New PennyMac is eligible to file a registration statement on Form S-3, the stockholders with Form S-3 registration rights under the Registration Rights Agreement and certain permitted transferees can request that New PennyMac register their shares of New Common Stock for resale. Any registration must be reasonably expected by the demanding stockholder to result in aggregate gross cash proceeds to such demanding stockholder in excess of $10 million, and no more than three demands for a Form S-3 registration may be made in any 12-month period. If New PennyMac is eligible as a Well Known Seasoned Issuer, or WKSI, the requesting stockholders may request that the shelf registration statement utilize the automatic shelf registration process under Rule 415 and Rule 462 promulgated under the Securities Act. If New PennyMac is not eligible as a WKSI or is otherwise ineligible to utilize the automatic shelf registration process, then New PennyMac is required to use its reasonable efforts to have the shelf registration statement declared effective.

Limitations of Liability and Indemnification

        Section 145 of the DGCL authorizes a corporation's board of directors to grant indemnification and advancement rights to current or former officers, directors, employees and other corporate agents.

        As permitted by Delaware law, New PennyMac's Certificate will provide that, no director will have any personal liability to New PennyMac or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or is thereafter amended. Pursuant to Delaware law, such protection would be not available for liability:

  •
  for any breach of a duty of loyalty to New PennyMac or its stockholders;

  •
  for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  •
  for any transaction from which the director derived an improper benefit; or

  •
  for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL.

        New PennyMac's Bylaws further will provide that New PennyMac must indemnify its current or former directors and officers to the fullest extent permitted by Delaware law. New PennyMac's Bylaws will permit New PennyMac to secure insurance on behalf of any current or former officer or director for any liability arising out of his or her action in that capacity, whether or not Delaware law would otherwise permit indemnification.

        In addition, New PennyMac's Bylaws also will provide that New PennyMac is required to advance expenses to its current or former directors and officers as incurred in connection with legal proceedings against them for which they may be indemnified and that the rights conferred in New PennyMac's Bylaws are not exclusive.

        New PennyMac's Bylaws will provide that, except for proceedings to enforce rights to indemnification or advancement, New PennyMac is not required to indemnify or advance expenses to a current or former director or officer in connection with any action, suit or proceeding (or part thereof) commenced by such person unless such action, suit or proceeding (or part thereof) was authorized by the Board.

        The amended and restated limited liability company agreement of PNMAC also provides that PNMAC indemnify its officers, members, managers and other affiliates to the fullest extent permitted by Delaware law, and advance expenses to its officers, members, managers and other affiliates as incurred in connection with legal proceedings against them for which they may be indemnified. The rights conferred in the amended and restated limited liability company agreement of PNMAC are not exclusive.

        In connection with the Reorganization, Existing PennyMac will assign to New PennyMac, and New PennyMac will assume from Existing PennyMac and agree to perform all of Existing PennyMac's obligations under, all existing indemnification agreements with each of the members of the board of directors and certain officers of Existing PennyMac. The terms of the indemnification agreements will not be amended or modified in any way in connection with the Reorganization, other than as may be necessary to reflect the assignment of the rights and obligations thereunder from Existing PennyMac to New PennyMac.

        These indemnification agreements provide, among other things, that New PennyMac is required to indemnify each director and officer to the fullest extent permitted by Delaware law, New PennyMac's Certificate and New PennyMac's Bylaws for expenses such as, among other things, attorneys' fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action by or in New PennyMac's right, arising out of the person's services as a director or executive officer of New PennyMac or as the director or executive officer of any subsidiary of New PennyMac or any other company or enterprise to which the person provides services at New PennyMac's request. In addition, the indemnification agreements also provide that New PennyMac is required to advance expenses to its directors and officers as incurred in connection with legal proceedings against them for which they may be indemnified and that the rights conferred in the indemnification agreements are not exclusive. New PennyMac also maintains directors' and officers' liability insurance.

        The SEC has taken the position that personal liability of directors for violation of the federal securities laws cannot be limited and that indemnification by New PennyMac for any such violation is unenforceable.

        The limitation of liability and indemnification provisions in New PennyMac's Certificate and New PennyMac's Bylaws may discourage stockholders from bringing a lawsuit against New PennyMac's directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against New PennyMac's directors and officers, even though an action, if successful, may benefit New PennyMac and other stockholders. Further, a stockholder's investment may be adversely affected to the extent that New PennyMac pays the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

Market Listing

        We intend to apply to have New PennyMac Common Stock be listed on the NYSE under the symbol "PFSI."

Transfer Agent and Registrar

        The transfer agent and registrar for the New PennyMac Common Stock will be Computershare Trust Company, N.A.

COMPARATIVE RIGHTS OF HOLDERS OF NEW PENNYMAC COMMON STOCK AND
EXISTING PENNYMAC COMMON STOCK

        After completion of the Reorganization, holders of Class A Common Stock of Existing PennyMac will hold shares of New Common Stock of PennyMac and the rights of holders of New Common Stock will be governed by the DGCL and New PennyMac's Organizational Documents. The rights that will be afforded to New PennyMac stockholders under New PennyMac's Organizational Documents are substantially similar to the rights afforded to Existing PennyMac Class A and Class B stockholders under Existing PennyMac's Organizational Documents. There are differences, however, that are listed below and you should carefully review this summary in deciding how to vote on the Reorganization Proposal. This summary is not complete and is qualified by reference to the full text of Existing PennyMac's Amended and Restated Certificate of Incorporation, filed as Exhibit 3.1 to Existing PennyMac's Form 8-K filed on May 14, 2013, and incorporated by reference herein, Existing PennyMac's Second Amended and Restated Bylaws, filed as Exhibit 3.2 to Existing PennyMac's Form 8-K filed on March 6, 2018, and incorporated by reference herein, New PennyMac's Certificate, the form of which is attached as Annex II to this proxy statement/prospectus, and New PennyMac's Bylaws, the form of which is attached as Annex III to this proxy statement/prospectus.

Topic	Existing PennyMac	New PennyMac
Capital Stock

• Classes of Stock	• Class A Common Stock • Class B Common Stock • Preferred Stock (undesignated)	• Common Stock • Preferred Stock (undesignated)

• Authorized Shares	• 210,001,000 shares total • 200,000,000 shares Class A Common Stock • 1,000 shares Class B Common Stock • 10,000,000 shares Preferred Stock (undesignated)	• 210,000,000 shares total • 200,000,000 shares Common Stock • 10,000,000 shares Preferred Stock (undesignated)

• Par Value	• $0.0001 per share	• Same

• Voting Rights for Common Stock	• Class A: one vote per share • Class B: one vote per Class A Unit held in PNMAC	• One vote per share for all

• Dividend Rights	• Holders of common stock have the right to receive dividends when, as and if declared by the Board of Directors	• Same

Board of Directors

• Election of Directors	• Majority voting standard in uncontested elections	• Same

• Number of Directors	• Bylaws provide for number of directors as fixed from time to time by Board, provided not in excess of eleven (11)	• Same

• Removal of directors	• Directors may be removed with or without "cause" by a stockholder vote	• Same

Topic	Existing PennyMac	New PennyMac
• Filling Board Vacancies	• Vacancies and newly created directorships may be filled only by a vote of a majority of directors then in office and not by stockholders	• Same

• Indemnification	• Existing PennyMac is generally obligated to indemnify and advance expenses to current or former directors to the fullest extent permitted by law	• Same

Stockholder Rights

• Calling Special Meetings

•

Special meetings of stockholders may only be called by or at the direction of the Board, two or more directors, the chairman, the CEO, or one or more holders of at least a minimum percentage of voting power (currently 25%)

• Same

• Ability to Act by Written Consent

•

Any stockholder action may be taken by written consent signed by the holders of outstanding shares having no less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all shares entitled to vote on that action were present and voted, provided that action by written consent is only permissible if the action is taken with regard to a matter that has been approved by the Board

• Same

• Advance notice for proposing business and nominations

•

Notice must generally be provided to the secretary of the Company between 90 and 120 days before anniversary of prior year's annual meeting, subject to certain rights of BlackRock and Highfields under Stockholder Agreements

• Same

• Bylaw Amendments	• Board and/or stockholders may amend, subject to certain rights of BlackRock and Highfields under Stockholder Agreements	• Same

• Charter Amendments	• Board and stockholders may amend, subject to certain rights of BlackRock and Highfields under Stockholder Agreements	• Same

Topic	Existing PennyMac	New PennyMac
• Forum Selection

•

Unless Existing PennyMac consents in writing to the selection of an alternative forum, certain actions (including derivative actions and actions asserting a claim for breach of fiduciary duty owed by any director, officer or stockholder) to be brought exclusively in a state or federal court located within the State of Delaware

• Same

        For more information regarding the Stockholder Agreements with BlackRock and Highfields, see "Certain Transactions with Related Parties."

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

        Beneficial ownership reflected in the tables below is based on 25,182,565 shares of Class A Common Stock outstanding as of September 7, 2018.

        The immediately following table sets forth certain information regarding the beneficial ownership of shares of Class A Common Stock by each person known to us to beneficially own more than 5% of the outstanding shares of Class A Common Stock and, further, such information is based on a review of publicly available statements of beneficial ownership filed with the SEC on Schedules 13D and 13G through September 7, 2018. Beneficial ownership is determined with respect to each stockholder in accordance with the rules of the SEC by assuming that such stockholder (and no other stockholder) has exchanged all of its Class A Units of PNMAC for an equivalent number of shares of our Class A Common Stock.

	Class A Common Stock Beneficially Owned(1)
	Number	Percentage	% of Total Voting Power and Total Economic Interest in PNMAC(2)
5% Stockholders
HC Partners LLC(3) 200 Clarendon Street, 59th Floor Boston, Massachusetts 02116	20,169,732	44.47%	26.04%
BlackRock, Inc.(4) 55 East 52nd Street New York, New York 10055	16,030,899	41.21%	20.69%
T. Rowe Price Associates, Inc.(5) 100 E. Pratt Street Baltimore, Maryland 21202	3,668,633	14.57%	4.74%
Entities affiliated with Morgan Stanley(6) 1585 Broadway New York, NY 10036	2,241,135	8.90%	2.89%
Entities affiliated with Richard Mashaal(7) 645 Madison Avenue, 10th Floor New York, NY 10022	1,808,382	7.18%	2.33%
Basswood Capital Management, L.L.C.(8) 540 Madison Avenue, 32nd Floor New York, New York 10022	1,784,748	7.09%	2.30%
The Vanguard Group(9) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	1,694,368	6.73%	2.19%
Entities affiliated with Leon G. Cooperman(10) 7118 Melrose Castle Lane Boca Raton, Florida 33496	1,581,975	6.28%	2.04%
Kurland Family Investments, LLC(11) 3043 Townsgate Road Westlake Village, California 91361	8,314,990	24.82%	10.73%

(1)
Subject to the terms of the Exchange Agreement, Class A Units of PNMAC not held by us are exchangeable at any time and from time to time for shares of our Class A Common Stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends, reclassifications and certain other transactions that would cause the number of outstanding shares of Class A Common Stock to be different than the number of Class A Units of PNMAC owned by Existing PennyMac. The number of shares of Class A Common Stock listed in this table as being beneficially owned as a result of Class A Units of PNMAC held by any entity or individual assumes an exchange of such Class A Units for shares of Class A Common Stock on a one-for-one basis. As of September 7, 2018, a total of 52,283,192 Class A Units were exchangeable for shares of Class A Common Stock.

(2)
Represents the percentage of voting power of the Class A Common Stock and Class B Common Stock of PennyMac Financial Services, Inc. voting together as a single class. Each holder of Class A Units of PNMAC other than Existing PennyMac also holds one share of Class B Common Stock. The shares of Class B Common Stock have no economic rights but entitle the holder, without regard to the number of shares of Class B Common Stock held, to a number of votes on matters presented to our stockholders that is equal to the aggregate number of Class A Units of PNMAC held by such holder. As a holder exchanges Class A Units of PNMAC for shares of our Class A Common Stock pursuant to the Exchange Agreement, the voting power afforded to the holder by its share of Class B Common Stock will be automatically and correspondingly reduced. Total economic interest in PNMAC is calculated as the percentage of all outstanding Class A Units of PNMAC beneficially held by the stockholder, directly or indirectly through Existing PennyMac, assuming that each share of Class A Common Stock held is equivalent to one Class A Unit of PNMAC.

(3)
Consists entirely of 20,169,732 Class A Units of PNMAC exchangeable for shares of Class A Common Stock.

(4)
Consists entirely of 469,752 shares of Class A Common Stock acquired for certain client accounts (by funds and accounts for which BlackRock, Inc.'s advisory subsidiaries act as investment advisers), 1,800,000 shares of Class A Common Stock received by BlackRock Mortgage Ventures, LLC upon exchange of its Class A Units of PNMAC on December 13, 2013, and 13,760,647 Class A Units of PNMAC exchangeable by BlackRock Mortgage Ventures, LLC for shares of Class A Common Stock. BlackRock Mortgage Ventures, LLC is indirectly wholly-owned by BlackRock, Inc. BlackRock, Inc. controls the voting and investment power with respect to the securities held by BlackRock Mortgage Ventures, LLC and, therefore, may be deemed to be the beneficial owner of the shares of Class A Common Stock beneficially owned by that entity.

(5)
As reported in Amendment No. 5 to Schedule 13G filed with the SEC on February 14, 2018 by T. Rowe Price Associates, Inc., or T. Rowe Price. In the Schedule 13G amendment, T. Rowe Price disclosed that it has the sole voting power over 551,542 shares of Class A Common Stock and sole dispositive power over 3,668,633 shares of Class A Common Stock as of December 31, 2017.

(6)
As reported on a Schedule 13G jointly filed with the SEC on February 12, 2018 by Morgan Stanley and Morgan Stanley Capital Services LLC, or Morgan Stanley Capital, a wholly-owned subsidiary of Morgan Stanley. In the Schedule 13G, Morgan Stanley disclosed that it has shared voting and dispositive power over 1,274,991 shares of Class A Common Stock that are owned, or may be deemed to be beneficially owned, by Morgan Stanley Capital.

(7)
As reported in Amendment No. 5 to Schedule 13G jointly filed with the SEC on February 12, 2018 by Senvest Management, LLC, or Senvest, and Richard Mashaal, or Mr. Mashaal. In the Schedule 13G amendment, Senvest disclosed that it has shared voting and dispositive power over 1,808,382 shares of Class A Common Stock, and Mr. Mashaal has shared voting and dispositive power over 1,808,382 shares of Class A Common Stock as of December 31, 2017. The shares are held in the accounts of Senvest Master Fund, LP and Senvest Global (KY), LP, or the Investment Vehicles. Senvest serves as investment manager of the Investment Vehicles and Mr. Mashaal is the managing member of Senvest.

(8)
As reported on a Schedule 13G jointly filed with the SEC on February 9, 2018 by Basswood Capital Management, L.L.C., or Basswood, Matthew Lindenbaum and Bennett Lindenbaum. In the Schedule 13G, Basswood disclosed that it has shared voting and dispositive power over 1,784,748 shares of Class A Common Stock with Matthew Lindenbaum and Bennett Lindenbaum.

(9)
As reported in Amendment No. 2 to Schedule 13G filed with the SEC on February 9, 2018 by The Vanguard Group, or Vanguard. In the Schedule 13G amendment, Vanguard disclosed that it has the sole voting power over 17,684 shares of Class A Common Stock, sole dispositive power over 1,677,213 shares of Class A Common Stock, and shared dispositive power over 17,684 shares of Class A Common Stock as of December 31, 2017.

(10)
As reported in the Amendment No. 3 to Schedule 13G filed on February 14, 2018 by Leon G. Cooperman. Consists of 100,000 shares of Class A Common Stock owned by Mr. Cooperman, 658,400 shares of Class A Common Stock owned by Omega Capital Partners, L.P., or Capital LP, 180,268 shares of Class A Common Stock owned by Omega Capital Investors, L.P., or Investors LP, 306,200 shares of Class A Common Stock owned by Omega Equity Investors, L.P., or Equity LP, 304,407 shares of Class A Common Stock owned by Omega Overseas Partners, Ltd., or Overseas, and 32,700 shares of Class A Common Stock held in managed accounts over which Leon Cooperman has investment discretion. Mr. Cooperman is the Managing Member of Omega Associates, L.L.C., or Associates. Associates is a private investment firm formed to invest in and act as general partner of investment partnerships or similar investment vehicles. Associates is the general partner of Capital LP, Investors LP, and Equity LP. These entities are private investment firms engaged in the purchase and sale of securities for investment for their own accounts. Mr. Cooperman is the president and majority stockholder of Omega Advisors, Inc., or Advisors, which serves as the investment manager to Overseas. Mr. Cooperman has investment discretion over portfolio investments of Overseas. Advisors also serves as a discretionary investment advisor to a limited number of institutional clients. Mr. Cooperman is the ultimate controlling person of Associates, Capital LP, Investors LP, Equity LP, and Advisors.

(11)
Consists entirely of 8,314,990 Class A Units of PNMAC exchangeable for shares of Class A Common Stock. Stanford L. Kurland, as the sole manager of Kurland Family Investments, LLC, controls the voting and investment power with respect to the securities held by that entity and, therefore, may be deemed to be the beneficial owner of the shares of Class A Common Stock beneficially owned by that entity.

EXISTING PENNYMAC COMMON STOCK OWNERSHIP OF DIRECTORS
AND EXECUTIVE OFFICERS OF EXISTING PENNYMAC

        The following table sets forth certain information regarding the beneficial ownership of shares of Class A Common Stock by (1) each of our named executive officers, (2) each of our current directors, and (3) all of our current directors and executive officers as a group. Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment power.

	Class A Common Stock Beneficially Owned(1)(2)
	Number	Percentage	% of Total Voting Power and Total Economic Interest in PNMAC(3)
Executive Officers and Directors
Stanford L. Kurland(4)	9,247,055	26.87%	11.84%
David A. Spector(5)	1,944,409	7.17%	2.50%
Anne D. McCallion(6)	626,700	2.43%	*
Andrew S. Chang(7)	991,288	3.79%	1.28%
Vandad Fartaj(8)	963,041	3.69%	1.24%
Doug Jones(9)	810,750	3.12%	1.05%
David M. Walker(10)	567,767	2.21%	*
Matthew Botein(11)	734,317	2.84%	*
James K. Hunt	58,754	*	*
Patrick Kinsella	16,757	*	*
Joseph Mazzella(12)	784,604	3.03%	1.01%
Farhad Nanji(13)	172,322	*	*
Theodore W. Tozer	1,082	*	*
Mark Wiedman(14)	75,985	*	*
Emily Youssouf	18,714	*	*
Directors and executive officers as a group (15 persons)	17,013,545	40.65%	21.59%

*
Represents less than 1.0%.

(1)
Subject to the terms of the Exchange Agreement, Class A Units of PNMAC not held by Existing PennyMac are exchangeable at any time and from time to time for shares of our Class A Common Stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends, reclassifications and certain other transactions that would cause the number of outstanding shares of Class A Common Stock to be different than the number of Class A Units of PNMAC owned by Existing PennyMac. The number of shares of Class A Common Stock listed in this table as being beneficially owned as a result of Class A Units of PNMAC held by any entity or individual assumes an exchange of such Class A Units for shares of Class A Common Stock on a one-for-one basis. As of September 7, 2018, a total of 52,283,192 Class A Units were exchangeable for shares of Class A Common Stock.

(2)
Based on 25,182,565 shares of Class A Common Stock outstanding as of September 7, 2018. Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. A person is deemed to be the beneficial owner of any shares of Class A Common Stock if that person has or shares voting power or investment power with respect to those shares or has the right to acquire beneficial ownership at any time within 60 days of September 7, 2018. As used herein, "voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares. None of the shares have been pledged as security.

(3)
Represents the percentage of voting power of the Class A Common Stock and Class B Common Stock of Existing PennyMac voting together as a single class. Each holder of Class A Units of PNMAC other than the Company also holds one share of our Class B Common Stock. The shares of Class B Common Stock have no economic rights but entitle the holder, without regard to the number of shares of Class B Common Stock held, to a number of votes on matters presented to the Company's stockholders that is equal to the aggregate number of Class A Units of PNMAC held by such holder. As a holder exchanges Class A Units of PNMAC for shares of our Class A Common Stock pursuant to the exchange agreement, the voting power afforded to the holder by its share of Class B Common Stock will be automatically and correspondingly reduced. Total economic interest in PNMAC is calculated as the percentage of all outstanding Class A Units of PNMAC beneficially held by the stockholder, directly or indirectly through Existing PennyMac, assuming that each share of Class A Common Stock held is equivalent to one Class A Unit of PNMAC.

(4)
Includes 8,599,338 Class A Units of PNMAC exchangeable for shares of Class A Common Stock, including 8,314,990 Class A Units of PNMAC owned by Kurland Family Investments, LLC.

(5)
Includes 1,699,729 Class A Units of PNMAC exchangeable for shares of Class A Common Stock, including 465,604 Class A Units of PNMAC owned by ST Family Investment Company LLC.

(6)
Includes 510,720 Class A Units of PNMAC exchangeable for shares of Class A Common Stock held in a family trust.

(7)
Includes 856,671 Class A Units of PNMAC exchangeable for shares of Class A Common Stock.

(8)
Includes 845,254 Class A Units of PNMAC exchangeable for shares of Class A Common Stock.

(9)
Includes 712,767 Class A Units of PNMAC exchangeable for shares of Class A Common Stock held in a family trust.

(10)
Includes 463,055 Class A Units of PNMAC exchangeable for shares of Class A Common Stock held in a family trust.

(11)
Includes 718,552 Class A Units of PNMAC exchangeable for shares of Class A Common Stock.

(12)
Includes 331,052 Class A Units of PNMAC exchangeable for shares of Class A Common Stock. Does not include 407,031 Class A Units of PNMAC owned by the Mazzella Family Irrevocable Trust. Mr. Mazzella is not a trustee of that entity and, therefore, would not be deemed to be the beneficial owner of the Class A Units of PNMAC held by that entity.

(13)
Includes 122,109 Class A Units of PNMAC exchangeable for shares of Class A Common Stock.

(14)
Includes 54,556 Class A Units of PNMAC exchangeable for shares of Class A Common Stock.

CERTAIN TRANSACTIONS WITH RELATED PARTIES

        The following related party transaction information is in addition to the related party transaction information described in Existing PennyMac's Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on March 9, 2018, including information specifically incorporated by reference therein from Existing PennyMac's Proxy Statement on Schedule 14A filed with the SEC on April 17, 2018, incorporated by reference herein.

Interests in the Reorganization

        Certain of our directors, executive officers and holders of more than 5% of the membership interests of PNMAC, or their immediate family members, have or will have a direct or indirect material interest in the Reorganization.

        The Contributors are comprised of 45 separate entities and individuals, calculated as of the Record Date, and represent all of the holders of Class A Units of PNMAC, other than those Class A Units held directly by Existing PennyMac. The Contributors include, among others, entities affiliated with:

  •
  BlackRock (who beneficially owns, as of September 7, 2018, approximately 20.69% of the total voting power and total economic interest in PNMAC, through its ownership of Class A Units of PNMAC and shares of Class B Common Stock of Existing PennyMac);

  •
  Highfields (who beneficially owns, as of September 7, 2018, approximately 26.04% of the total voting power and total economic interest in PNMAC, through its ownership of Class A Units of PNMAC and shares of Class B Common Stock of Existing PennyMac);

  •
  Stanford L. Kurland, our Executive Chairman and a member of our Board of Directors;

  •
  David A. Spector, our President and Chief Executive Officer and a member of our Board of Directors;

  •
  Anne D. McCallion, our Senior Managing Director and Chief Enterprise Operations Officer and a member of our Board of Directors;

  •
  Andrew S. Chang, our Senior Managing Director and Chief Financial Officer;

  •
  Vandad Fartaj, our Senior Managing Director and Chief Capital Markets Officer;

  •
  Doug Jones, our Senior Managing Director and Chief Mortgage Banking Officer;

  •
  David M. Walker, our Senior Managing Director and Chief Risk Officer;

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  Matthew Botein, a member of our Board of Directors and a former managing director at BlackRock Inc., a global investment management firm that is affiliated with BlackRock, and who is currently a managing partner of Gallatin Point Capital;

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  Joseph Mazzella, a member of our Board of Directors and a former managing director and general counsel at Highfields Capital Management LP, an investment management firm affiliated with Highfields;

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  Farhad Nanji, a member of our Board of Directors and a former managing director at Highfields Capital Management LP, an investment management firm affiliated with Highfields, and who is currently a co-founder of MFN Partners Management L.P.; and

  •
  Mark Wiedman, a member of our Board of Directors and global head of the iShares business of BlackRock Inc., a global investment management firm that is affiliated with BlackRock.

        Each of the Contributors has agreed in the Reorganization Agreement to voluntarily contribute all of the Class A Units of PNMAC held by them to New PennyMac, in exchange for the issuance by New PennyMac to such Contributors of an aggregate number of shares of New Common Stock of

New PennyMac that is equal in number to the number of Class A Units of PNMAC so contributed by the Contributors. Other than the receipt of the Contribution Shares, the Contributors will receive no additional consideration or other compensation of any kind in connection with the Contribution, and each of the Contributors waived its right to receive any portion of the Distribution with respect to any shares of Class A Common Stock that are issued to such Contributors in exchange for Class A Units of PNMAC after the date of the Reorganization Agreeement.

        Each of the Contributors is also currently a party to (i) the Tax Receivable Agreement, (ii) the Exchange Agreement, which will be terminated in connection with the Reorganization, and (iii) the Registration Rights Agreement, which will be amended and restated in connection with the Reorganization.

        In addition, in connection with the Reorganization, Existing PennyMac will assign to New PennyMac, and New PennyMac will assume from Existing PennyMac, and agree to perform all of its obligations under, all existing indemnification agreements with each of the members of the Board of Directors and certain officers of Existing PennyMac, and all existing employment agreements and offer letters with each of the officers of Existing PennyMac. The terms of the indemnification agreements, employment agreements and offer letters will not be amended or modified in any way in connection with the Reorganization, other than as may be necessary to reflect the assignment of the rights and obligations thereunder from Existing PennyMac to New PennyMac.

        BlackRock and Highfields are each also party to certain stockholder agreements with Existing PennyMac, and such stockholder agreements will be amended and restated in order to provide, among other things, for the assumption of Existing Parent's obligations thereunder by New PennyMac, as well as the elimination of certain provisions relating to Existing Parent's "Up-C" structure. Mr. Weidman is, and Mr. Botein formerly was, affiliated with BlackRock; and Mr. Mazzella and Mr. Nanji were formerly affiliated with Highfields.

        Each of the foregoing agreements, to the extent such agreements will remain in effect following the completion of the Reorganization, is discussed in further detail below.

  Tax Receivable Agreement

        Under Existing PennyMac's historical "Up-C" structure, the Class A Unit holders of PNMAC, other than Existing PennyMac, have had the right (subject to the terms of the Exchange Agreement) to exchange their Class A Units of PNMAC for shares of Class A Common Stock of Existing PennyMac, initially on a one-for-one basis. PNMAC has had in effect an election under Section 754 of the Code effective for each taxable year in which an exchange of Class A Units of PNMAC for shares of Class A Common Stock of Existing PennyMac has occurred (or could occur) which likely resulted in a special adjustment for Existing PennyMac with respect to the tax basis of the assets of PNMAC at the time of an exchange of Class A Units of PNMAC, which adjustment affected (and will affect) only Existing PennyMac, which we refer to in this discussion as the "corporate taxpayer." These exchanges have resulted (and will result) in special increases for the corporate taxpayer in the tax basis of the assets of PNMAC that otherwise would not have been available. These increases in tax basis may reduce the amount of tax that the corporate taxpayer would otherwise be required to pay in the future. These increases in tax basis may also decrease gains (or increase losses) on future dispositions of certain capital assets to the extent tax basis is allocated to those capital assets. The IRS may challenge all or part of the existing tax basis, tax basis increase and increased deductions, and a court could sustain such a challenge.

        Existing PennyMac entered into the Tax Receivable Agreement in May 2013 with the Existing Owners that provides for the payment from time to time by the corporate taxpayer to the Existing Owners of 85% of the amount of the net tax benefits, if any, that the corporate taxpayer is deemed to realize under certain circumstances as a result of (i) increases in tax basis resulting from exchanges of

Class A Units of PNMAC, and (ii) certain other tax benefits related to Existing PennyMac's entering into the Tax Receivable Agreement, including tax benefits attributable to payments under the Tax Receivable Agreement. These payment obligations are obligations of the corporate taxpayer and not of PNMAC. For purposes of the Tax Receivable Agreement, the tax benefit deemed realized by the corporate taxpayer is computed by comparing the actual income tax liability of the corporate taxpayer (calculated with certain assumptions) to the taxes that the corporate taxpayer would have been required to pay had there been no increase to the tax basis of the assets of PNMAC as a result of the exchanges, and had the corporate taxpayer not entered into the Tax Receivable Agreement. The term of the Tax Receivable Agreement will continue until all such tax benefits have been utilized or expired, unless (i) the corporate taxpayer exercises its right to terminate the Tax Receivable Agreement in exchange for an early termination payment in an amount based on the present value of the anticipated future tax benefits (calculated with certain assumptions), or (ii) the corporate taxpayer breaches any of its material obligations under the Tax Receivable Agreement; in which case all obligations will generally be accelerated and due as if the corporate taxpayer had exercised its right to terminate the agreement.

        Following the Reorganization, New PennyMac, as the new top-level parent entity and corporate taxpayer, will only make payments under the Tax Receivable Agreement to those Existing Owners who have already effected exchanges of Class A Units of PNMAC for Class A Common Stock of Existing PennyMac prior to the completion of the Reorganization. Those Existing Owners that have not already effected such exchanges prior to the completion of the Reorganization (or those that have only effected such exchanges with respect to some of their Class A Units) will not be entitled to any future payments under the Tax Receivable Agreement in respect of any unexchanged Class A Units.

        The Tax Receivable Agreement provides that upon certain mergers, asset sales, other forms of business combinations or other changes of control, the corporate taxpayer's (or its successor's) obligations with respect to previously exchanged Class A Units of PNMAC would be based on certain assumptions, including that the corporate taxpayer would have sufficient taxable income to fully utilize the deductions arising from the increased tax deductions and tax basis and other benefits related to entering into the Tax Receivable Agreement. As a result, (i) New PennyMac could be required to make payments under the Tax Receivable Agreement that are greater than or less than the specified percentage of the actual net tax benefits New PennyMac realizes in respect of the tax attributes subject to the Tax Receivable Agreement, and (ii) if New PennyMac elects to terminate the Tax Receivable Agreement early, New PennyMac would be required to make an immediate payment equal to the present value of the anticipated future net tax benefits, which upfront payment may be made years in advance of the actual realization of such future benefits. In these situations, New PennyMac's obligations under the Tax Receivable Agreement could have a substantial negative impact on New PennyMac's liquidity, as well as its attractiveness as a target for an acquisition.

        We do not believe the Reorganization will be deemed to constitute a change of control or an early termination under the Tax Receivable Agreement.

        Payments are generally due under the Tax Receivable Agreement within a specified period of time following the filing of a corporate tax return for the taxable year with respect to which the payment obligation arises, although interest on such payments will begin to accrue at a rate of LIBOR plus 100 basis points from the due date (without extensions) of such tax return. Payments not made when due under the Tax Receivable Agreement generally would accrued interest at a rate of LIBOR plus 500 basis points. However, in the event that New PennyMac does not have sufficient cash available to make a payment under the Tax Receivable Agreement when that payment is due, under certain circumstances New PennyMac may elect to defer that payment for up to two years. Payments that are deferred pursuant to this election would accrue interest at a rate of LIBOR plus 350 basis points.

        Payments under the Tax Receivable Agreement will be based on the tax reporting positions that New PennyMac will determine. Although we are not aware of any issue that would cause the IRS to challenge a tax basis increase, the corporate taxpayer will not be reimbursed for any payments previously made under the Tax Receivable Agreement (except to the extent such amounts can be applied against future amounts that would otherwise be due under the Tax Receivable Agreement). As a result, in certain circumstances, payments could be made under the Tax Receivable Agreement in excess of the benefits that the corporate taxpayer actually realizes in respect of the tax attributes subject to the Tax Receivable Agreement.

  Exchange Agreement

        The Exchange Agreement will be terminated in connection with the Reorganization and will be of no further force and effect following the Reorganization.

  Registration Rights Agreement

        See the description of the Registration Rights Agreement in "Description of New PennyMac Capital Stock—Registration Rights."

  Indemnification Agreements

        In connection with the Reorganization, Existing PennyMac will assign to New PennyMac, and New PennyMac will assume from Existing PennyMac and agree to perform all of its obligations under, all existing indemnification agreements with each of the members of the Board of Directors and certain officers of Existing PennyMac. The terms of the indemnification agreements will not be amended or modified in any way in connection with the Reorganization, other than as may be necessary to reflect the assignment of the rights and obligations thereunder from Existing PennyMac to New PennyMac.

        See the description of the Indemnification Agreements in "Description of New PennyMac Capital Stock—Limitations of Liability and Indemnification."

  Stockholder Agreements

        Existing PennyMac has entered into separate stockholder agreements with BlackRock and Highfields. Both of the stockholder agreements will be amended and restated in connection with the Reorganization in order to, among other things, provide for the assumption of Existing PennyMac's obligations thereunder by New PennyMac.

        The stockholder agreements (as they will be amended and restated in connection with the Reorganization), will provide that each of BlackRock and Highfields will have the right to nominate two individuals for election to New PennyMac's Board of Directors as long as each of BlackRock and Highfields, together with its affiliates, holds at least 15% of the voting power of New PennyMac's outstanding shares of capital stock, and the right to nominate one individual for election to New PennyMac's Board of Directors as long as each of BlackRock and Highfields, together with its affiliates, holds at least 10% of the voting power of New PennyMac's outstanding shares of capital stock. New PennyMac, in turn, will be obligated to use its best efforts to ensure that these nominees are elected. In addition, those agreements will provide that each of BlackRock and Highfields, as long as each of them is entitled to nominate at least one individual for election to the Board of Directors of New PennyMac and at least one designee thereof is then serving on the Board of Directors of New PennyMac, is entitled to have one designee serve as a member on each committee or subcommittee of the Board of Directors of New PennyMac. As long as those nominees meet the independence standards applicable to those committees, New PennyMac will appoint them as members of those committees. Those agreements also will provide that neither New PennyMac's Certificate nor New PennyMac's Bylaws, as in effect from time to time, may be amended in any manner that is adverse to BlackRock, Highfields or their respective affiliates without the consent of BlackRock or Highfields, as applicable, as long as each, together with their affiliates, holds at least 5% of the voting power of New PennyMac's outstanding shares of capital stock.

 VALIDITY OF SHARES

        Goodwin Procter LLP, Redwood City, California, will pass upon the validity of the shares of New Common Stock of New PennyMac offered by this proxy statement/prospectus.

EXPERTS

        The consolidated financial statements of PennyMac Financial Services Inc. and subsidiaries, incorporated in this Prospectus by reference from PennyMac Financial Services Inc.'s Annual Report on Form 10-K for the year ended December 31, 2017, and the effectiveness of PennyMac Financial Services Inc. and subsidiaries' internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as set forth in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

STOCKHOLDER PROPOSALS FOR THE 2019 ANNUAL MEETING

        We intend to hold the 2019 Annual Meeting of Stockholders on approximately the same date as the 2018 Annual Meeting of Stockholders. Accordingly, if you are submitting a proposal for possible inclusion in next year's proxy statement pursuant to Rule 14a-8 under the Exchange Act, we must receive the proposal no later than December 18, 2018. If you are submitting a proposal or nomination for consideration at next year's annual meeting other than pursuant to Rule 14a-8 of the Exchange Act, we must receive the proposal or nomination no earlier than January 31, 2019 and no later than March 2, 2019.

        Note that if the Reorganization Proposal is approved by stockholders and the Reorganization is consummated, the 2019 Annual Meeting will be the annual meeting of New PennyMac, instead of Existing PennyMac, but the same procedures for presenting a proposal as those described above will apply.

HOUSEHOLDING

        As permitted by the SEC, if requested, we will deliver a single copy of the notice and proxy statement to stockholders who have the same address and last name, unless we have received contrary instructions from such stockholders. This procedure, called "householding," will reduce the volume of duplicate information you receive and reduce our printing and postage costs, which is consistent with our corporate sustainability efforts. We will promptly deliver a separate copy of the proxy statement to any such stockholder upon written or oral request. A stockholder wishing to receive a separate proxy statement can notify us at Investor Relations, PennyMac Financial Services, Inc., 3043 Townsgate Road, Westlake Village, California 91361, telephone: (818) 264-4907. Similarly, stockholders currently receiving multiple copies of these documents can request the elimination of duplicate documents by contacting us as described above.

        If you are a stockholder whose shares are held by a bank, broker or other nominee, you can request information about householding from your bank, broker or other nominee.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        New PennyMac filed a registration statement on Form S-4 to register with the SEC the shares of New Common Stock of New PennyMac that holders of shares of Class A Common Stock and Class A Units will receive in connection with the Reorganization if the Reorganization is completed. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of New PennyMac and a proxy statement of Existing PennyMac for its Special Meeting.

        This proxy statement/prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits in accordance with the rules and regulations of the SEC and we refer you to the omitted information. The statements, which this proxy statement/prospectus makes, pertaining to the content of any contract, agreement or other document, which is an exhibit to the registration statement, necessarily are summaries of their material provisions and do not describe all exceptions and qualifications contained in those contracts, agreements or documents. You should read those contracts, agreements or documents for information that may be important to you. As noted below, the registration statement and exhibits are available at the SEC's public reference room or through its website.

        We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website at www.sec.gov that contains reports, proxy and information statements and other information about issuers who file electronically with the SEC. General information about us, including our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at www.ir.pennymacfinancial.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on our website is not incorporated into this proxy statement/prospectus or our other securities filings and is not a part of these filings.

        The SEC allows us to "incorporate by reference" into this proxy statement/prospectus information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this proxy statement/prospectus except for any information superseded by information in this proxy statement/prospectus or in any document subsequently filed with the SEC that is also incorporated by reference. This proxy statement/prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition.

  •
  Existing PennyMac's Annual Report on Form 10-K for the year ended December 31, 2017;

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  Existing PennyMac's Quarterly Report on Form 10-Q for the quarter ended March 31, 2018;

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  Existing PennyMac's Quarterly Report on Form 10-Q for the quarter ended June 30, 2018;

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  Existing PennyMac's Proxy Statement on Schedule 14A, filed on April 17, 2018;

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  Existing PennyMac's Current Report on Form 8-K filed on February 7, 2018, March 6, 2018, May 18, 2018, June 6, 2018, August 2, 2018 (Items 1.01, 2.03 and 8.01 only), August 2, 2018 (Items 1.01, 7.01 and 9.01), August 15, 2018 and August 29, 2018;

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  Existing PennyMac's certificate of incorporation, filed as Exhibit 3.1 to Existing PennyMac's Form 8-K filed on May 14, 2013; and

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  Existing PennyMac's bylaws, filed as Exhibit 3.2 to Existing PennyMac's Form 8-K filed on March 6, 2018.

        In addition, all documents filed by us or New PennyMac under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this proxy statement/prospectus and prior to the date of the Special Meeting shall also be deemed to be incorporated in this proxy statement/prospectus by reference. These documents include Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K to the extent filed and not furnished, as well as proxy statements.

        Following the Reorganization described in this proxy statement/prospectus, we intend that New PennyMac will become subject to the same informational requirements that Existing PennyMac is subject to prior to the Reorganization, and will file annual, quarterly and current reports, proxy statements and other information with the SEC in accordance with the Exchange Act and with the NYSE pursuant to the Exchange Act and NYSE Listing Rules.

        You can obtain any documents incorporated by reference, without charge, from PennyMac Financial Services Inc. by calling us at (818) 264-4907 or writing us at the following address:

PennyMac Financial Services, Inc.
3043 Townsgate Road
Westlake Village, California 91361
Attn: Investor Relations

        Exhibits to the filings will not be sent, unless those exhibits have been specifically incorporated by reference in this prospectus.

        If you would like to request documents from us, please do so by October 10, 2018 to receive them before the Special Meeting. We will send requested documents by first-class mail within one business day after receiving the request.

        You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus and the registration statement of which this proxy statement/prospectus is a part to vote on the proposals. No one has been authorized to provide you with information that is different from what is contained in this proxy statement/prospectus or in the incorporated documents.

ANNEX I
REORGANIZATION AGREEMENT

CONTRIBUTION AGREEMENT AND PLAN OF MERGER

        This CONTRIBUTION AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of August 2, 2018, is by and among PennyMac Financial Services, Inc., a Delaware corporation ("Existing Parent"), New PennyMac Financial Services, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Existing Parent ("New Parent"), New PennyMac Merger Sub, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of New Parent ("Merger Sub"), the contributors listed on Exhibit A hereto (collectively, the "Contributors"), and Private National Mortgage Acceptance Company, LLC, a Delaware limited liability company, all of the outstanding membership interests of which are currently owned by Existing Parent and the Contributors ("PNMAC").

RECITALS

        WHEREAS, New Parent and Merger Sub are newly formed entities organized for the purpose of participating in the transactions contemplated by this Agreement;

        WHEREAS, as of the date hereof, (i) Existing Parent holds all of the issued and outstanding shares of common stock of New Parent, par value $0.0001 per share (the "New Parent Common Stock") and (ii) New Parent holds all of the issued and outstanding membership interests of Merger Sub (the "Merger Sub Units");

        WHEREAS, Contributors and Existing Parent collectively hold all of the issued and outstanding Class A Units of PNMAC (the "PNMAC Units") and are the sole members of PNMAC (the "PNMAC Members");

        WHEREAS, Contributors collectively hold all of the issued and outstanding shares of Class B Common Stock, par value $0.0001 per share, of Existing Parent (the "Existing Class B Shares") and are stockholders of Existing Parent;

        WHEREAS, each Contributor desires to contribute and transfer to New Parent (the "Contribution") all PNMAC Units that each such Contributor holds as set forth on Exhibit A hereto, in exchange for the issuance to such Contributor of the number of shares of New Parent Common Stock set forth next to such Contributor's name on Exhibit A hereto (such shares to be issued in the Contribution, the "Contribution Shares");

        WHEREAS, the Board of Directors of Existing Parent has determined that it is advisable and in the best interests of Existing Parent's stockholders to reorganize to create a new holding company by merging Merger Sub with and into Existing Parent (the "Merger"), with Existing Parent being the surviving corporation (sometimes referred to herein as the "Surviving Corporation") and a wholly-owned subsidiary of New Parent, converting each outstanding share of Class A Common Stock of Existing Parent, par value $0.0001 per share ("Existing Class A Shares", together with the Existing Class B Shares, the "Existing Parent Common Stock") into one share of New Parent Common Stock (such shares to be issued in the Merger, the "Merger Shares"), and cancelling each outstanding Existing Class B Share for no consideration;

        WHEREAS, the PNMAC Units contributed to New Parent in the Contribution, taken together with the PNMAC Units that will remain owned by Existing Parent following the Merger, constitute all of the issued and outstanding PNMAC Units, such that following the Contribution and the Merger, New Parent will hold (directly or indirectly) all of the issued and outstanding PNMAC Units;

        WHEREAS, Existing Parent has declared a special dividend (to be treated as a "return of capital" for tax purposes) of $0.40 per share to the holders of record of the Class A Common Stock with a record date of August 13, 2018, payable on August 30, 2018 (the "Distribution").

        WHEREAS, the Contribution and the Merger are intended to be treated as an integrated transaction (such integrated transaction, hereinafter the "Reorganization") and the parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and to treat the Reorganization as an integrated transaction that qualifies as a reorganization within the meaning of Section 368(a) of the Code and/or a transfer described in Section 351(a) of the Code (the "Intended Tax Treatment");

        WHEREAS, the Special Committee of the Board of Directors of Existing Parent has recommended that Existing Parent engage in the Reorganization and determined that the Reorganization is in the best interests of the holders of the Existing Class A Shares not affiliated with Existing Parent or the Contributors.

        WHEREAS, the Boards of Directors of each of Existing Parent, New Parent, Merger Sub and PNMAC have approved this Agreement and the Reorganization, subject to the terms and conditions set forth in this Agreement, and New Parent, as the sole member of Merger Sub, has approved this Agreement and the Reorganization; and

        WHEREAS, the Board of Directors of Existing Parent has unanimously declared this Agreement and the Reorganization advisable, and has determined to submit this Agreement and the Reorganization for approval by Existing Parent's stockholders, in accordance with the provisions of the Delaware General Corporation law (the "DGCL"), at a special meeting of Existing Parent stockholders;

        NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Existing Parent, New Parent, Merger Sub, the Contributors and PNMAC hereby agree as follows:

ARTICLE I

THE CONTRIBUTION

        SECTION 1.1    Contribution of PNMAC Units.    Subject to the terms and conditions of this Agreement, Contributors hereby agree to contribute, convey, deliver and transfer, at the Effective Time (as defined below), all of the PNMAC Units held by them to New Parent. New Parent hereby agrees to accept, at the Effective Time, all of Contributors' right, title and interest to such PNMAC Units. Effective as of the Effective Time, Contributors shall cease to be PNMAC Members, and New Parent shall automatically be admitted as a member of PNMAC with respect to such PNMAC Units and shall become the owner (directly or indirectly) of all of the outstanding membership interests in PNMAC (after giving effect to both the Contribution and the Merger).

        SECTION 1.2    Issuance of Contribution Shares.    In consideration of the contribution of the number of PNMAC Units from each Contributor set forth on Exhibit A hereto to New Parent, New Parent hereby agrees to issue and deliver to each Contributor, at the Effective Time, the number of Contribution Shares set forth next to such Contributor's name on Exhibit A hereto; provided, however, in the event a Contributor exchanges any of his, her or its PNMAC Units for Existing Class A Shares pursuant to the Exchange Agreement on or after the date hereof, then the number of Contribution Shares to be issued and delivered to such Contributor at the Effective Time shall correspondingly be reduced on a one-for-one basis based on the number of PNMAC Units so exchanged by such Contributor on and after the date hereof.

        SECTION 1.3    Compliance with the PNMAC Limited Liability Company Agreement.    PNMAC, Existing Parent, in its capacity as the managing member of PNMAC, and each Contributor hereby consents to the Contribution and waives all rights of first refusal and transfer restrictions under the Fourth Amended and Restated Limited Liability Company Agreement of PNMAC, as amended on November 16, 2017 (the "Current PNMAC LLC Agreement"), the requirement of a legal opinion and any other applicable transfer restrictions and all applicable notice requirements with respect to the Contribution.

        SECTION 1.4    PNMAC Documents.    From and after the Effective Time, PNMAC, and New Parent and Existing Parent, as the sole members of PNMAC from and after the Effective Time, hereby agree that the Current PNMAC LLC Agreement shall be amended and restated in its entirety to take the form set forth on Exhibit B hereto.

        SECTION 1.5    Tax Matters Related to the Contribution.    New Parent shall be entitled to deduct and withhold from any payment made to a Contributor consummated under this Agreement all taxes that New Parent is required to deduct and withhold with respect to such payment under the Code (or any other provision of applicable law), including, without limitation, Section 1446(f) of the Code. New Parent may at its sole discretion reduce the number of Contribution Shares paid to a Contributor in an amount that corresponds to the amount of the required withholding described in the immediately preceding sentence and all such amounts shall be treated as having been paid to such Contributor. Each Contributor shall, no later than the Effective Time, execute and deliver (i) a certificate pursuant to Treasury Regulations Section 1.1445-2(b)(2) and pursuant to Section 1446(f)(2) in form and substance reasonably acceptable to New Parent, certifying that such person is not a "foreign person" within the meaning of Section 1445 and Section 1446 of the Code or (ii) a certificate pursuant to Section 6.05 of Internal Revenue Service Notice 2018-29 in form and substance reasonably acceptable to New Parent, that satisfies the requirements of Treasury Regulations Section 1.1445-2(d)(2) (treating references to Section 1445(a) of the Code as references to Section 1446(f) of the Code, and references to "U.S. real property interest" as "partnership interest") certifying that such person is not required to recognize any gain or loss by reason of a nonrecognition provision of the Code (without regard to Section 864(c)(8) of the Code). The parties shall not take any position on a tax return or in connection with any tax proceeding inconsistent with the Intended Tax Treatment, in each case except upon a contrary final determination by an applicable taxing authority.

ARTICLE II

THE MERGER

        SECTION 2.1    The Merger.    Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the DGCL, at the Effective Time, Merger Sub will be merged with and into Existing Parent and the separate existence of Merger Sub will cease. Existing Parent will continue as the Surviving Corporation as a wholly-owned subsidiary of New Parent and will continue to be governed by the laws of the State of Delaware. At the Effective Time, the effect of the Merger will be as provided in Section 264 of the DGCL.

        SECTION 2.2    Effective Time.    The Merger shall become effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware pursuant to Section 264 of the DGCL or at such later date as may be specified therein (the "Effective Time").

        SECTION 2.3    Organizational Documents of the Surviving Corporation.    From and after the Effective Time, the Certificate of Incorporation of Existing Parent shall be amended and restated in its entirety to take the form set forth on Exhibit C hereto, and shall thereafter continue in full force and effect until thereafter amended as provided therein or by applicable law. From and after the Effective Time, the Bylaws of Existing Parent shall be amended and restated in their entirety to take the form set forth on Exhibit D hereto, and shall thereafter continue in full force and effect until thereafter amended as provided therein or by applicable law.

        SECTION 2.4    Directors and Officers of the Surviving Corporation.    The directors and officers of the Existing Parent immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation and shall hold office from the Effective Time until their successors are duly elected or appointed and qualified in the manner provided in the Bylaws of the Surviving Corporation or as otherwise provided by law, it being understood and agreed that New Parent shall elect or appoint a board of directors of the Surviving Corporation comprised solely of directors who are officers and/or employees of the Surviving Corporation, New Parent or its subsidiaries as promptly as practicable after the Effective Time (and in any event within one (1) day following the Reorganization).

        SECTION 2.5    Organizational Documents of New Parent.    Prior to the Effective Time, the Board of Directors of New Parent and Existing Parent (as sole stockholder of New Parent) shall take or cause to be taken all such actions as are necessary to cause (1) the Certificate of Incorporation of New Parent to be amended and restated in its entirety to take the form set forth on Exhibit E hereto, and (2) the Bylaws of New Parent to be amended and restated in their entirety to take the form set forth on Exhibit F hereto.

        SECTION 2.6    Directors and Officers of New Parent.    Prior to the Effective Time, Existing Parent, in its capacity as the sole stockholder of New Parent, shall take or cause to be taken all such actions as are necessary to cause those persons serving as the directors and officers of Existing Parent immediately prior to the Effective Time to be elected or appointed as the directors and officers of New Parent, each such person to have the same position(s) with New Parent (and the same committee memberships in the case of directors) as he or she held with Existing Parent immediately prior to the Effective Time, with the directors serving until the earlier of the next meeting of the New Parent stockholders at which an election of directors is held and until their successors are elected or appointed or their earlier death, resignation or removal.

        SECTION 2.7    Additional Actions.    Subject to the terms and conditions of this Agreement, the parties hereto shall take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger and to comply with the requirements of the DGCL. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any other actions or things are necessary or desirable in connection with the Merger or to otherwise carry out this Agreement, the officers of the Surviving Corporation shall be authorized to take and do, in the name and on behalf of each of Merger Sub and Existing Parent, all such other actions and things as may be necessary or desirable to carry out this Agreement.

        SECTION 2.8    Effect on Capital Stock.    At the Effective Time, by virtue of the Merger and without any action on the part of Existing Parent, New Parent, Merger Sub or the holders of any securities of Existing Parent, New Parent or Merger Sub:

          (a)    Conversion of Existing Class A Shares.    Each of the Existing Class A Shares issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled pursuant to Section 2.8(b)) shall automatically be converted into one duly issued, fully paid and nonassessable share of New Parent Common Stock.

          (b)    Cancellation of Existing Class B Shares.    Each of the Existing Class B Shares issued and outstanding immediately prior to the Effective Time shall automatically be cancelled for no consideration and cease to exist.

          (c)    Cancellation of Treasury Stock.    Each share of Existing Parent Common Stock held in the treasury of Existing Parent immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist.

          (d)    Conversion of Merger Sub Units.    All of the Merger Sub Units issued and outstanding immediately prior to the Effective Time shall in the aggregate automatically be converted into one share of common stock of the Surviving Corporation, resulting in New Parent being the sole stockholder of Existing Parent.

          (e)    Surrender of New Parent Common Stock.    Each share of New Parent Common Stock issued and outstanding immediately prior to the Effective Time shall be surrendered by Existing Parent to New Parent and thereupon retired.

        SECTION 2.9    No Required Surrender of Stock Certificates.

          (a)   At and after the Effective Time, (i) each certificate which, immediately prior to the Effective Time, represented outstanding shares of Existing Class A Shares (an "Existing Parent Certificate") shall be deemed for all purposes to evidence ownership of, and to represent, the number of shares of New Parent Common Stock into which the shares of Existing Class A Shares represented by such Existing Parent Certificate immediately prior to the Effective Time have been converted pursuant to Section 2.8 and (ii) where no Existing Parent Certificate has been issued in the name of a holder of shares of Existing Class A Shares, a "book-entry" (i.e., a computerized or manual entry) shall be made in the stockholder records of New Parent to evidence the issuance to such holder of the number of uncertificated shares of New Parent Common Stock into which such shares of Existing Class A Shares have been converted pursuant to Section 2.8.

          (b)   The registered holder of any Existing Parent Certificate outstanding immediately prior to the Effective Time, as such holder appears in the books and records of Existing Parent, or of the transfer agent in respect of the shares of Existing Class A Shares, immediately prior to the Effective Time, shall, until such Existing Parent Certificate is surrendered for transfer or exchange, have and be entitled to exercise any voting and other rights with respect to, and to receive any dividends or other distributions on, the shares of New Parent Common Stock into which the shares of Existing Class A Shares represented by any such Existing Parent Certificate have been converted pursuant to Section 2.8, subject to the DGCL.

          (c)   If any Existing Parent Certificate shall have been lost, stolen or destroyed, New Parent may, in its discretion and as a condition to the issuance of any New Parent Certificate or uncertificated shares of New Parent Common Stock in book-entry form, require the owner of such lost, stolen or destroyed Existing Parent Certificate to post a bond, in such reasonable and customary amount as New Parent may direct, as indemnity against any claim that may be made against New Parent or the Surviving Corporation with respect to such Existing Parent Certificate.

          (d)   If any New Parent Certificate is to be issued in a name other than that in which the Existing Parent Certificate surrendered for exchange is registered, such exchange shall be conditioned upon (i) the Existing Parent Certificate so surrendered being properly endorsed or otherwise in proper form for transfer and (ii) the person requesting such exchange either paying any transfer or other taxes required by reason of the issuance of the New Parent Certificate in a name other than that of the registered holder of the Existing Parent Certificate surrendered, or establishing to the satisfaction of New Parent, or the transfer agent in respect of the New Parent Common Stock, that such tax has been paid or is not applicable; provided that New Parent shall not be obligated to issue a New Parent Certificate to represent any shares that are not then certificated.

        SECTION 2.10    Stock Transfer Books.    At the Effective Time, the stock transfer books of Existing Parent shall be closed and thereafter there shall be no further registration of transfers of shares of Existing Class A Shares theretofore outstanding on the records of Existing Parent.

        SECTION 2.11    Tax Matters Related to the Merger.    This Agreement shall constitute a "plan of reorganization" within the meaning of Treasury Regulations Section 1.368-2(g). Each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any actions or cause any actions to be taken which could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

        SECTION 2.12    Successor Issuer.    It is the intent of the parties hereto that New Parent be deemed a "successor issuer" of Existing Parent in accordance with Rule 12g-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rule 414 under the Securities Act of 1933, as amended (the "Securities Act"). At or after the Effective Time, New Parent shall file (i) an appropriate report on Form 8-K describing the Merger and (ii) appropriate pre-effective and/or post-effective amendments, as applicable, to any registration statements of Existing Parent on Form S-8.

        SECTION 2.13    Business Continuity.    It is the intent of the parties that New Parent, through its subsidiaries, will conduct all of the operations currently conducted by Existing Parent following the Effective Time.

ARTICLE III

ACTIONS TO BE TAKEN IN CONNECTION WITH THE REORGANIZATION

        SECTION 3.1    Assumption of Existing Parent Plans and Awards.    At the Effective Time, New Parent shall assume each Existing Parent equity incentive plan (collectively, the "Existing Parent Plans"), including (i) all unexercised and unexpired options to purchase shares of Existing Class A Shares ("Existing Parent Options") and all stock appreciation rights, performance unit awards, restricted stock awards, restricted stock units, performance-based restricted stock units and other incentive awards covering shares of Existing Class A Shares, whether or not vested (collectively, "Existing Parent Awards") that are then outstanding under each such Existing Parent Plan and (ii) the remaining unallocated reserve of shares of Existing Class A Shares issuable under each such Existing Parent Plan. At the Effective Time, the reserve of shares of Existing Class A Shares under each such Existing Parent Plan, whether allocated to outstanding Existing Parent Awards or unallocated at that time, shall be converted on a one-share-for-one-share basis into a reserve of shares of New Parent Common Stock, and each Existing Parent Award assumed by New Parent shall continue to have, and be subject to, the same terms and conditions as set forth in the applicable Existing Parent Plan and the agreement(s) evidencing each such award as in effect immediately prior to the Effective Time (including, without limitation, the vesting schedule and applicable issuance dates (without acceleration thereof by virtue of the Reorganization and the transactions contemplated hereby), the per share exercise price, the expiration date and other applicable termination provisions and the tax withholding procedures), except that each Existing Parent stock appreciation right and Existing Parent Option will be exercisable (or will become exercisable in accordance with its terms) for, and each other Existing Parent Award shall be denominated with reference to and shall be issuable as to, that number of shares of New Parent Common Stock equal to the number of shares of Existing Class A Shares that were subject to each such Existing Parent stock appreciation right and Existing Parent Option and other Existing Parent Award immediately prior to the Effective Time.

        SECTION 3.2    Assignment and Assumption of Agreements.    Effective as of the Effective Time, Existing Parent hereby assigns to New Parent, and New Parent hereby assumes and agrees to perform, all obligations of Existing Parent pursuant to the Existing Parent Plans and each stock option agreement, stock appreciation right award agreement, performance unit award agreement, restricted stock award agreement, restricted stock unit award agreement and performance-based restricted stock unit award agreement evidencing an outstanding Existing Parent Award under the Existing Parent Plans. Effective as of the Effective Time, New Parent shall become the successor issuer of securities under the Existing Parent Plans and shall, as soon as practicable following the Effective Time, file a post-effective amendment to each existing S-8 registration statement covering the Existing Parent Plans, pursuant to which New Parent as successor to Existing Parent shall expressly adopt such S-8 registration statements as its own in accordance with Rule 414 issued under the Securities Act.

        SECTION 3.3    Non-U.S. Jurisdictions.    In the event that Existing Parent and New Parent are not able to assign or assume any Existing Parent Plans, Existing Parent Awards or applicable award agreements, in each case as contemplated by Sections 3.1 and 3.2, due to a conflict with applicable law or regulation in any non-U.S. jurisdiction, then both parties shall use their reasonable best efforts to enter into any lawful arrangement substantially consistent with the intent of Sections 3.1 and 3.2 or to otherwise cooperate in good faith to preserve the benefits and obligations of such Existing Parent

Plans, Existing Parent Awards and applicable award agreements after giving effect to the Reorganization.

        SECTION 3.4    Reservation of Shares.    On or prior to the Effective Time, New Parent shall reserve sufficient shares of New Parent Common Stock to provide for the issuance of New Parent Common Stock upon the exercise or other settlement of all Existing Parent Awards and to cover any additional shares of New Parent Common Stock that may become issuable under future awards made with respect to the remaining share reserves under the assumed Existing Parent Plans that are, in accordance with the foregoing provisions of this Agreement, converted into reserves of shares of New Parent Common Stock.

        SECTION 3.5    Registration Statement; Proxy/Prospectus.    Promptly following the execution of this Agreement, Existing Parent shall prepare and file with the Securities and Exchange Commission (the "SEC") a proxy statement in preliminary form relating to the Stockholders' Meeting (as defined below) (together with any amendments thereof or supplements thereto, the "Proxy Statement") and New Parent shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the "Registration Statement" and the prospectus contained in the Registration Statement together with the Proxy Statement, the "Proxy/Prospectus"), in connection with the registration under the Securities Act of the issuance of the Contribution Shares to be issued to the Contributors in the Contribution and the Merger Shares to be issued to the stockholders of Existing Parent in the Merger. Each of New Parent and Existing Parent shall use its reasonable best efforts to cause the Registration Statement to become effective and the Proxy/Prospectus to be cleared by the SEC as promptly as practicable, and, prior to the effective date of the Registration Statement, New Parent shall take all actions reasonably required under any applicable federal securities laws or state blue sky laws in connection with the issuance of the Contribution Shares to be issued to the Contributors in the Contribution and the Merger Shares to be issued to the stockholders of Existing Parent in the Merger. As promptly as reasonably practicable after the Registration Statement shall have become effective and the Proxy/Prospectus shall have been cleared by the SEC, Existing Parent shall mail or cause to be mailed or otherwise make available in accordance with the Securities Act and the Exchange Act, the Proxy/Prospectus to its stockholders; provided, however, that the parties shall consult and cooperate with each other in determining the appropriate time for mailing or otherwise making available to Existing Parent's stockholders the Proxy/Prospectus in light of the date set for the Stockholders' Meeting.

        SECTION 3.6    Meeting of Existing Parent Stockholders.    Existing Parent shall take all action necessary in accordance with the DGCL and its governing documents to call, hold and convene a meeting of its stockholders to consider the approval of this Agreement and the Reorganization (the "Stockholders' Meeting"). Existing Parent shall use its reasonable best efforts to solicit from its stockholders proxies in favor of the approval of this Agreement and the Reorganization. Existing Parent may adjourn or postpone the Stockholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy/Prospectus is provided to its stockholders in advance of any vote on this Agreement and the Reorganization if as of the time for which the Stockholders' Meeting is originally scheduled (as set forth in the Proxy/Prospectus), there are insufficient shares of Existing Parent Common Stock voting in favor of the approval of this Agreement and the Reorganization or represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Stockholders' Meeting.

        SECTION 3.7    Section 16 Matters.    Prior to the Effective Time, the Boards of Directors of Existing Parent and New Parent or an appropriate committee of non-employee directors (as such term is defined for purposes of Rule 16b-3 promulgated under the Exchange Act) shall adopt resolutions consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of Existing Parent or New Parent who is a covered person for purposes of Section 16(a) of the Exchange Act of shares of Existing Parent Common Stock (or derivative securities) and the receipt of shares of New Parent Common Stock (or derivative securities) in exchange therefor by virtue of this Agreement and the Reorganization will be an exempt transaction for purposes of Section 16(b) of the Exchange Act.

        SECTION 3.8    Other Employee Benefit Plans and Arrangements.    New Parent shall assume each of Existing Parent's other employee benefit plans and arrangements and the obligations of Existing Parent thereunder upon the same terms and conditions as set forth in such plans and arrangements as in effect at the Effective Time.

        SECTION 3.9    Treatment of Certain Material Agreements.    Effective as of the Effective Time, the applicable parties agree as follows:

          (a)   Existing Parent and BlackRock Mortgage Ventures, LLC ("BlackRock") hereby agree that that certain Stockholder Agreement, dated as of May 8, 2013, by and between Existing Parent and BlackRock (the "BlackRock Stockholder Agreement") shall be amended and restated in its entirety to take the form set forth on Exhibit G hereto, in order to, among other things, provide for the assumption of Existing Parent's obligations thereunder by New Parent, and New Parent hereby agrees to become a party to the amended and restated BlackRock Stockholder Agreement and assumes and agrees to perform all of its obligations thereunder.

          (b)   Existing Parent and HC Partners LLC ("HCP") hereby agree that that certain Stockholder Agreement, dated as of May 8, 2013, by and between Existing Parent and HCP (the "HCP Stockholder Agreement") shall be amended and restated in its entirety to take the form set forth on Exhibit H hereto, in order to, among other things, provide for the assumption of Existing Parent's obligations thereunder by New Parent, and New Parent hereby agrees to become a party to the amended and restated HCP Stockholder Agreement and assumes and agrees to perform all of its obligations thereunder.

          (c)   Existing Parent, PNMAC and the Contributors (including without limitation BlackRock and HCP) hereby agree that that certain Exchange Agreement, dated as of May 8, 2013, by and among Existing Parent, PNMAC and the Contributors, as amended by that certain First Amendment to Exchange Agreement, dated as of November 16, 2017, by and among Existing Parent, PNMAC, BlackRock, HCP, Kurland Family Investments, LLC and Stanford L. Kurland (the "Exchange Agreement") shall terminate as of the Effective Time and shall be of no further force and effect.

          (d)   Existing Parent and the Contributors hereby agree that that certain Registration Rights Agreement, dated as of May 8, 2013, by and among Existing Parent, the Contributors, and certain other former members of PNMAC who have previously exchanged PNMAC Units prior to the date hereof (the "Registration Rights Agreement") shall be amended and restated in its entirety to take the form set forth on Exhibit I hereto, in order to, among other things, provide for the assumption of Existing Parent's obligations thereunder by New Parent, and New Parent hereby agrees to become a party to the amended and restated Registration Rights Agreement and assumes and agrees to perform all of its obligations thereunder.

          (e)   Existing Parent hereby assigns to New Parent, and New Parent hereby assumes and agrees to perform, all obligations of Existing Parent pursuant to those certain indemnification agreements entered into from time to time by and between Existing Parent and each of its directors and certain of its officers.

          (f)    Existing Parent hereby assigns to New Parent, and New Parent hereby assumes and agrees to perform, all obligations of Existing Parent pursuant to (i) that certain Employment Agreement, dated as of December 8, 2015, by and among PNMAC, Existing Parent and Stanford L. Kurland, as amended by that certain First Amendment to Employment Agreement, dated as of April 5, 2017, by and among PNMAC, Existing Parent and Stanford L. Kurland, (ii) that certain Employment Agreement, dated as of December 8, 2015, by and among PNMAC, Existing Parent and David A. Spector, as amended by that certain First Amendment to Employment Agreement, dated as of April 5, 2017, by and among PNMAC, Existing Parent and David A. Spector, and

  (iii) any employment offer letters or similar agreements with Existing Parent's officers and employees.

          (g)   Pursuant to Section 7.11 of the Tax Receivable Agreement, dated as of May 8, 2013, by and among Existing Parent, PNMAC and the members listed thereto (the "TRA"), as a result of the Reorganization, Existing Parent and New Parent will become members of an affiliated or consolidated group of corporations such that the provisions, payments and other applicable items of the TRA are applied with respect to the group as a whole and New Parent shall be an obligor with respect to amounts payable under the TRA.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF NEW PARENT

        New Parent hereby represents and warrants to the other parties as follows:

        SECTION 4.1    The authorized capital stock of New Parent is 1,000 shares of Common Stock, par value $0.0001 per share, all of which are issued and outstanding.

        SECTION 4.2    The outstanding shares of New Parent Common Stock are all duly and validly authorized and issued, fully paid and nonassessable, and were issued in accordance with all relevant securities laws, or pursuant to valid exemptions therefrom.

        SECTION 4.3    New Parent has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to issue the Contribution Shares and the Merger Shares under this Agreement. All action on New Parent's part required for the lawful execution and delivery of this Agreement has been taken. New Parent has been duly incorporated and is validly existing and in good standing under the laws of the jurisdiction of its organization as the type of entity that it purports to be. The signatory executing this Agreement on behalf of New Parent is qualified and has the power to act and is properly exercising his or her power under the organizational documents of New Parent in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. Upon the execution and delivery of this Agreement, the obligations of this Agreement will be valid and binding obligations of New Parent, enforceable in accordance with its terms. Upon the consummation of the Reorganization, the Contribution Shares and the Merger Shares that are issued by New Parent will be duly authorized, validly issued, fully paid, nonassessable and issued free and clear of any liens or encumbrances.

        SECTION 4.4    The execution, delivery and performance of this Agreement by New Parent does not conflict with or result in the breach of any agreement, instrument, order, judgment, decree, law or governmental regulation to which New Parent is subject and any approvals or consents required under New Parent's organizational documents have been duly obtained or waived.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF EXISTING PARENT

        Existing Parent hereby represents and warrants to the other parties as follows:

        SECTION 5.1    The authorized capital stock of Existing Parent is 210,001,000 shares, consisting of (i) 10,000,000 shares of Preferred Stock, par value $0.0001 per share, none of which are issued and outstanding and (ii) 200,001,000 shares of Common Stock, par value $0.0001 per share, of which 200,000,000 shares are designated as Class A Common Stock, 25,117,635 of which are issued and outstanding, and 1,000 shares are designated as Class B Common Stock, 45 of which are issued and outstanding.

        SECTION 5.2    The outstanding shares of Existing Parent Common Stock are all duly and validly authorized and issued, fully paid and nonassessable, and were issued in accordance with all relevant securities laws, or pursuant to valid exemptions therefrom.

        SECTION 5.3    Existing Parent has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder. All action on Existing Parent's part required for the lawful execution and delivery of this Agreement has been taken. Existing Parent has been duly incorporated and is validly existing and in good standing under the laws of the jurisdiction of its organization as the type of entity that it purports to be. The signatory executing this Agreement on behalf of Existing Parent is qualified and has the power to act and is properly exercising his or her power under the organizational documents of Existing Parent in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. Upon the execution and delivery of this Agreement, the obligations of this Agreement will be valid and binding obligations of Existing Parent, enforceable in accordance with its terms.

        SECTION 5.4    The execution, delivery and performance of this Agreement by Existing Parent does not conflict with or result in the breach of any agreement, instrument, order, judgment, decree, law or governmental regulation to which Existing Parent is subject and any approvals or consents required under Existing Parent's organizational documents have been duly obtained or waived.

        SECTION 5.5    No event has occurred which has resulted in an adjustment to the Exchange Rate (as defined in the Exchange Agreement). The Excess Distributed Cash Amount (as defined in the Exchange Agreement) is not greater than zero.

        SECTION 5.6    Existing Parent has not been in breach of any provision under any agreement related to the PNMAC Units or the Existing Class B Shares.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF MERGER SUB

        Merger Sub hereby represents and warrants to the other parties as follows:

        SECTION 6.1    All of the issued and outstanding membership interests in Merger Sub are owned by New Parent.

        SECTION 6.2    Merger Sub has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder. All action on Merger Sub's part required for the lawful execution and delivery of this Agreement has been taken. Merger Sub has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization as the type of entity that it purports to be. The signatory executing this Agreement on behalf of Merger Sub is qualified and has the power to act and is properly exercising his or her power under the organizational documents of Merger Sub in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. Upon the execution and delivery of this Agreement, the obligations of this Agreement will be valid and binding obligations of Merger Sub, enforceable in accordance with its terms.

        SECTION 6.3    The execution, delivery and performance of this Agreement by Merger Sub does not conflict with or result in the breach of any agreement, instrument, order, judgment, decree, law or governmental regulation to which Merger Sub is subject and any approvals or consents required under Merger Sub's organizational documents have been duly obtained or waived.

 ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF PNMAC

        PNMAC hereby represents and warrants to the other parties as follows:

        SECTION 7.1    The number of issued and outstanding membership interests in PNMAC is 77,430,827 Class A Units.

        SECTION 7.2    PNMAC has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder. All action on PNMAC's part required for the lawful execution and delivery of this Agreement has been taken. PNMAC has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization as the type of entity that it purports to be. The signatory executing this Agreement on behalf of PNMAC is qualified and has the power to act and is properly exercising his or her power under the organizational documents of PNMAC in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. Upon the execution and delivery of this Agreement, the obligations of this Agreement will be valid and binding obligations of PNMAC, enforceable in accordance with its terms.

        SECTION 7.3    The execution, delivery and performance of this Agreement by PNMAC does not conflict with or result in the breach of any agreement, instrument, order, judgment, decree, law or governmental regulation to which PNMAC is subject and any approvals or consents required under PNMAC's organizational documents have been duly obtained or waived.

        SECTION 7.4    PNMAC has not been in breach of any provision under any agreement related to the PNMAC Units or the Existing Class B Shares.

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTORS

        Each Contributor, severally and not jointly, hereby represents and warrants solely as to itself, himself or herself, as applicable, to the other parties as follows:

        SECTION 8.1    The number and kind of PNMAC Units and Existing Class B Shares listed opposite such Contributor's name on Exhibit A hereto represents all of the PNMAC Units and Existing Class B Shares that such Contributor beneficially owns and such Contributor has no existing options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition (i) from PNMAC of any additional PNMAC Units, other than rights expressly set forth in the Current PNMAC LLC Agreement, or (ii) from New Parent of any additional shares of New Parent Common Stock, other than any outstanding Existing Parent Awards under any Existing Parent Plans.

        SECTION 8.2    Contributor is the beneficial owner of and has good and valid title to the PNMAC Units and Existing Class B Shares that he, she or it owns as set forth on Exhibit A hereto free and clear of all liens, claims, encumbrances, trusts, pledges, mortgages, options, and other restrictions of any kind or nature whatsoever (in each case, other than any liens, claims, encumbrances, trusts, pledges, mortgages, options or restrictions of any kind imposed by the Current PNMAC LLC Agreement), and has the unrestricted power to sell, assign, transfer, convey and deliver the PNMAC Units to New Parent. The Contributor has not granted any third party any rights in the PNMAC Units or Existing Class B Shares that it owns.

        SECTION 8.3    Contributor is an individual or legal entity with full legal capacity to enter into and consummate the transactions contemplated by this Agreement and otherwise to carry out the obligations hereunder. Upon the execution and delivery of this Agreement, the obligations of this

Agreement will be valid and binding obligations of such Contributor, enforceable in accordance with its terms.

        SECTION 8.4    The execution, delivery and performance of this Agreement by the Contributor does not conflict with or result in the breach of any agreement, instrument, order, judgment, decree, law or governmental regulation to which the Contributor or the PNMAC Units being contributed by Contributor pursuant to the terms hereof or the Existing Class B Shares are subject.

        SECTION 8.5    Each Contributor agrees that no Contributor nor the respective controlling persons, officers, directors, partners, agents, or employees of any Contributor shall be liable to any other Contributor for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the acquisition of the Contribution Shares.

        SECTION 8.6    If a Contributor is not a United States person, such Contributor hereby represents that he or she has satisfied himself or herself as to the full observance of the laws of his or her jurisdiction in connection with acquisition of the Contribution Shares or any use of this Agreement, including (a) the legal requirements within his jurisdiction for the acquisition of the Contribution Shares, (b) any foreign exchange restrictions applicable to such acquisition, (c) any governmental or other consents that may need to be obtained, and (d) the income tax and other tax consequences, if any, that may be relevant to the acquisition, holding, redemption, sale, or transfer of the Contribution Shares. Such Contributor's payment for, and his or her continued beneficial ownership of the Contribution Shares, will not violate any applicable securities or other laws of his or her jurisdiction.

        SECTION 8.7    Contributor has had an opportunity to review the federal, state and local tax consequences of the Contribution with his, her or its own tax advisors.

        SECTION 8.8    Contributor has not been in breach of any provision under any agreement related to the PNMAC Units or the Existing Class B Shares.

        SECTION 8.9    Contributor is not a party to any agreement pursuant to which it is obligated to dispose of the Contribution Shares to be received pursuant to this Agreement, and each Contributor has no present plan or intention to dispose of such Contribution Shares.

        SECTION 8.10    Contributor is not under the jurisdiction of a court in a title 11 or similar case (within the meaning of Section 368(a)(3)(A) of the Code) and the Contribution Shares will not be used to satisfy the indebtedness of such debtor.

ARTICLE IX

CONDITIONS OF REORGANIZATION

        SECTION 9.1    Conditions Precedent.    The obligations of the parties to this Agreement to consummate the Reorganization and the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver by the mutual written consent of Existing Parent, New Parent, Merger Sub, PNMAC and Contributors holding at least a majority of the PNMAC Units then outstanding (which majority must include each of HCP and BlackRock) at or prior to the Effective Time of each of the following conditions:

          (a)   The representations and warranties of the parties contained in Articles IV, V, VI, VII and VIII shall be true and correct on and as of the Effective Time, except as would not have a material adverse effect on the consummation of the Reorganization.

          (b)   The Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated or, to the knowledge of New Parent or Existing Parent, threatened by the SEC and not concluded or withdrawn. No similar proceeding with respect to the Proxy/Prospectus shall have been initiated or, to the knowledge of New Parent or Existing Parent, threatened by the SEC and not concluded or withdrawn.

          (c)   This Agreement and the Reorganization shall have been approved by the affirmative vote of at least a majority of the voting power of all of the issued and outstanding shares of Existing Parent Common Stock in accordance with the DGCL.

          (d)   The New Parent Common Stock to be issued pursuant to Reorganization shall have been approved for listing by the New York Stock Exchange (the "NYSE").

          (e)   No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order that is in effect shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality that prohibits or makes illegal the consummation of the Reorganization or the transactions contemplated hereby.

          (f)    Existing Parent shall have received a legal opinion of Goodwin Procter LLP in form and substance reasonably satisfactory to it indicating the Reorganization should qualify for the Intended Tax Treatment.

          (g)   All material approvals, licenses and certifications from, and notifications and filings to, governmental entities and non-governmental third parties shall have been obtained or made, as applicable.

          (h)   New Parent shall have (a) either (i) filed with the SEC a post-effective amendment to Existing Parent's currently effective resale registration statement on Form S-3 (Registration No. 333-191522) (the "Existing Resale Registration Statement") adopting such resale registration statement as its own registration statement pursuant to Rule 414 under the Securities Act of 1933, as amended, (ii) filed with the SEC a new registration statement on the appropriate form (e.g., Form S-3 or Form S-1, as applicable) in order to register the resale of the Contribution Shares to be received by those Contributors that are currently identified as "Selling Stockholders" in the Existing Resale Registration Statement as of the date of this Agreement or (iii) taken appropriate steps to provide that the Registration Statement on Form S-4 for the Reorganization may be used for resales of Contribution Shares following the Effective Time, and (b) used its reasonable best efforts to cause such post-effective amendment, new registration statement or converted Form S-4 registration statement (as applicable) to become effective at, or as soon as practicable following, the Effective Time. Notwithstanding the foregoing, in the event that New Parent reasonably believes, in good faith, after consultation with the Staff of the SEC, that none of the actions described in clauses (i), (ii) or (iii) of the preceding sentence represent the best available method for registering the resale of the Contribution Shares at or following the Effective Time, then New Parent shall have used its reasonable best efforts to provide for an alternative registration of the resale of the Contribution Shares as soon as practicable following the Effective Time.

ARTICLE X

COVENANTS

        SECTION 10.1    Listing of New Parent Common Stock.    Existing Parent and New Parent shall use their reasonable best efforts to obtain, prior to the Effective Time, confirmation of listing on the NYSE of the New Parent Common Stock issuable pursuant to the Reorganization.

        SECTION 10.2    Expenses.    Existing Parent shall pay its own expenses and the expenses of New Parent, and Contributors shall pay their own expenses, in connection with the transactions contemplated by this Agreement.

        SECTION 10.3    Activities of New Parent and Merger Sub.    Prior to the Effective Time, New Parent and Merger Sub shall not conduct any business activities and shall not conduct any other activities except as necessary to effectuate the transactions contemplated by this Agreement.

        SECTION 10.4    Activities of Existing Parent and PNMAC.    Prior to the Effective Time, Existing Parent and PNMAC shall not (a) effect any subdivision (by any split, distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, reorganization, recapitalization or otherwise) of the PNMAC Units, Existing Class A Shares or Existing Class B Shares, as applicable, (b) effect any reclassification, reorganization, recapitalization or other similar transaction in which the PNMAC Units, Existing Class A Shares or Existing Class B Shares are converted or changed into another security, securities or other property (other than exchanges of PNMAC Units for Existing Class A Shares in compliance with the Exchange Agreement and this Agreement), or (c) permit, take or fail to take any action which would result in an adjustment to the Exchange Rate (as defined in the Exchange Agreement). In addition, prior to the Effective Time, Existing Parent shall not (i) make or declare any dividend or distribution of property other than cash or (ii) make or declare any dividend or distribution of cash other than, in the case of this clause (ii), (x) the Distribution or (y) other dividends of cash which do not result in the Excess Distributed Cash Amount (as defined in the Exchange Agreement) being an amount greater than zero.

        SECTION 10.5    Existing Resale Registration Statement.    Following the Reorganization New Parent shall use its reasonable best efforts to cause such post-effective amendment described in Section 9.1(h)(i), new registration statement described in Section 9.1(h)(ii), converted Form S-4 registration statement described in Section 9.1(h)(iii) or alternative registration described in the last sentence of Section 9.1(h) to become effective as soon as practicable following, the Effective Time to the extent such post-effective amendment, new registration statement, converted Form S-4 or alternative registration has not become effective at or prior to the Effective Time. For the avoidance of doubt, Section 2.1(f) of the Registration Rights Agreement shall not apply with respect to New Parent's obligations under Section 9.1(h) and this Section 10.5.

        SECTION 10.6    Further Assurances.    If at any time after the Effective Time, further action is necessary or reasonably desirable to carry out the purposes of this Agreement, each of the parties hereto will take such action as any other party may reasonably request.

ARTICLE XI

TERMINATION AND AMENDMENT

        SECTION 11.1    Termination.    This Agreement may be terminated and the Reorganization contemplated hereby may be abandoned at any time prior to the Effective Time: (a) by action of the Board of Directors of Existing Parent if such Board of Directors should determine that, for any reason, the completion of the transactions provided for herein would be inadvisable or not in the best interest of Existing Parent or its stockholders; (b) by written notice of Existing Parent, New Parent, Merger Sub and PNMAC to the Contributors if the Reorganization has not occurred by the date that is nine (9) months following the date hereof; or (c) by written notice of the Contributors holding at least a majority of the PNMAC Units then outstanding (which majority must include each of HCP and BlackRock) to Existing Parent, New Parent, Merger Sub and PNMAC if the Reorganization has not occurred by the date that is nine (9) months following the date hereof. In the event of such termination and abandonment, this Agreement shall become void and none of Existing Parent, New Parent, Merger Sub, the Contributors or PNMAC, nor their respective stockholders, members, directors or officers shall have any liability with respect to such termination and abandonment; provided, that, the foregoing shall not relieve any party hereto from liability for any breach of any representation, warranty, agreement or covenant contained herein occurring prior to such termination to the extent resulting from such party's actual fraud or willful, knowing or intentional misconduct or breach.

        SECTION 11.2    Amendment.    At any time prior to the Effective Time, this Agreement may, to the extent permitted by the DGCL, be supplemented, amended or modified by the mutual written consent of Existing Parent, New Parent, Merger Sub, PNMAC and Contributors holding at least a majority of the PNMAC Units then outstanding. Notwithstanding anything herein to the contrary, (i) if any amendment, based solely on a reading of the explicit terms thereof, would alter or change the rights and obligations of a Contributor or group of Contributors in a manner that is materially and adversely different than the treatment by such amendment of the rights and obligations of other Contributors, then such amendment shall also require the written consent of the Contributor so adversely affected (in the case of one adversely affected Contributor) or the holders of a majority of PNMAC Units held by the Contributors so adversely affected (in the case of more than one adversely affected Contributor) and (ii) if any amendment, based solely on a reading of the explicit terms thereof, would alter or change the rights and obligations of either of HCP or BlackRock in a manner that is material and adverse to HCP and/or BlackRock, then such amendment shall also require the written consent of HCP and/or BlackRock, as applicable.

ARTICLE XII

MISCELLANEOUS PROVISIONS

        SECTION 12.1    Governing Law.    This Agreement shall be governed by and construed and enforced under the laws of the State of Delaware, without giving effect to any law that would cause the laws of any jurisdiction other than the State of Delaware to be applied.

        SECTION 12.2    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto, and an executed copy of this Agreement may be delivered by one or more parties hereto by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

        SECTION 12.3    Entire Agreement.    This Agreement constitutes the entire agreement, and supersedes all other agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

        SECTION 12.4    Severability.    The provisions of this Agreement are severable, and in the event any provision hereof is determined to be invalid or unenforceable, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

        SECTION 12.5    Succession and Assignment.    This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and assigns.

        SECTION 12.6    No Third-Party Beneficiaries.    Nothing contained in this Agreement is intended by the parties hereto to confer upon any person other than the parties hereto any rights or remedies hereunder.

        SECTION 12.7    Notifications.    Any notice, demand, consent, election, offer, approval, request, or other communication (collectively, a "notice") required or permitted under this Agreement must be in writing and either delivered personally, sent by certified or registered mail, postage prepaid, return receipt requested or sent by recognized overnight delivery service, electronic mail (e-mail) or by facsimile transmittal. Any notice sent by confirmed e-mail or facsimile must be sent simultaneously by another method described in the prior sentence. A notice must be addressed:

          (a)   If to Existing Parent, New Parent, Merger Sub or PNMAC:

    New PennyMac Financial Services, Inc.
    3043 Townsgate Road
    Westlake Village, California 91361
    E-mail: derek.stark@pnmac.com
    Attention: Derek W. Stark

    with a copy to:

    Goodwin Procter LLP
    601 Marshall Street
    Redwood City, CA 94063
    E-mail: bweber@goodwinlaw.com
    Attention: Bradley C. Weber

          (b)   If to any Contributor, to the address and other contact information set forth in the records of Existing Parent from time to time.

        SECTION 12.8    Tax Matters.    Each of Existing Parent and New Parent will comply with the recordkeeping and information reporting requirements of the Code that are imposed as a result of the transactions contemplated hereby, and will provide information reporting statements to holders of shares of Existing Parent Common Stock at the time and in the manner prescribed by the Code and applicable Treasury Regulations. The parties shall not take any position on a tax return or in connection with any tax proceeding inconsistent with the Intended Tax Treatment, in each case except upon a contrary final determination by an applicable taxing authority.

        SECTION 12.9    Jurisdiction; Waiver of Jury Trial.

          (a)   Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party hereto expressly acknowledges that the foregoing waiver is intended to be irrevocable under the law of the State of Delaware and of the United States of America; provided, however, that each such party's consent to jurisdiction contained in this Section is solely for the purpose referred to in this Section and shall not be deemed to be a general submission to such courts or in the State of Delaware other than for such purpose.

          (b)   EACH PARTY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

        SECTION 12.10    Specific Performance.    The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and it is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section in the Delaware Court of Chancery or any federal court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (a) either party has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity (it being understood that nothing in this sentence shall prohibit the parties hereto from raising other defenses to a claim for specific performance or other equitable relief under this Agreement). Each party further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

        SECTION 12.11    Waiver of Appraisal Rights and the Distribution; Exchange Restriction.

          (a)   Each Contributor hereby knowingly, voluntarily and intentionally waives any and all rights to dissent from the Merger or to request appraisal (or quasi-appraisal or similar equitable remedies) of any of the shares of capital stock of Existing Parent held or owned by such Contributor pursuant to or under the laws of Delaware (including Section 262 of the DGCL) or pursuant to any other applicable law, rule or regulation, in each case in connection with the Merger, this Agreement and any acts or transactions contemplated by the foregoing. Each Contributor hereby knowingly, voluntarily and intentionally waives such Contributor's entitlement to receive any and all notice with respect to the approval, adoption or consummation of the Merger, this Agreement and any acts or transactions contemplated thereby, in each case that may be required by applicable law (including pursuant to Section 262(d) of the DGCL), by the Certificate of Incorporation or Bylaws of Existing Parent, by the terms of any class or series of capital stock of Existing Parent or by any agreement between or among Existing Parent, such Contributor and any other party. Further, (i) HCP, (ii) BlackRock, (iii) each Contributor who is a member of (or controlled by a member of) the Board of Directors of Existing Parent and (iv) each Contributor who is (or who is controlled by a person who is) considered, for purposes of the reporting requirements under Section 16 of the Exchange Act, to be an "officer" of Existing Parent (each of (i)-(iv), the "Exchange Restricted Contributors") hereby agree not to exchange any PNMAC Units or Existing Class B Shares for Class A Common Stock, or sell, transfer or otherwise dispose of any PNMAC Units or Existing Class B Shares from the date of this Agreement through August 13, 2018 (such period, the "Exchange Restricted Period"), except for any such exchanges (and the subsequent sale of any shares of Class A Common Stock received upon such exchanges) in each case pursuant to any trading plan that is in effect as of the date of this Agreement that is established pursuant to Rule 10b5-1 under the Exchange Act and that is not subsequently amended or otherwise modified during the Exchange Restricted Period.

          (b)   Each Contributor hereby knowingly, voluntarily and intentionally waives any and all rights that such Contributor may have to receive the Distribution in respect of any shares of Class A Common Stock such Contributor is hereafter issued in exchange for any PNMAC Units and Existing Class B Shares owned by such Contributor pursuant to the Exchange Agreement and acknowledges that Existing Parent is relying to its detriment on this waiver in deciding to declare the Distribution.

        SECTION 12.12    Certain Agreements in respect of Current Agreements.

          (a)   Existing Parent, PNMAC and the Contributors hereby agree that any exchanges under the Exchange Agreement of the Exchange Restricted Contributors' or Existing Parent's respective PNMAC Units during the Exchange Restricted Period are prohibited.

          (b)   To the extent the provisions of this Agreement are inconsistent with the Current PNMAC LLC Agreement or the Exchange Agreement, the provisions of this Agreement shall govern and control. For the avoidance of doubt, in the event this Agreement is terminated, the provisions of the Current PNMAC LLC Agreement and the Exchange Agreement shall remain in full force and effect unaffected by this Agreement.

          (c)   Prior to the Effective Time, no Contributor shall transfer or otherwise dispose of any PNMAC Units unless the following conditions are satisfied: (i) such transfer or disposition complies with the provisions Current PNMAC LLC Agreement, the Exchange Agreement, the TRA and this Agreement and (ii) prior to such transfer or disposition, the transferee signed an agreement in form reasonably approved the Existing Parent, New Parent and PNMAC agreeing to be bound by the provisions of this Agreement as a Contributor with respect to the PNMAC Units transferred to such transferee. Upon compliance with the foregoing and the completion of the transfer, New Parent, Existing Parent and PNMAC shall update Exhibit A to this Agreement (and, if applicable, Schedule A to the Registration Rights Agreement attached hereto as Exhibit I) to reflect such transfer, it being understood and agreed that such updates will not be deemed to be an amendment to this Agreement.

[Signature page follows]

        IN WITNESS WHEREOF, the parties hereto have duly executed or cause to be duly executed this Agreement as of the date first written above.

PENNYMAC FINANCIAL SERVICES, INC.
By:	/s/ DAVID A. SPECTOR
	Name:	David A. Spector
	Title:	President and Chief Executive Officer
NEW PENNYMAC FINANCIAL SERVICES, INC.
By:	/s/ DAVID A. SPECTOR
	Name:	David A. Spector
	Title:	President/Chief Executive Officer
NEW PENNYMAC MERGER SUB, LLC
By:	/s/ DAVID A. SPECTOR
	Name:	David A. Spector
	Title:	President/Chief Executive Officer
PRIVATE NATIONAL MORTGAGE ACCEPTANCE COMPANY, LLC
By:	/s/ ANDREW S. CHANG
	Name:	Andrew S. Chang
	Title:	Senior Managing Director and Chief Financial Officer

Contributors:
HC PARTNERS LLC
By:	/s/ KRISTIN MARCUS
	Name:	Kristin Marcus
	Title:	Managing Member

Contributors:
BLACKROCK MORTGAGE VENTURES, LLC
By:	/s/ TOM WOJCIK
	Name:	Tom Wojcik
	Title:	Managing Director

Contributors:
Kurland Family Investments, LLC
By:	/s/ STANFORD L. KURLAND
	Name:	Stanford L. Kurland
	Title:	Manager
/s/ STANFORD L. KURLAND Stanford L. Kurland

CONTRIBUTORS:
ST Family Investment Company LLC
By:	/s/ DAVID A. SPECTOR
	Name:	David A. Spector
	Title:	Trustee
/s/ DAVID A. SPECTOR David A. Spector

CONTRIBUTORS:
THE MCCALLION FAMILY TRUST DATED 12/21/98
By:	/s/ ANNE D. MCCALLION
	Name:	Anne D. McCallion
	Title:	Trustee
By:	/s/ TIMOTHY J. MCCALLION
	Name:	Timothy J. McCallion
	Title:	Trustee

CONTRIBUTORS:
/s/ ANDREW S. CHANG Andrew S. Chang

CONTRIBUTORS:
THE JONES FAMILY TRUST DATED AUGUST 17, 2006
By:	/s/ DOUGLAS E. JONES
	Name:	Douglas E. Jones
	Title:	Trustee
By:	/s/ LISA B. JONES
	Name:	Lisa B. Jones
	Title:	Trustee

CONTRIBUTORS:
THE FARTAJ FAMILY TRUST U/A/D 09/29/2017
By:	/s/ VANDAD FARTAJ
	Name:	Vandad Fartaj
	Title:	Trustee
By:	/s/ FRANCES FARTAJ
	Name:	Frances Fartaj
	Title:	Trustee

CONTRIBUTORS:
JBG Children's Trust utd 12/31/2000
By:	/s/ JEFFREY P. GROGIN
	Name:	Jeffrey P. Grogin
	Title:	Trustee

CONTRIBUTORS:
MJG Children's Trust utd 12/31/2000
By:	/s/ JEFFREY P. GROGIN
	Name:	Jeffrey P. Grogin
	Title:	Trustee

CONTRIBUTORS:
THE ACOSTA FAMILY TRUST DATED APRIL 19, 2012
By:	/s/ MARC ACOSTA
	Name:	Marc Acosta
	Title:	Trustee
By:	/s/ DONNA ACOSTA
	Name:	Donna Acosta
	Title:	Trustee

CONTRIBUTORS:
THE JAMES AND CARON FOLLETTE FAMILY TRUST
By:	/s/ JAMES W. FOLLETTE
	Name:	James W. Follette
	Title:	Trustee
By:	/s/ CARON A. FOLLETTE
	Name:	Caron A. Follette
	Title:	Trustee

CONTRIBUTORS:
THE GROGIN LIVING TRUST DATED DECEMBER 19, 2001
By:	/s/ JEFFREY PAUL GROGIN
	Name:	Jeffrey Paul Grogin
	Title:	Trustee
By:	/s/ MARCI NEWMAN GROGIN
	Name:	Marci Newman Grogin
	Title:	Trustee

CONTRIBUTORS:
THE OFIR FAMILY TRUST DATED MARCH 10, 2015
By:	/s/ LIOR OFIR
	Name:	Lior Ofir
	Title:	Trustee
By:	/s/ SAMANTHA JAYNE SHERMAN
	Name:	Samantha Jayne Sherman
	Title:	Trustee

CONTRIBUTORS:
THE PEROTTI FAMILY TRUST DATED DECEMBER 21, 2012
By:	/s/ DANIEL PEROTTI
	Name:	Daniel Perotti
	Title:	Trustee
By:	/s/ LAUREN PEROTTI
	Name:	Lauren Perotti
	Title:	Trustee

CONTRIBUTORS:
THE PAUL AND JANA SZYMANSKI FAMILY TRUST DATED MAY 18, 2012
By:	/s/ PAUL A. SZYMANSKI
	Name:	Paul A. Szymanski
	Title:	Trustee
By:	/s/ JANA S. SZYMANSKI
	Name:	Jana S. Szymanski
	Title:	Trustee

CONTRIBUTORS:
TONE LIVING FAMILY TRUST, DATED 7/18/2005
By:	/s/ JOHN THOMAS TONE
	Name:	John Thomas Tone
	Title:	Trustee
By:	/s/ ANNE THERESA TONE
	Name:	Anne Theresa Tone
	Title:	Trustee

CONTRIBUTORS:
THE WALKER TRUST 2002 DATED FEBRUARY 13, 2002, AS AMENDED
By:	/s/ DAVID M. WALKER
	Name:	David M. Walker
	Title:	Trustee
By:	/s/ DEBRA A. WALKER
	Name:	Debra A. Walker
	Title:	Trustee

CONTRIBUTORS:
/s/ MATTHEW BOTEIN
Matthew Botein

CONTRIBUTORS:
MAZZELLA FAMILY IRREVOCABLE TRUST
By:	/s/ LAUREN MAZZELLA
	Name:	Lauren Mazzella
	Title:	Trustee
/s/ JOSEPH MAZZELLA
Joseph Mazzella

CONTRIBUTORS:
/s/ FARHAD NANJI
Farhad Nanji

CONTRIBUTORS:
/s/ MARK WIEDMAN
Mark Wiedman

CONTRIBUTORS:
/s/ STEVE BAILEY
Steve Bailey

CONTRIBUTORS:
/s/ DEREK STARK
Derek Stark

CONTRIBUTORS:
/s/ DONALD P. BREWSTER
Donald P. Brewster

CONTRIBUTORS:
/s/ ROBERT SCHREIBMAN
Robert Schreibman

CONTRIBUTORS:
/s/ VALA FARTAJ
Vala Fartaj

CONTRIBUTORS:
/s/ AMIR NISSANOV
Amir Nissanov

CONTRIBUTORS:
/s/ BRANDON OHNEMUS
Brandon Ohnemus

CONTRIBUTORS:
/s/ SUNGLING WANG
Sungling Wang

CONTRIBUTORS:
/s/ MICHAEL QUINN
Michael Quinn

CONTRIBUTORS:
/s/ KIMBERLY M. NICHOLS
Kimberly M. Nichols

CONTRIBUTORS:
/s/ THOMAS A. RETTINGER
Thomas A. Rettinger

CONTRIBUTORS:
/s/ TIMOTHY BRUCE NICHOLSON
Timothy Bruce Nicholson

CONTRIBUTORS:
/s/ KATHLEEN M. RIORDAN-MILNER
Kathleen M. Riordan-Milner

CONTRIBUTORS:
/s/ GREGORY HENDRY
Gregory Hendry

CONTRIBUTORS:
/s/ ROBERT HARTMAN MASON
Robert Hartman Mason

CONTRIBUTORS:
/s/ MALLORY J. GARNER
Mallory J. Garner

CONTRIBUTORS:
/s/ NICHOLAS E. AKL
Nick Akl

CONTRIBUTORS:
/s/ PAMELA K. MARSH
Pamela K. Marsh

CONTRIBUTORS:
/s/ RICHARD B. STERN
Richard B. Stern

CONTRIBUTORS:
/s/ MICHELE J. GROGIN
Michele J. Grogin

ANNEX II
FORM OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF NEW PENNYMAC

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

NEW PENNYMAC FINANCIAL SERVICES, INC.

        The present name of the corporation is New PennyMac Financial Services, Inc. (the "Corporation"). The Corporation was incorporated under the name "New PennyMac Financial Services, Inc." by the filing of its original certificate of incorporation (the "Original Certificate of Incorporation") with the Secretary of State of the State of Delaware on July 2, 2018. This Amended and Restated Certificate of Incorporation of the Corporation, which amends and restates the provisions of the Original Certificate of Incorporation, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware and by the written consent of the stockholders in accordance with Section 228 of the General Corporation Law of the State of Delaware. The Original Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

        Section 1.1.    Name.    The name of the Corporation is New PennyMac Financial Services, Inc. (the "Corporation").

ARTICLE II

        Section 2.1.    Address.    The registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801; and the name of the Corporation's registered agent at such address is The Corporation Trust Company.

ARTICLE III

        Section 3.1.    Purpose.    The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "DGCL"); provided, however, that at any time during which the Corporation is deemed to be a subsidiary of a bank holding company for purposes of any applicable laws or regulations that would limit the activities of such a subsidiary, the Corporation shall not engage in any business or other activity that would be prohibited by such laws or regulations.

ARTICLE IV

        Section 4.1.    Capitalization.    The total number of shares of all classes of stock that the Corporation is authorized to issue is 210,000,000 shares, consisting of (i) 10,000,000 shares of Preferred Stock, par value $0.0001 per share ("Preferred Stock") and (ii) 200,000,000 shares of Common Stock, par value $0.0001 per share ("Common Stock"). The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of Common Stock or Preferred Stock voting separately as a class shall be required therefor.

        Section 4.2.    Preferred Stock.

        (A)  The Board of Directors of the Corporation (the "Board") is hereby expressly authorized, by resolution or resolutions, at any time and from time to time, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, by filing a certificate pursuant to the DGCL (a "Preferred Stock Designation"), to establish the rights, powers and preferences of each such series of Preferred Stock, including the following:

          (1)   the number of shares of that series, which may subsequently be increased or decreased (but not below the number of shares of that series then outstanding) by resolution of the Board, and the distinctive serial designation thereof;

          (2)   the voting powers, full or limited, if any, of the shares of that series and the number of votes per share;

          (3)   the rights in respect of dividends on the shares of that series, whether dividends shall be cumulative and, if so, from which date or dates and the relative rights or priority, if any, of payment of dividends on shares of that series and any limitations, restrictions or conditions on the payment of dividends;

          (4)   the relative amounts, and the relative rights or priority, if any, of payment in respect of shares of that series, which the holders of the shares of that series shall be entitled to receive upon any liquidation, dissolution or winding up of the Corporation;

          (5)   the terms and conditions (including the price or prices, which may vary under different conditions and at different redemption or purchase dates), if any, upon which all or any part of the shares of that series may be redeemed or purchased by the Corporation, and any limitations, restrictions or conditions on such redemption or purchase;

          (6)   the terms, if any, of any purchase, retirement or sinking fund to be provided for the shares of that series;

          (7)   the terms, if any, upon which the shares of that series shall be convertible into or exchangeable for shares of any other class, classes or series, or other securities, whether or not issued by the Corporation;

          (8)   the restrictions, limitations and conditions, if any, upon issuance of indebtedness of the Corporation so long as any shares of that series are outstanding; and

          (9)   any other preferences and relative, participating, optional or other rights and limitations not inconsistent with law, this Article IV or any resolution of the Board in accordance with this Article IV.

All shares of any one series of the Preferred Stock shall be alike in all respects. Except to the extent otherwise expressly provided in the Preferred Stock Designation for a series of Preferred Stock, the holders of shares of such series shall have no voting rights except as may be required by the laws of the DGCL. Further, unless otherwise expressly provided in the Preferred Stock Designation for a series of Preferred Stock, no consent or vote of the holders of shares of Preferred Stock or any series thereof shall be required for any amendment to this Amended and Restated Certificate of Incorporation that would increase the number of authorized shares of Preferred Stock or the number of authorized shares of any series thereof or decrease the number of authorized shares of Preferred Stock or the number of authorized shares of any series thereof (but not below the number of authorized shares of Preferred Stock of such series, as the case may be, then outstanding). Except as may be provided by the Board in a Preferred Stock Designation or by applicable law, shares of any series of Preferred Stock that have been redeemed (whether through the operation of a sinking fund or otherwise) or purchased by the Corporation, or which, if convertible or exchangeable, have been converted into or exchanged for shares of stock of any other class or series shall have the status of authorized and unissued shares of Preferred Stock and may be reissued as a part of the series of which they were originally a part or may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board or as part of any other series of Preferred Stock.

        Section 4.3. Common Stock.

        (A)    Voting Rights.

          (1)   Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that to the fullest extent permitted by law, holders of Common Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.

          (2)   Except as otherwise required in this Amended and Restated Certificate of Incorporation or by applicable law, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with such holders of Preferred Stock, then the holders of Common Stock shall vote together as a single class with such holders of Preferred Stock.

        (B)    Dividends and Distributions.    Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends and other distributions in cash, stock of any corporation or property of the Corporation, such dividends and other distributions may be declared and paid on the Common Stock out of the assets of the Corporation that are by law available therefor at such times and in such amounts as the Board in its discretion shall determine.

        (C)    Liquidation, Dissolution or Winding Up.    In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock shall be entitled, the holders of all outstanding shares of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares held by each such stockholder.

ARTICLE V

        Section 5.1.    By-Laws.    In furtherance and not in limitation of the powers conferred by the DGCL, the Board is expressly authorized to make, amend, alter, change, add to or repeal the by-laws of the Corporation without the assent or vote of the stockholders in any manner not inconsistent with the law of the State of Delaware, this Amended and Restated Certificate of Incorporation or any restriction relating thereto set forth in any contract to which the Corporation is subject.

ARTICLE VI

        Section 6.1.    Board of Directors.

        (A)  The business and affairs of the Corporation shall be managed by or under the direction of the Board, with the exact number of directors to be determined from time to time by resolution adopted by affirmative vote of a majority of the Board.

        (B)  Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) applicable thereto. The number of directors, if any, that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to Section 6.1(A) hereof.

        (C)  Directors of the Corporation need not be elected by written ballot unless the by-laws of the Corporation shall so provide.

        (D)  The Corporation shall not take any of the following actions without the approval of a majority of those directors of the Corporation who are not also officers of the Corporation:

            (i)  sell, license or otherwise dispose of all or substantially all of the assets of the Corporation in a single transaction or series of related transactions,

           (ii)  effect a merger, share exchange, consolidation, or other business combination involving the Corporation if holders who, immediately prior to such transaction, held shares of stock of the Corporation entitled to vote generally in the election of directors do not, immediately after such transaction, hold a majority of the outstanding voting securities entitled to vote generally in the election of directors of the surviving entity (or the entity owning 100% of such surviving entity) of such transaction,

          (iii)  liquidate, dissolve or wind-up the affairs of the Corporation,

          (iv)  make any filing, or take any other action, to voluntarily commence any bankruptcy or similar proceeding in respect of the Corporation or substantially all of its assets,

           (v)  acquire or sell any business or group of related assets in a single transaction or series of related transactions in which the fair value of the aggregate consideration paid by the Corporation or other acquiror in connection with such transaction or transactions is reasonably expected to exceed 20% of the Fair Market Value of the Corporation on a consolidated basis, as determined on the fifth day prior to the date on which the definitive agreement relating to such acquisition or sale is executed. "Fair Market Value" shall mean (i) if the Common Stock is listed on a national securities exchange as of the date of determination, (A) the average of the closing sales price per share of Common Stock over the twenty (20) consecutive trading days immediately preceding such date, multiplied by (B) the number of outstanding shares of Common Stock as of such date, and (ii) if the Common Stock is not listed on a national securities exchange as of the date of determination, the fair value of the Corporation on a consolidated basis as determined in good faith by the Board, or

          (vi)  remove the existing, or appoint any new, chief executive officer of the Corporation.

ARTICLE VII

        Section 7.1.    Meetings of Stockholders.    Any action required or permitted to be taken by the holders of stock of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders; provided, however, that (i) any action required or permitted to be taken by the holders of stock of the Corporation with respect to any matter that has been approved by the Board, and (ii) to the extent expressly permitted by the certificate of designation relating to one or more series of Preferred Stock, any action required or permitted to be taken by the holders of such series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant class or series having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the

Corporation by delivery to its registered office in Delaware, its principal place of business, or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation may be called only by or at the direction of the Board, two or more directors, the Chairman of the Board or the Chief Executive Officer of the Corporation, or any one or more holders of at least the Minimum Voting Percentage. The "Minimum Voting Percentage" shall initially be 25% of the voting power of all of the then-outstanding shares of stock of the Corporation with respect to matters on which stockholders generally are entitled to vote, and will automatically increase to 51% of such voting power on the first date on which all of the holders of outstanding shares of Common Stock (other than any holder that was, or whose affiliate was, a member of Private National Mortgage Acceptance Company, LLC immediately prior to the consummation of the initial public offering of PennyMac Financial Services, Inc.) hold more than 51% of such voting power.

ARTICLE VIII

        Section 8.1.    Limited Liability of Directors.    No director of the Corporation will have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Neither the amendment nor the repeal of this Article VIII shall eliminate or reduce the effect thereof in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article VIII, would accrue or arise, prior to such amendment or repeal.

ARTICLE IX

        Section 9.1.    Certain Acknowledgment.    In recognition and anticipation that: (i) the partners, principals, directors, officers, members, managers or employees of Blackrock and Highfields and their affiliates may serve as directors or officers of the Corporation, (ii) BlackRock and Highfields and their affiliates may engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage or other business activities that overlap with or compete with those in which the Corporation or its subsidiaries, directly or indirectly, may engage, and (iii) the Corporation and its subsidiaries may engage in material business transactions with BlackRock and Highfields and their affiliates, the provisions of this Article IX are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve BlackRock and Highfields and their affiliates and their respective directors, officers, members, managers or employees, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and shareholders in connection therewith.

        Section 9.2.    Competition and Corporate Opportunities.    BlackRock and Highfields and their affiliates shall not have any duty (fiduciary or otherwise) to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation or its subsidiaries. In the event that BlackRock or Highfields or their affiliates acquire knowledge of a potential transaction or matter which may be a corporate opportunity for itself and the Corporation or any of its subsidiaries, neither the Corporation, its subsidiaries nor the shareholders of the Corporation shall, to the fullest extent permitted by law, have any expectancy in such corporate opportunity, and none of BlackRock, Highfields or any of their affiliates shall, to the fullest extent permitted by law, have any duty to communicate or offer such corporate opportunity to the Corporation, any of its subsidiaries or the shareholders of the Corporation and may pursue or acquire such corporate opportunity for itself or direct such corporate opportunity to another person or entity unless such corporate opportunity is expressly offered to such affiliate in his or her capacity as a director or officer of the Corporation.

        Section 9.3.    Allocation of Corporate Opportunities.    In the event that a director or officer of the Corporation who is also a partner, principal, director, officer, member, manager or employee of BlackRock or Highfields or any of their affiliates acquires knowledge of a potential transaction or matter which may be a corporate opportunity for the Corporation or any of its subsidiaries and BlackRock or Highfields or any of their affiliates, neither the Corporation, its subsidiaries or any shareholder of the Corporation shall, to the fullest extent permitted by law, have any expectancy in such corporate opportunity unless such corporate opportunity is expressly offered to such person in his or her capacity as a director or officer of the Corporation.

        Section 9.4.    Certain Matters Deemed Not Corporate Opportunities.    In addition to and notwithstanding the foregoing provisions of this Article IX, a corporate opportunity shall not be deemed to belong to the Corporation if it is a business opportunity that the Corporation is not contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation's business or that is one in which the Corporation has no interest or reasonable expectancy.

        Section 9.5.    Renouncement.    In connection with the foregoing, the Corporation renounces any interest or expectancy in, or being offered an opportunity to participate in, the business opportunities not allocated to the Corporation or deemed to belong to the Corporation as set forth in this Article IX.

ARTICLE X

        Section 10.1.    Amendments.    Amendments to this Amended and Restated Certificate of Incorporation shall be subject to all restrictions relating thereto that are set forth in any contract to which the Corporation is subject.

        Section 10.2.    Severability.    If any provision or provisions of this Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

*                                *                                 *

        IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed as of [                        ], 2018.

NEW PENNYMAC FINANCIAL SERVICES, INC.
By:
Name:
Title:

ANNEX III
FORM OF AMENDED AND RESTATED BYLAWS OF NEW PENNYMAC

AMENDED AND RESTATED

BYLAWS

OF

NEW PENNYMAC FINANCIAL SERVICES, INC.,

a Delaware corporation

AMENDED AND RESTATED
BYLAWS
OF
NEW PENNYMAC FINANCIAL SERVICES, INC.

ARTICLE I

STOCKHOLDERS

        Section 1.    The annual meeting of the stockholders of New PennyMac Financial Services, Inc. (the "Corporation") for the purpose of electing directors and for the transaction of such other business as may properly be brought before the meeting shall be held on such date, and at such time and place, if any, within or without the State of Delaware as may be designated from time to time by the Board of Directors of the Corporation (the "Board").

        Section 2.    Subject to the rights of the holders of any class or series of preferred stock of the Corporation, special meetings of the stockholders of the Corporation may be called only by or at the direction of the Board, two or more of the directors on the Board, the Chairman of the Board, the Chief Executive Officer of the Corporation or by one or more stockholders of the Corporation for so long as such stockholders collectively beneficially own at least the Minimum Percentage (as defined below) of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors. The "Minimum Percentage" shall initially be 25% of the voting power of all of the then-outstanding shares of stock of the Corporation with respect to matters on which stockholders generally are entitled to vote, and will automatically increase to 51% of such voting power on the first date on which all of the holders of outstanding shares of Common Stock of the Corporation (other than any holder that was, or whose affiliate was, a member of Private National Mortgage Acceptance Company immediately prior to the consummation of the initial public offering of PennyMac Financial Services, Inc.) hold more than 51% of such voting power.

        Section 3.    Except as otherwise provided by law, the certificate of incorporation of the Corporation or these Bylaws, notice of the date, time, place (if any), the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting) and, in the case of a special meeting, the purpose or purposes of the meeting of stockholders shall be given not more than sixty (60), nor less than ten (10), days previous thereto, to each stockholder entitled to vote at the meeting as of the record date for determining stockholders entitled to notice of the meeting at such address as appears on the records of the Corporation.

        Section 4.    The holders of a majority in voting power of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business, except as otherwise provided herein, by statute or by the certificate of incorporation of the Corporation; but if at any meeting of stockholders there shall be less than a quorum present, the chairman of the meeting or, by a majority in voting power thereof, the stockholders present may, to the extent permitted by law, adjourn the meeting from time to time without further notice other than announcement at the meeting of the date, time and place, if any, of the adjourned meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented any business may be transacted which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix a new record date for notice of such adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date for notice of such adjourned meeting. Notwithstanding the foregoing, where a separate vote by a class or series or classes or series is required, a majority in voting power of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter.

        Section 5.    The Chairman of the Board, or in the Chairman's absence or at the Chairman's direction, the Chief Executive Officer, or in the Chief Executive Officer's absence or at the Chief Executive Officer's direction, any officer of the Corporation shall call all meetings of the stockholders to order and shall act as chairman of any such meetings. The Secretary of the Corporation or, in such officer's absence, an Assistant Secretary shall act as secretary of the meeting. If neither the Secretary nor an Assistant Secretary is present, the chairman of the meeting shall appoint a secretary of the meeting. The Board may adopt such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Unless otherwise determined by the Board prior to the meeting, the chairman of the meeting shall determine the order of business and shall have the authority in his or her discretion to regulate the conduct of any such meeting, including, without limitation, convening the meeting and adjourning the meeting (whether or not a quorum is present), announcing the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote, imposing restrictions on the persons (other than stockholders of record of the Corporation or their duly appointed proxies) who may attend any such meeting, establishing procedures for the dismissal of business not properly presented, maintaining order at the meeting and safety of those present, restricting entry to the meeting after the time fixed for commencement thereof and limiting the circumstances in which any person may make a statement or ask questions at any meeting of stockholders.

        Section 6.

        (a)   At all meetings of stockholders, any stockholder entitled to vote thereat shall be entitled to vote in person or by proxy, but no proxy shall be voted after three years from its date, unless such proxy provides for a longer period. Without limiting the manner in which a stockholder may authorize another person or persons to act for the stockholder as proxy pursuant to the General Corporation Law of the State of Delaware (the "DGCL"), the following shall constitute a valid means by which a stockholder may grant such authority: (1) a stockholder may execute a writing authorizing another person or persons to act for the stockholder as proxy, and execution of the writing may be accomplished by the stockholder or the stockholder's authorized officer, director, employee or agent signing such writing or causing his or her signature to be affixed to such writing by any reasonable means including, but not limited to, by facsimile signature; or (2) a stockholder may authorize another person or persons to act for the stockholder as proxy by transmitting or authorizing the transmission by means of electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder. If it is determined that such electronic transmissions are valid, the inspector or inspectors of stockholder votes or, if there are no such inspectors, such other persons making that determination shall specify the information upon which they relied.

        (b)   A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the Corporation a revocation of the proxy or a new proxy bearing a later date.

        (c)   Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to the preceding paragraph of this Section 6 may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

        (d)   Proxies shall be filed with the secretary of the meeting prior to or at the commencement of the meeting to which they relate.

        Section 7.    When a quorum is present at any meeting, the vote of the holders of a majority of the votes cast shall decide any question brought before such meeting, unless the question is one upon which by express provision of the certificate of incorporation of the Corporation, these Bylaws or the DGCL a different vote is required, in which case such express provision shall govern and control the decision of such question. Notwithstanding the foregoing, where a separate vote by a class or series or classes or series is required and a quorum is present, the affirmative vote of a majority of the votes cast by shares of such class or series or classes or series shall be the act of such class or series or classes or series, unless the question is one upon which by express provision of the certificate of incorporation of the Corporation, these Bylaws or the DGCL a different vote is required, in which case such express provision shall govern and control the decision of such question.

        Section 8.

        (a)   In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

        (b)   In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board may fix a record date, which shall not be more than sixty (60) days prior to such other action. If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

        Section 9.    At any time when the certificate of incorporation of the Corporation permits action by one or more classes of stockholders of the Corporation to be taken by written consent, the provisions of this section shall apply. All consents properly delivered in accordance with the certificate of incorporation of the Corporation, this section and the DGCL shall be deemed to be recorded when so delivered. No written consent shall be effective to take the corporate action referred to therein unless, within sixty (60) days of the earliest dated consent delivered to the Corporation as required by this section, written consents signed by the holders of a sufficient number of shares to take such corporate action are so recorded. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the Corporation. Any action taken pursuant to such written consent or consents of the stockholders shall have the same force and effect as if taken by the stockholders at a meeting thereof. In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board. If no record date has been fixed by the Board, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board is required by statute, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. If no record date has been fixed by the Board and prior action by the Board is required by statute, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board adopts the resolution taking such prior action.

        Section 10.    The officer who has charge of the stock ledger of the Corporation shall prepare and make at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, if the record date for determining the stockholders entitled to vote is less than ten days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date) showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least ten (10) days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

        Section 11.    The Board, in advance of all meetings of the stockholders, may appoint one or more inspectors of stockholder votes, who may be employees or agents of the Corporation or stockholders or their proxies, but not directors of the Corporation or candidates for election as directors. In the event that the Board fails to so appoint one or more inspectors of stockholder votes or, in the event that one or more inspectors of stockholder votes previously designated by the Board fails to appear or act at the meeting of stockholders, the chairman of the meeting may appoint one or more inspectors of stockholder votes to fill such vacancy or vacancies. Inspectors of stockholder votes appointed to act at any meeting of the stockholders, before entering upon the discharge of their duties, shall take and sign an oath to faithfully execute the duties of inspector of stockholder votes with strict impartiality and according to the best of their ability and the oath so taken shall be subscribed by them. Inspectors of stockholder votes shall, subject to the power of the chairman of the meeting to open and close the polls, take charge of the polls, and, after the voting, shall make a certificate of the result of the vote taken.

        Section 12.

        (a)    Annual Meetings of Stockholders.

          (1)   Nominations of persons for election to the Board and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders only (a) pursuant to the Corporation's notice of meeting (or any supplement thereto) delivered pursuant to Article I, Section 3 of these Bylaws, (b) by or at the direction of the Board or any committee thereof, (c) by any stockholder of the Corporation who is entitled to vote on such election or such other business at the meeting, who complied with the notice procedures set forth in subparagraphs (2) and (3) of this Section 12(a) and who was a stockholder of record at the time such notice is delivered to the Secretary of the Corporation or (d) pursuant to the Amended and Restated Stockholder Agreement, to be dated on or about [                        ], 2018, by and between the Corporation and Blackrock Mortgage Ventures, LLC, or the Amended and Restated Stockholder Agreement, to be dated on or about [                        ], 2018, by and between the Corporation and HC Partners LLC (collectively, the "Stockholder Agreements").

          (2)   For nominations or other business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation, and, in the case of business other than nominations of persons for election to the Board, such other business must be a proper matter for stockholder action. To be timely, a stockholder's notice shall be delivered to the Secretary at the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than twenty (20) days, or delayed by more than seventy (70) days, from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made; and provided further, that for purposes of the application of Rule 14a-4(c) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (or any successor provision), the date for notice specified in this Section 12(a)(2) shall be the earlier of the latest date calculated as hereinbefore provided or the date specified in paragraph (c)(1) of Rule 14a-4. For purposes of the first annual meeting following the adoption of these Bylaws, the date of the first anniversary of the preceding year's annual meeting shall be deemed to be May 31, 2019.

          Such stockholder's notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder, including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend these Bylaws, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Corporation's books, and of such beneficial owner, (ii) the class or series and number of shares of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner, (iii) a representation that the stockholder intends to appear in person or by proxy at the meeting to propose such business or nomination, (iv) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (A) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation's outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (B) otherwise to solicit proxies from stockholders in support of such proposal or nomination and (v) any other information relating to such stockholder and beneficial owner, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder; (d) a description of any agreement, arrangement or understanding with respect to the nomination or proposal and/or the voting of shares of any class or series of stock of the Corporation between or among the stockholder giving the notice, the beneficial owner, if any, on whose behalf the nomination or proposal is made, any of their respective affiliates or associates and/or any others acting in concert with any of the foregoing (collectively, "proponent persons"); and (e) a description of any agreement, arrangement or understanding (including, without limitation any contract to purchase or sell, acquisition or grant of any option, right or warrant to purchase or sell, swap or other instrument) the intent or effect of which may be (i) to transfer to or from any proponent person, in whole or in part, any of the economic consequences of ownership of any security of the Corporation, (ii) to increase or decrease the voting power of any proponent person with respect to shares of any class or series of stock of the Corporation and/or (iii) to provide any proponent person, directly or indirectly, with the opportunity to profit or share in any profit derived from, or to otherwise benefit economically from, any increase or decrease in the value of any security of the Corporation. A stockholder providing notice of a proposed nomination for election to the Board or other business proposed to be brought before a meeting (whether given pursuant to this Section 12(a)(2) or Section 12(b)) shall update and supplement such notice from time to time to the extent necessary so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is fifteen (15) days prior to the meeting or any adjournment or postponement thereof; such update and supplement shall be delivered in writing to the Secretary at the principal executive offices of the Corporation not later than five (5) days after the record date for the meeting (in the case of any update and supplement required to be made as of the record date), and not later than ten (10) days prior to the date for the meeting or any adjournment or postponement thereof (in the case of any update and supplement required to be made as of fifteen (15) days prior to the meeting or any adjournment or postponement thereof). The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Corporation.

          (3)   Notwithstanding anything in the second sentence of Section 12(a)(2) to the contrary, in the event that the number of directors to be elected to the Board is increased, effective after the time period for which nominations would otherwise be due under Section 12(a)(2), and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board made by the Corporation at least eighty (80) days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice required by this Bylaw shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth day following the day on which a public announcement of such increase is first made by the Corporation; provided that, if no such announcement is made at least ten (10) days before the meeting, then no such notice shall be required.

        (b)    Special Meetings of Stockholders.    Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation's notice of meeting pursuant to Article I, Section 3 of these Bylaws. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation's notice of meeting (a) by or at the direction of the Board or a committee thereof or (b) provided that the Board has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is entitled to vote on such election at the meeting, who complies with the notice procedures set forth in this Bylaw and who is a stockholder of record at the time such notice is delivered to the Secretary of the Corporation. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation's notice of meeting if (i) the stockholder's notice as required by Section 12(a)(2) shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting, or (ii) such nomination is made pursuant to the terms of an applicable Stockholder Agreement.

        (c)    General.

          (1)   Only persons who are nominated in accordance with the procedures set forth in this Bylaw shall be eligible to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Bylaw. Except as otherwise provided by law, the certificate of incorporation of the Corporation or these Bylaws, the chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this Bylaw and, if any proposed nomination or business is not in compliance with this Bylaw, to declare that such defective nomination shall be disregarded or that such proposed business shall not be transacted.

          (2)   Notwithstanding the foregoing provisions of this Section 12, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation, unless such nomination has been made pursuant to the terms of an applicable Stockholder Agreement. For purposes of this Section 12, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

          (3)   For purposes of this Bylaw, "public announcement" shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed or furnished by the Corporation with the Securities and Exchange Commission (the "Commission") pursuant to Section 13, 14 or 15(d) of the Exchange Act.

          (4)   For purposes of this Bylaw, no adjournment or postponement or notice of adjournment or postponement of any meeting shall be deemed to constitute a new notice of such meeting for purposes of this Section 12, and in order for any notification required to be delivered by a stockholder pursuant to this Section 12 to be timely, such notification must be delivered within the periods set forth above with respect to the originally scheduled meeting.

          (5)   Notwithstanding the foregoing provisions of this Bylaw, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Bylaw; provided however, that any references in these Bylaws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Bylaw (including Section 12(a)(1)(c) and Section 12(b) hereof), and compliance with Section 12(a)(1)(c), Section 12(a)(1)(d) and Section 12(b) of this Bylaw shall be the exclusive means for a stockholder to make nominations or submit other business. Nothing in this Bylaw shall apply to the right, if any, of the holders of any series of Preferred Stock (as defined in the certificate of incorporation of the Corporation) to elect directors pursuant to any applicable provisions of the certificate of incorporation of the Corporation.

ARTICLE II

BOARD OF DIRECTORS

        Section 1.    The Board shall consist, subject to the certificate of incorporation of the Corporation and the Stockholder Agreements, of such number of directors as shall from time to time be fixed exclusively by resolution adopted by affirmative vote of the majority of the Board, provided that such number of directors shall not exceed eleven (11). A nominee for election as a Director shall (except as hereinafter provided for the filling of vacancies and newly created directorships and as set forth in the Stockholder Agreements) be elected as a Director only if such nominee receives the affirmative vote of a majority of the total votes cast "for", "against" or affirmatively withheld as to such nominee at a meeting of stockholders duly called and at which a quorum is present. However, Directors shall be elected by a plurality of votes cast at a meeting of stockholders duly called and at which a quorum is present for which (i) the secretary of the Corporation receives notice that a stockholder has nominated an individual for election as a Director in compliance with the requirements set forth in Section 12(a) of these Bylaws, and (ii) such nomination has not been withdrawn by such stockholder on or before the close of business on the tenth day before the date of filing of the definitive proxy statement of the Corporation with the Commission, and, as a result of which, the number of nominees is greater than the number of Directors to be elected at the meeting. A majority of the total number of directors then in office (but not less than one-third of the number of directors constituting the entire Board) shall constitute a quorum for the transaction of business. Except as otherwise provided by law, these Bylaws or by the certificate of incorporation of the Corporation, the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board. Directors need not be stockholders.

        Section 2.    Subject to the certificate of incorporation of the Corporation and the Stockholder Agreements, unless otherwise required by law, any newly created directorship on the Board that results from an increase in the number of directors and any vacancy occurring in the Board shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

        Section 3.    Meetings of the Board shall be held at such place, if any, within or without the State of Delaware as may from time to time be fixed by resolution of the Board or as may be specified in the notice of any meeting. Regular meetings of the Board shall be held at such times as may from time to time be fixed by resolution of the Board and special meetings may be held at any time upon the call of the Chairman of the Board or the Chief Executive Officer, by oral or written notice, including facsimile, e-mail or other means of electronic transmission, duly served on or sent and delivered to each director to such director's address, e-mail address or telephone or telecopy number as shown on the books of the Corporation not less than twenty-four (24) hours before the meeting. The notice of any meeting need not specify the purposes thereof. A meeting of the Board may be held without notice immediately after the annual meeting of stockholders at the same place, if any, at which such meeting is held. Notice need not be given of regular meetings of the Board held at times fixed by resolution of the Board. Notice of any meeting need not be given to any director who shall attend such meeting (except when the director attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened), or who shall waive notice thereof, before or after such meeting, in writing (including by electronic transmission).

        Section 4.    Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal, and other features of such directorships shall be governed by the terms of the certificate of incorporation of the Corporation (including any certificate of designation relating to any series of Preferred Stock) applicable thereto. The number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to the certificate of incorporation of the Corporation and these Bylaws. Except as otherwise expressly provided in the terms of such series, the number of directors that may be so elected by the holders of any such series of stock shall be elected for terms expiring at the next annual meeting of stockholders, and vacancies among directors so elected by the separate vote of the holders of any such series of Preferred Stock shall be filled by the affirmative vote of a majority of the remaining directors elected by such series, or, if there are no such remaining directors, by the holders of such series in the same manner in which such series initially elected a director.

        Section 5.    If at any meeting for the election of directors, the Corporation has outstanding more than one class of stock, and one or more such classes or series thereof are entitled to vote separately as a class to elect directors, and there shall be a quorum of only one such class or series of stock, that class or series of stock shall be entitled to elect its quota of directors notwithstanding absence of a quorum of the other class or series of stock.

        Section 6.    The Board may from time to time establish one or more committees of the Board to serve at the pleasure of the Board, which shall be comprised of such members of the Board and have such duties as the Board shall from time to time determine; provided, however, that for so long as any stockholder that is party to a Stockholder Agreement has at least one (1) designee serving as a director on the Board pursuant to the applicable Stockholder Agreement, any one (1) of such stockholder's designees serving as a director on the Board shall serve on each committee or subcommittee of the Board established pursuant to this Section 6 provided that such director is qualified to serve on such committee or subcommittee under the laws and regulations application to the Corporation, including, without limitation, the independence requirements of the New York Stock Exchange and the Commission. Any director may belong to any number of committees of the Board. The Board may also establish such other committees with such members (whether or not directors and subject to the first sentence of this Section 6) and with such duties as the Board may from time to time determine. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Unless otherwise provided in the certificate of incorporation of the Corporation, these Bylaws or the resolution of the Board designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee, subject to the first sentence of this Section 6.

        Section 7.    Unless otherwise restricted by the certificate of incorporation of the Corporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing (including by electronic transmission), and the writing or writings (including any electronic transmissions) are filed with the minutes of proceedings of the Board.

        Section 8.    The members of the Board or any committee thereof may participate in a meeting of such Board or committee, as the case may be, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this subsection shall constitute presence in person at such a meeting.

        Section 9.    The Board may establish policies for the compensation of directors and for the reimbursement of the expenses of directors, in each case, in connection with services provided by directors to the Corporation.

ARTICLE III

OFFICERS

        Section 1.    The Board, at its next meeting following each annual meeting of the stockholders, shall elect officers of the Corporation, including a Chief Executive Officer and a Secretary. The Board may also from time to time elect such other officers (including, without limitation, a Chief Mortgage Operations Officer, a Chief Financial Officer, a Chief Mortgage Banking Officer, a Chief Mortgage Fulfillment Officer, a Chief Capital Markets Officer, a Chief Administrative Officer, a Chief Legal Officer, a Chief Enterprise Operations Officer, a Chief Risk Officer, a Deputy Chief Financial Officer, and one or more Managing Directors, Presidents, Vice Presidents, a Treasurer, one or more Assistant Vice Presidents, one or more Assistant Secretaries and one or more Assistant Treasurers) as it may deem proper or may delegate to any elected officer of the Corporation the power to appoint and remove any such other officers and to prescribe their respective terms of office, authorities and duties. Any Vice President may be designated Executive, Senior or Corporate, or may be given such other designation or combination of designations as the Board or the Chief Executive Officer may determine. Any two or more offices may be held by the same person. The Board may also elect or appoint a Chairman of the Board, who may or may not also be an officer of the Corporation. The Board may elect or appoint co-Chairmen of the Board, co-Presidents or co-Chief Executive Officers and, in such case, references in these Bylaws to the Chairman of the Board, the President or the Chief Executive Officer shall refer to either such co-Chairman of the Board, co-President or co-Chief Executive Officer, as the case may be.

        Section 2.    All officers of the Corporation elected by the Board shall hold office for such terms as may be determined by the Board or, except with respect to his or her own office, the Chief Executive Officer, or until their respective successors are chosen and qualified or until his or her earlier resignation or removal. Any officer may be removed from office at any time either with or without cause by affirmative vote of a majority of the members of the Board then in office, or, in the case of appointed officers, by any elected officer upon whom such power of removal shall have been conferred by the Board.

        Section 3.    Each of the officers of the Corporation elected by the Board or appointed by an officer in accordance with these Bylaws shall have the powers and duties prescribed by law, by these Bylaws or by the Board and, in the case of appointed officers, the powers and duties prescribed by the appointing officer, and, unless otherwise prescribed by these Bylaws or by the Board or such appointing officer, shall have such further powers and duties as ordinarily pertain to that office. The Chief Executive Officer shall have authority over the general direction of the affairs of the Corporation.

        Section 4.    Unless otherwise provided in these Bylaws, in the absence or disability of any officer of the Corporation, the Board or the Chief Executive Officer may, during such period, delegate such officer's powers and duties to any other officer or to any director and the person to whom such powers and duties are delegated shall, for the time being, hold such office.

ARTICLE IV

FORUM FOR ADJUDICATION OF DISPUTES

        Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation's stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL, and (d) any action asserting a claim governed by the internal affairs doctrine shall be a state or federal court located within the state of Delaware, in all cases subject to the court's having personal jurisdiction over the indispensable parties named as defendants. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article IV.

ARTICLE V

INDEMNIFICATION

        Section 1.    To the fullest extent permitted by the laws of the State of Delaware as it presently exists or may hereafter be amended, the Corporation shall indemnify any person (and such person's heirs, executors or administrators) who was or is made or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other threatened or actual proceeding (brought in the right of the Corporation or otherwise), whether civil, criminal, administrative or investigative, and whether formal or informal, including any appeals therefrom, by reason of the fact that such person, or a person for whom such person was the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, limited liability company, nonprofit entity or other enterprise, for and against all loss and liability suffered and expenses (including attorneys' fees), judgments, fines and amounts paid in settlement reasonably incurred by such person or such heirs, executors or administrators in connection with such action, suit or proceeding, including appeals. Notwithstanding the preceding sentence, except as otherwise provided in Section 4 of this Article V, the Corporation shall be required to indemnify a person described in such sentence in connection with any action, suit or proceeding (or part thereof) commenced by such person only if the commencement of such action, suit or proceeding (or part thereof) by such person was authorized by the Board.

        Section 2.    Any person serving as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture or other enterprise, at least fifty percent (50%) of whose equity interests are owned by the Corporation (a "subsidiary" for this Article V) shall be conclusively presumed to be serving in such capacity at the request of the Corporation.

        Section 3.    To the fullest extent permitted by the laws of the State of Delaware, the Corporation shall promptly pay expenses (including attorneys' fees) incurred by any person described in Section 1 of this Article V in appearing at, participating in or defending any action, suit or proceeding in advance of the final disposition of such action, suit or proceeding, including appeals, upon presentation of an undertaking on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified under this Article V or otherwise. Notwithstanding the preceding sentence, except as otherwise provided in Section 4 of this Article V, the Corporation shall be required to pay expenses of a person described in such sentence in connection with any action, suit or proceeding (or part thereof) commenced by such person only if the commencement of such action, suit or proceeding (or part thereof) by such person was authorized by the Board. Advances shall be unsecured and interest free.

        Section 4.    If a claim for indemnification (following the final disposition of such action, suit or proceeding) or advancement of expenses under this Article V is not paid in full within thirty (30) days after a written claim therefor by any person described in Section 1 of this Article V has been received by the Corporation, such person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that such person is not entitled to the requested indemnification or advancement of expenses under applicable law.

        Section 5.    To the fullest extent permitted by the law of the State of Delaware, the Corporation may purchase and maintain insurance on behalf of any person described in Section 1 of this Article V against any liability asserted against such person, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article V or otherwise.

        Section 6.    The rights of indemnification provided in this Article V shall neither be exclusive of, nor be deemed in limitation of, any rights to which any person may otherwise be or become entitled or permitted by contract, the certificate of incorporation of the Corporation, the bylaws of the Corporation, vote of stockholders or directors or otherwise, or as a matter of law, both as to actions in such person's official capacity and actions in any other capacity, it being the policy of the Corporation that indemnification of any person whom the Corporation is obligated to indemnify pursuant to Section 1 of this Article V shall be made to the fullest extent permitted by law. This Article V shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to, and purchase and maintain insurance on behalf of, persons other than persons described in Section 1 of this Article V.

        Section 7.    The provisions of this Article V shall be applicable to all actions, claims, suits or proceedings made or commenced after the adoption hereof, whether arising from acts or omissions to act occurring before or after its adoption, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors or administrators of such person. The provisions of this Article V shall be deemed to be a contract between the Corporation and each director or officer (or legal representative thereof) who serves in such capacity at any time while this Article V and the relevant provisions of the law of the State of Delaware and other applicable law, if any, are in effect, and any alteration, amendment or repeal of this Article V shall not affect any rights or obligations then existing with respect to any state of facts existing or act or omission occurring prior to such alteration, amendment or repeal, or any action, suit or proceeding then or theretofore existing, or any action, suit or proceeding thereafter brought or threatened based in whole or in part on any such state of facts, act or omission.

        Section 8.    If any provision of this Article V shall be found to be invalid or limited in application by reason of any law or regulation, it shall not affect the validity of the remaining provisions hereof, and this Article V shall be construed as if such invalid or unenforceable provisions had been omitted therefrom.

        Section 9.    For purposes of this Article V, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; references to "serving at the request of the Corporation" shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and references to "expenses" shall include attorneys' fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, or otherwise participating in, a proceeding, including, in the case of an appeal resulting from any proceeding, the premium, security for, and other costs relating to any cost bond, supersede as bond, or other appeal bond or its equivalent.

ARTICLE VI

CORPORATE BOOKS

        The books of the Corporation may be kept inside or outside of the State of Delaware at such place or places as the Board may from time to time determine.

ARTICLE VII

CHECKS, NOTES, PROXIES, ETC.

        All checks and drafts on the Corporation's bank accounts and all bills of exchange and promissory notes, and all acceptances, obligations and other instruments for the payment of money, shall be signed by such officer or officers or agent or agents as shall be authorized from time to time by the Board or such officer or officers who may be delegated such authority. Proxies to vote and consents with respect to securities of other corporations owned by or standing in the name of the Corporation may be executed and delivered from time to time on behalf of the Corporation by the Chairman of the Board, the Chief Executive Officer, or by such officers as the Chairman of the Board, the Chief Executive Officer or the Board may from time to time determine.

ARTICLE VIII

FISCAL YEAR

        The fiscal year of the Corporation shall begin on the first day of January in each year and end on the thirty-first day of December following.

ARTICLE IX

GENERAL PROVISIONS

        Section 1.    Whenever notice is required to be given by law or under any provision of the certificate of incorporation of the Corporation or these Bylaws, notice of any meeting need not be given to any person who shall attend such meeting (except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened), or who shall waive notice thereof, before or after such meeting, in writing (including by electronic transmission).

        Section 2.    Section headings in these Bylaws are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.

        Section 3.    In the event that any provision of these Bylaws is or becomes inconsistent with any provision of the certificate of incorporation of the Corporation or the DGCL, the provision of these Bylaws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect.

 ARTICLE X

AMENDMENTS

        These Bylaws may be made, amended, altered, changed, added to or repealed as set forth in the certificate of incorporation of the Corporation.

CERTIFICATE OF ADOPTION OF
AMENDED AND RESTATED BYLAWS

        The undersigned hereby certifies that he is the duly elected, qualified, and acting Secretary of New PennyMac Financial Services, Inc., a Delaware corporation, and that the foregoing Amended and Restated Bylaws were adopted by the Board of Directors of the Corporation on [                                    ], 2018.

        IN WITNESS WHEREOF, the undersigned has executed this Certificate as of [                        ], 2018.

Derek W. Stark, Secretary